   As filed with the Securities and Exchange Commission on November 2, 1994

                                                   Registration Number: 33-56285

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                              --------------------


                              Amendment No. 1 to

                                    Form S-4
                          Registration Statement Under
                           The Securities Act of 1933

                              --------------------

                            Hancock Holding Company
             (Exact name of Registrant as specified in its charter)

           MISSISSIPPI                          6022                                64-0693170
(State or other jurisdiction of     (Primary Standard Industrial     (I.R.S. Employer Identification Number)
incorporation or organization)       Classification Code Number)

                      ONE HANCOCK PLAZA, 2510 14TH STREET
                          GULFPORT, MISSISSIPPI  39501
                                 (601) 868-4000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              CHARLES A. WEBB, JR.
                      ONE HANCOCK PLAZA, 2510 14TH STREET
                          GULFPORT, MISSISSIPPI  39501
                                 (601) 868-4000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   Copies to:

           CARL J. CHANEY, ESQ.                   ALAN JACOBS, ESQ.
        HEIDELBERG & WOODLIFF, P.A.           MCGLINCHEY STAFFORD LANG
          POST OFFICE BOX 23040            2777 STEMMONS FREEWAY, SUITE 925
        125 SOUTH CONGRESS STREET               DALLAS, TEXAS 75207
        JACKSON, MISSISSIPPI 39225                (214) 634-3939
              (601) 948-3800

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED OFFERING: As soon as practicable after the effective date of this Registration Statement.

        If securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ( )

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================
Title of each class       Amount            Proposed maximum       Proposed maximum         Amount of
 of securities to          to be           offering price per     aggregate offering       registration
   be registered        registered                unit                  price **               fee
- -------------------------------------------------------------------------------------------------------
Common Stock,
$3.33 par value. . .  774,251 shares                *                 $6,841,473.00         $2,359.15
=======================================================================================================

*Not applicable.
**Estimated solely for purposes of determining the amount of the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933.

                             --------------------

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================
           Index to Exhibits appears on sequential page number _____.

                            HANCOCK HOLDING COMPANY

  Cross-Reference Sheet Showing the Location in the Prospectus/Proxy Statement
           of Information Required by Part I of Form S-4 Pursuant to
                         Item 501(b) of Regulation S-K

         Item                                               Prospectus/Proxy Statement Heading or Location
         ----                                               ----------------------------------------------
1.       Forepart of Registration Statement and             Forepart of Registration Statement; Outside Front
         Outside Front Cover Page of Prospectus             Cover Page of Prospectus

2.       Inside Front and Outside Back Cover Pages of       Inside Front Cover Page of Prospectus; Available
         Prospectus                                         Information; Table of Contents

3.       Risk Factors, Ratio of Earnings to Fixed           Summary
         Charges and Other Information

4.       Terms of the Transaction                           Summary; General Information; Information Concerning the Merger;
                                                            Comparative Rights of Shareholders

5.       Pro Forma Financial Information                    Unaudited Pro Forma Combined Financial Statements

6.       Material Contacts with the Company Being           Summary; Information Concerning the Merger
         Acquired

7.       Additional Information Required for Reoffering     Not Applicable
         by Persons and Parties Deemed to be
         Underwriters

8.       Interest of Named Experts and Counsel              Not Applicable

9.       Disclosure of Commission Position on               Not Applicable
         Indemnification for Securities Act Liabilities

10.      Information with Respect to S-3 Registrants        Not Applicable

11.      Incorporation of Certain Information by            Not Applicable
         Reference

12.      Information with Respect to S-2 or S-3             Documents Incorporated by Reference; Summary;
         Registrants                                        Certain Information Concerning HHC

13.      Incorporation of Certain Information by            Documents Incorporated by Reference
         Reference

14.      Information with Respect to Registrants Other      Not Applicable
         than S-2 or S-3 Registrants

15.      Information with Respect to S-3 Companies          Not Applicable

16.      Information with Respect to S-2 or S-3             Not Applicable
         Companies

17.      Information with Respect to Companies Other        Summary; Selected Financial Data of the Company
         than S-2 or S-3 Companies                          and HHC; Stock Prices and Dividends of the Company; Certain Information
                                                            Concerning the Company; Index to Financial Statements

18.      Information if Proxies, Consents, or               Notice of Special Meeting of Shareholders; Summary;
         Authorizations are to be Solicited                 Purpose of the Special Meeting; Solicitation, Voting and Revocation of
                                                            Proxies; Shares Entitled to Vote; Quorum; Vote Required; Information
                                                            Concerning the Merger; Certain Information Concerning the Company;
                                                            Documents Incorporated by Reference

19.      Information if Proxies, Consents, or               Not Applicable
         Authorizations are not to be Solicited or
         in an Exchange Offer

                            (THE COMPANY LETTERHEAD)


                               December 6, 1994



To Our Shareholders:


         You are cordially invited to attend a Special Meeting of Shareholders of First Denham Bancshares, Inc., a Louisiana corporation (the "Company"), to be held at the First National Bank of Denham Springs, Annex Building, 523 Florida Avenue, Denham Springs, Louisiana, on January 11, 1995, at 5:00 p.m., Central time.


         At this meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization, and a related Merger Agreement (collectively, the "Merger Agreement"), pursuant to which (a) the Company will be merged with and into Hancock Holding Company, a Mississippi corporation ("HHC") (the "Merger"); (b) each outstanding share of the Company's common stock will be converted into the right to receive 17.13667 shares of HHC common stock and $88.761758 in cash; and (c) each outstanding share of preferred stock, $22.24 par value, of the Company will be converted into the right to receive $22.24, plus all accrued and unpaid dividends, all in accordance with the Merger Agreement. Unless you dissent from the Merger, your Company common stock will be converted into HHC common stock on a tax-free basis, except to the extent you receive cash.


         Details of the proposed transaction are set forth in the accompanying Prospectus/Proxy Statement, which you should read carefully. Only those shareholders of record at the close of business on December 2, 1994, will be entitled to notice of and to vote at the Special Meeting.


         Your Board of Directors unanimously recommends your approval of the Merger Agreement and related Merger. Among the factors considered by your Board in recommending the Merger were the financial terms of the Merger Agreement, the liquidity it will afford the Company's shareholders, and the likelihood and potential adverse impact of increased competition for the Company in its market area if the Company remains independent. For these reasons, your Board of Directors believes that the proposed Merger Agreement and related Merger is in the best interests of the Company and its shareholders, and urges that you vote "FOR" the proposed Merger by signing, dating and returning the enclosed form of proxy promptly, whether or not you plan to attend the Special Meeting. The prompt return of your signed proxy, regardless of the number of shares you hold, will assist the Company in reducing the expense of additional proxy solicitation. Your proxy may be revoked at any time prior to the vote at the Special Meeting by notice to the Secretary of the Company or by execution and delivery of a subsequently dated proxy. If you attend the Special Meeting you may, if you wish, revoke your proxy and vote in person on all matters brought before the Special Meeting.

                                        Very truly yours,



                                        Robert E. Easterly
                                        President

                         FIRST DENHAM BANCSHARES, INC.
                               523 Florida Avenue
                                 P.O. Box 1559
                     Denham Springs, Louisiana  77027-1559
                                 (504) 664-6153

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


         Notice is hereby given that a Special Meeting of Shareholders of First Denham Bancshares, Inc., a Louisiana corporation (the "Company"), will be held at the First National Bank of Denham Springs, Annex Building, 523 Florida Avenue, Denham Springs, Louisiana, on January 11, 1995, at 5:00 p.m., Central time:


         1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization, and a related Merger Agreement (collectively, the "Merger Agreement"), pursuant to which (a) the Company will be merged (the "Merger") with and into Hancock Holding Company, a Mississippi corporation ("HHC"); (b) each outstanding share of the Company's common stock will be converted into the right to receive 17.13667 shares of HHC common stock and $88.761758 in cash; and (c) each outstanding share of the Company's preferred stock will be converted into the right to receive $22.24 in cash, plus all accrued and unpaid dividends, all in accordance with the Merger Agreement; and

         2. To transact such other business as may properly come before the meeting and any adjournment thereof.


         Only those shareholders of record at the close of business on December 2, 1994 will be entitled to notice of and to vote at the special meeting.


         DISSENTING SHAREHOLDERS WHO COMPLY WITH THE PROCEDURAL REQUIREMENTS OF THE BUSINESS CORPORATION LAW OF LOUISIANA WILL BE ENTITLED TO RECEIVE PAYMENT OF THE FAIR CASH VALUE OF THEIR SHARES OF COMMON STOCK IF THE MERGER IS EFFECTED UPON APPROVAL BY LESS THAN 80 PERCENT OF THE TOTAL VOTING POWER OF THE COMPANY.

                                        BY ORDER OF THE BOARD OF DIRECTORS,



                                        Ruben R. Spillman, Sr.
                                        Secretary

Denham Springs, Louisiana

December 2, 1994


YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTE AT THE SPECIAL MEETING BY NOTICE TO THE SECRETARY OF THE COMPANY OR BY EXECUTION AND DELIVERY OF A SUBSEQUENTLY DATED PROXY. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                PROXY STATEMENT OF FIRST DENHAM BANCSHARES, INC.

                        Special Meeting of Shareholders

                        to be held on January 11, 1995

                   ________________________________________

                     PROSPECTUS OF HANCOCK HOLDING COMPANY


                        774,251 Shares of Common Stock

                               ($3.33 Par Value)


         Hancock Holding Company, a Mississippi corporation ("HHC"), has filed a Registration Statement on Form S-4 to register 774,251 shares of HHC's common stock, $3.33 par value ("HHC Common Stock"), under the Securities Act of 1933 ("Securities Act") to be issued in connection with a proposed merger of First Denham Bancshares, Inc., a Louisiana corporation (the "Company" or "FDB"), with and into HHC (the "Merger").


         This document constitutes a Proxy Statement of the Company in connection with the transactions described herein and a Prospectus of HHC with respect to the shares of HHC Common Stock to be issued if the Merger is consummated.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HHC OR THE COMPANY. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE NOR SHALL THERE BE ANY SALE OF THE SECURITIES OFFERED BY THIS PROSPECTUS/PROXY STATEMENT IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION, OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY OFFER OR SALE MADE HEREUNDER NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROSPECTUS/PROXY STATEMENT RELATES SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HHC OR THE COMPANY SINCE THE DATE HEREOF.
                   ________________________________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                   ________________________________________

         THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.


         The date of this Prospectus/Proxy Statement is December 2, 1994.

                             AVAILABLE INFORMATION

         HHC is subject to the reporting requirements of the Securities and Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. Copies of such reports, proxy statements and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

         This Prospectus/Proxy Statement constitutes part of the Registration Statement on Form S-4 of HHC (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act relating to the shares of HHC common stock offered hereby. This Prospectus/Proxy Statement does not include all of the information and undertakings in the Registration Statement and exhibits thereto. For further information about HHC and the shares of common stock offered hereby, reference is made to the Registration Statement and exhibits thereto. Statements contained in this Prospectus/Proxy Statement as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to a copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above.


         THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST, WITHOUT CHARGE FROM CHARLES A. WEBB, JR., CORPORATE SECRETARY, HANCOCK HOLDING COMPANY, ONE HANCOCK PLAZA, GULFPORT, MISSISSIPPI 39501 (601) 868-4000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JANUARY 4, 1995. SEE "DOCUMENTS INCORPORATED BY REFERENCE."


                      DOCUMENTS INCORPORATED BY REFERENCE

         The following documents previously filed with the SEC by HHC pursuant to the Exchange Act are hereby incorporated by reference:

         1. HHC's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.

         2. The Proxy Statement of HHC for its Annual Meeting of Shareholders held on February 24, 1994.

         3. HHC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

         4. HHC's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994.

         5. HHC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994.

         6. All other reports filed by HHC pursuant to Section 13(a) or 15(d) of the Exchange Act, since December 31, 1993.

         All documents filed by HHC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus/Proxy Statement and prior to final adjournment of the Special Meeting, shall be deemed to be incorporated by reference into this Prospectus/Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus/Proxy Statement, except as so modified or superseded. The audited financial statements of HHC incorporated herein by reference should only be read in conjunction with the discussion of consummated and pending acquisitions set forth under the caption "CERTAIN INFORMATION CONCERNING HHC."

         The consolidated financial statements HHC for the years ended December 31, 1993, 1992 and 1991 incorporated herein by reference from HHC's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 have not been restated to reflect the acquisition of First State Bank and Trust Company of East Baton Rouge Parish, Baker, Louisiana ("First State Bank") in April 1994 because First State Bank was not deemed to be a significant subsidiary.

                               TABLE OF CONTENTS

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         THE COMPANIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         BANK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         THE SPECIAL MEETING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         PURPOSE OF THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         VOTE REQUIRED  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         RECOMMENDATION OF BOARD OF DIRECTORS . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         BASIS FOR THE TERMS OF THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         OPINION OF NATIONAL CAPITAL CORPORATION  . . . . . . . . . . . . . . . . . . . . . . . . .   3
         CONVERSION OF FDB STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         EXCHANGE OF CERTIFICATES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         REGULATORY APPROVALS AND OTHER CONDITIONS TO THE MERGER  . . . . . . . . . . . . . . . . .   4
         WAIVER, AMENDMENT AND TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         INTERESTS OF CERTAIN PERSONS IN THE MERGER . . . . . . . . . . . . . . . . . . . . . . . .   5
         EMPLOYEE BENEFITS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         MATERIAL FEDERAL INCOME TAX CONSEQUENCES . . . . . . . . . . . . . . . . . . . . . . . . .   6
         DISSENTERS' RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         SELECTED CONSOLIDATED FINANCIAL INFORMATION FOR THE COMPANY AND HHC  . . . . . . . . . . .   6
         COMPARATIVE PER SHARE DATA (UNAUDITED) . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         RECENT STOCK PRICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . .   7
         RESALES OF HHC COMMON STOCK BY AFFILIATES  . . . . . . . . . . . . . . . . . . . . . . . .   8
         ACCOUNTING TREATMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

GENERAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         PURPOSE OF THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         SOLICITATION, VOTING AND REVOCATION OF PROXIES . . . . . . . . . . . . . . . . . . . . . .   8
         SHARES ENTITLED TO VOTE, QUORUM, AND VOTE REQUIRED . . . . . . . . . . . . . . . . . . . .   9

INFORMATION CONCERNING THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         BACKGROUND OF AND REASONS FOR MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         OPINION OF NATIONAL CAPITAL CORPORATION  . . . . . . . . . . . . . . . . . . . . . . . . .  11
         CONVERSION OF FDB STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         EFFECTIVE DATE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         EXCHANGE OF CERTIFICATES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         REGULATORY APPROVALS AND OTHER CONDITIONS TO THE MERGER  . . . . . . . . . . . . . . . . .  16
         CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE DATE  . . . . . . . . . . . . . . . . . . . . .  18
         WAIVER, AMENDMENT AND TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         INTERESTS OF CERTAIN PERSONS IN THE MERGER . . . . . . . . . . . . . . . . . . . . . . . .  19
         EMPLOYEE BENEFITS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         STATUS UNDER FEDERAL SECURITIES LAWS; CERTAIN RESTRICTIONS ON RESALES OF SECURITIES  . . .  20
         ACCOUNTING TREATMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER  . . . . . . . . . . . . . . . . . . . . . .  21

DISSENTERS' RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . .  24

CERTAIN INFORMATION CONCERNING THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

         PRINCIPAL BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         COMPETITION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SEASONALITY OF BUSINESS AND CUSTOMERS  . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         EMPLOYEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         PROPERTY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         LEGAL PROCEEDINGS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         STOCK PRICES AND DIVIDENDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT  . . . . . . . . . . . . . . .  31

FIRST DENHAM BANCSHARES, INC. MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS   . . . . . . . . . . . . . . . . .  33
         FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1994 AND 1993 . . . . . . . . . . . . . . .  33
         FOR THE YEAR ENDED DECEMBER 31, 1993 . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

CERTAIN STATISTICAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

MANAGEMENT OF THE COMPANY AND BANK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         BOARD OF DIRECTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         EXECUTIVE OFFICERS OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         EXECUTIVE OFFICERS OF BANK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         EXECUTIVE COMPENSATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         COMPENSATION PURSUANT TO PLANS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         TRANSACTIONS WITH MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

CERTAIN INFORMATION CONCERNING HHC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         MERGER AND ACQUISITION HISTORY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         TRANSFER AGENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         CHANGES IN CONTROL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         ADDITIONAL INFORMATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

COMPARATIVE RIGHTS OF SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         DIRECTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         AMENDMENT OF ARTICLES OF INCORPORATION . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         AMENDMENT OF BYLAWS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         CUMULATIVE VOTING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         PREEMPTIVE RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         REPORTS TO SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1

APPENDIX A -- AGREEMENT AND PLAN OF REORGANIZATION  . . . . . . . . . . . . . . . . . . . . . . . . A-1

APPENDIX B -- NATIONAL CAPITAL CORPORATION FAIRNESS OPINION   . . . . . . . . . . . . . . . . . . . B-1

APPENDIX C -- EXCERPTS FROM Section 131 OF THE LOUISIANA BUSINESS CORPORATION LAW . . . . . . . . . C-1

                                    SUMMARY

         The following is a brief summary of certain information contained elsewhere in this Prospectus/Proxy Statement. The summary is necessarily incomplete and is qualified in its entirety by reference to detailed information contained elsewhere herein, the appendices hereto and the documents incorporated herein by reference. Shareholders are urged to read carefully all such material.

THE COMPANIES

         Hancock Holding Company. HHC is a bank holding company chartered, organized and existing under and pursuant to the laws of the State of Mississippi with its principal executive office located at One Hancock Plaza, Gulfport, Mississippi 39501. The telephone number of HHC's principal executive office is (601) 868-4000. HHC owns all of the issued and outstanding common stock of Hancock Bank of Louisiana ("Hancock Bank"), a state bank chartered, organized and existing under and pursuant to the laws of the State of Louisiana and maintaining its principal place of business in Baton Rouge, Louisiana. HHC also owns all of the issued and outstanding common stock of Hancock Bank ("Hancock Bank MS"), a state bank chartered, organized and existing under and pursuant to the laws of the State of Mississippi and maintaining its principal place of business in Gulfport, Mississippi. HHC was organized on April 6, 1984, for the purpose of becoming a bank holding company under the Bank Holding Company Act of 1956, as amended, (the "BHC Act") and acquiring all the stock of Hancock Bank MS. At September 30, 1994, HHC had total consolidated assets of approximately $2.0 billion and shareholders equity of approximately $166.3 million. Of HHC's $2.0 billion in assets as of September 30, 1994, approximately $0.6 billion were in Louisiana and approximately $1.4 billion were in Mississippi.

         First Denham Bancshares, Inc. FDB is a Louisiana corporation organized on October 8, 1979 for the purpose of becoming a bank holding company under the BHC Act and acquiring all of the stock of First National Bank of Denham Springs ("Bank"). At September 30, 1994, the Company had total consolidated assets of approximately $109.3 million and shareholders' equity of approximately $10.9 million. The Company's principal executive office is located at 523 Florida Avenue, Denham Springs, Louisiana, and its telephone number is (504) 665-6153. See "CERTAIN INFORMATION CONCERNING THE COMPANY."

BANK

         Bank, a nationally chartered bank organized on May 18, 1964, is a wholly-owned subsidiary of FDB. Bank provides traditional consumer and commercial deposit and loan services to the individuals, families and businesses in Livingston Parish, Louisiana. Bank's services are delivered through a network of seven full service locations, including a main office in Denham Springs and six branches. In addition to traditional bank services, Bank offers mortgage loans, VISA/Mastercard and trust services. At September 30, 1994, Bank had total assets of approximately $109.2 million and total deposits of approximately $98.7 million. Bank's principal executive office is located at 523 Florida Avenue, Denham Springs, Louisiana and its telephone number is (504) 665-6153. See "CERTAIN INFORMATION CONCERNING THE COMPANY."

THE SPECIAL MEETING


         A special meeting of shareholders of the Company will be held at the offices of the First National Bank of Denham Springs Annex Building, 523 Florida Avenue, Denham Springs, Louisiana, on January 11, 1995, at 5:00 p.m., Central time (the "Special Meeting"). Only holders of record of the common stock, $10.00 par value, of the Company ("FDB Common Stock") on December 2, 1994 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 45,181 shares of FDB Common Stock outstanding.

PURPOSE OF THE SPECIAL MEETING

         The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization, and a related Merger Agreement (collectively, the "Merger Agreement"), pursuant to which (a) the Company will be merged with and into HHC; (b) each outstanding share of FDB Common Stock will be converted into the right to receive 17.13667 shares of HHC common stock, $3.33 par value ("HHC Common Stock") and $88.761758 in cash; and (c) each outstanding share of the preferred stock, $22.24 par value, of the Company ("FDB Preferred Stock") will be converted into the right to receive $22.24 in cash, plus all accrued and unpaid dividends, all in accordance with the Merger Agreement. See "GENERAL INFORMATION -- Purpose of the Special Meeting."

VOTE REQUIRED

         Approval of the Merger Agreement will require the affirmative vote of the holders of at least two-thirds of the total voting power of the Company present, in person or by proxy, at the Special Meeting, with each shareholder of FDB Common Stock entitled to one vote for each share owned by him. As of the Record Date, directors and executive officers of the Company and their affiliates were the beneficial owners of approximately 46.45 percent of the outstanding FDB Common Stock entitled to vote at the Special Meeting. As a condition to consummation of the Merger, each director and certain shareholders of the Company have executed agreements ("Joinder Agreements") with HHC, which, among other things, obligates each such director or shareholder to vote his shares of FDB Common Stock in favor of the approval and adoption of the Merger Agreement. As of the Record Date, the 12 persons who have executed Joinder Agreements beneficially owned an aggregate of 69.62 percent of the outstanding FDB Common Stock. Under Mississippi law, shareholders of HHC are not required to approve the Merger Agreement. See "GENERAL INFORMATION -- Shares Entitled to Vote, Quorum, and Vote Required."

RECOMMENDATION OF BOARD OF DIRECTORS

         The Board of Directors of the Company believes that the Merger Agreement and related Merger are in the best interests of the shareholders and recommends that the shareholders vote "FOR" the approval and adoption of the Merger Agreement and related Merger. The Board of Directors has received from National Capital Corporation ("NCC") an opinion that the consideration to be received by the shareholders of the Company pursuant to the Merger, when taken as a whole, is fair to the Company and its shareholders from a financial point of view. See "INFORMATION CONCERNING THE MERGER -- Opinion of National Capital Corporation." The Company's Board of Directors believes that the terms of the Merger Agreement will provide significant value to all shareholders of the Company and will enable them to participate in opportunities for growth that the Merger makes possible. In recommending the Merger Agreement to the shareholders, the Company's Board of Directors considered, among other factors, the financial terms of the Merger Agreement, the liquidity it will afford the Company's shareholders, and the likelihood and potential adverse impact of increased competition for the Company in its market area if the Company remains independent. See "INFORMATION CONCERNING THE MERGER -- Background of and Reasons for the Merger."

BASIS FOR THE TERMS OF THE MERGER

         A number of factors, in addition to those stated above, were considered by the Board of Directors of the Company in approving the terms of the Merger Agreement, including, without limitation, information concerning the business, financial condition, results of operations and prospects of the Company, HHC, and Bank; the ability of the combined entity to compete in the relevant banking markets; the proposed treatment of the FDB Common Stock and FDB Preferred Stock in the Merger; the market price of HHC Common Stock; the absence of an active trading market for the Company's shares; the federal tax consequences of the Merger Agreement to the Company's shareholders; the financial terms of other business combinations in the banking industry; and certain non-monetary factors. See "INFORMATION CONCERNING THE MERGER -- Background of and Reasons for the Merger."

OPINION OF NATIONAL CAPITAL CORPORATION

         NCC, the Company's financial advisor, has rendered its opinion that the consideration to be received by the shareholders of the Company pursuant to the Merger Agreement, when taken as a whole, is fair to the Company and its shareholders from a financial point of view. The opinion of NCC is attached hereto as Appendix B, and should be read in its entirety with respect to the assumptions made therein and other matters considered. See "INFORMATION CONCERNING THE MERGER -- Opinion of National Capital Corporation" for further information regarding, among other things, the selection of NCC and its compensation arrangement in connection with the Merger Agreement.

CONVERSION OF FDB STOCK

         On the Effective Date, as defined in "SUMMARY - Regulatory Approvals and Other Conditions to the Merger," each share of HHC Common Stock issued and outstanding immediately prior to the Effective Date will remain outstanding and will continue to represent one share of HHC Common Stock, $3.33 par value.
Each share of FDB Common Stock, issued and outstanding immediately prior to the Effective Date will be converted into the right to receive 17.13667 shares of HHC Common Stock and $88.761758 in cash (collectively, the "Exchange Ratio"). Also on the Effective Date, each share of FDB Preferred Stock, issued and outstanding immediately prior to the Effective Date (and not redeemed pursuant to Section 5.1(e) of the Merger Agreement), will be converted into the right to receive $22.24 in cash, plus all accrued and unpaid dividends thereon (the "Preferred Exchange Ratio").

         As a result of the Merger, all shares of FDB Common Stock and all shares of FDB Preferred Stock will be cancelled and each holder of a certificate (a "Certificate") representing any share(s) of FDB Common Stock or any share(s) of FDB Preferred Stock will thereafter cease to have any rights with respect to such shares, except the right to receive, without interest, the HHC Common Stock and/or the cash as described above, and cash for fractional shares of HHC Common Stock upon the surrender of such Certificate. No fractional shares of HHC Common Stock will be issued in connection with the Merger. In lieu of the issuance of any fractional share of HHC Common Stock, cash will be paid to holders in respect of any fractional share of HHC Common Stock that would otherwise be issuable, in an amount equal to the product of such fractional interest and $28.52.

         Each share of FDB Common Stock and FDB Preferred Stock issued and held in the Company's treasury at the Effective Date will, by virtue of the Merger, cease to be outstanding and will be cancelled without payment of any consideration therefor.

EXCHANGE OF CERTIFICATES

         HHC will deposit with Hancock Bank MS Trust Department, as exchange agent (the "Exchange Agent"), certificates representing the shares of HHC Common Stock and cash to be issued and paid, respectively, pursuant to the Merger Agreement in exchange for outstanding shares of FDB Common Stock and FDB Preferred Stock. HHC will cause the Exchange Agent to mail to each holder of FDB Common Stock and Preferred Stock a letter of transmittal which will specify terms of the delivery of the stock certificates to the Exchange Agent along with instructions for effecting the surrender of the certificates in exchange for certificates representing shares of HHC Common Stock and/or cash, and cash in lieu of fractional shares.

         No dividends on HHC Common Stock will be paid with respect to any shares of FDB Common Stock represented by a Certificate until such Certificate is surrendered for exchange.

         On or after the Effective Date, there will be no transfers on the stock transfer books of the Company of the shares of FDB Common Stock or FDB Preferred Stock which were outstanding immediately prior to the Effective Date.

REGULATORY APPROVALS AND OTHER CONDITIONS TO THE MERGER

         The Merger is subject to approval by the Board of Governors of the Federal Reserve System ("FRB"). There can be no assurance whether such approval will be given, or will be given without unacceptable conditions and, if given, the timing of such approval. In addition to approval by the FRB and the Company's shareholders, consummation of the Merger is subject to a number of other conditions, including, among others, (i) the Registration Statement must have been filed with and declared effective by the SEC and shall not be the subject of any stop order or proceedings seeking a stop order; (ii) no action or proceeding must have been threatened or instituted before a court or other governmental body to restrain or prohibit the transactions contemplated by the Merger Agreement or to obtain damages or other relief in connection with the execution of the Merger Agreement or the consummation of the transactions contemplated thereby; and (iii) no governmental agency must have given notice to any party to the Merger Agreement to the effect that consummation of the transactions contemplated thereby would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Merger. See "INFORMATION CONCERNING THE MERGER -- Regulatory Approvals and Other Conditions to the Merger."

         The Merger will become effective on the date the Secretary of State of the State of Louisiana issues a certificate of merger relating to the Merger (the "Effective Date").

WAIVER, AMENDMENT AND TERMINATION

         The Company and HHC may waive their respective rights, power or privileges under the Merger Agreement, subject to certain conditions specified in the Merger Agreement. The Merger Agreement cannot be amended or modified except pursuant to a written agreement subscribed by duly authorized representatives of the Company and HHC. The Merger Agreement cannot be assigned without the express written consent of both HHC and the Company.

         The Merger Agreement may be terminated or renegotiated in good faith either before or after approval by the Company's shareholders (i) at any time on or prior to the Effective Date, by the mutual consent in writing of HHC and the Company; (ii) by HHC or by the Company if the Merger has not become effective on or before March 31, 1995, unless the absence of such occurrence is due to the failure of the party seeking to terminate the Merger Agreement to perform each of its obligations required thereby to be performed on or prior to the Effective Date; (iii) by HHC or the Company in the event of a breach by the other party (a) of any covenant or agreement contained in the Merger Agreement or (b) of any representation or warranty in the Merger Agreement under certain specified circumstances; (iv) by HHC or the Company at any time after the FRB or SEC has denied any application for any approval or clearance required to be obtained as a condition to the consummation of the Merger and the time period for all appeals or requests for reconsideration has run; (v) by the Company or HHC if the Merger Agreement and the Merger are not approved by the required vote of the Company's shareholders; and (vi) by the Company if both (a) the quotient of the average closing price of HHC Common Stock for the five trading days immediately preceding the Closing Date, as defined in "INFORMATION CONCERNING THE MERGER - Effective Date," divided by the closing price of such stock on the day immediately preceding the date of the Merger Agreement, as reported in The Wall Street Journal, (the "Acquiror Quotient") is less than 0.8 and (b) the quotient of the average closing value of the Standard & Poors Regional Bank Index for the five trading days preceding the Closing Date divided by the value of the Standard & Poors Regional Bank Index for the day immediately preceding the date of the Merger Agreement (the "S&P Quotient") exceeds the Acquiror Quotient by more than 0.10.

         Except under certain circumstances specified in the Merger Agreement, upon termination, there will be no liability on the part of either party or their respective directors, officers, employees, agents or shareholders.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the Merger, holders of FDB Common Stock should be aware that the Company's directors and officers have an interest in the Merger, as described below.

         HHC has agreed that, following the Effective Date and subject to certain conditions, it will indemnify each person who has served as a director or officer (including the Estate of R. Dawes Easterly) of the Company or Bank against all losses, claims, damages, liabilities and judgments (and related expenses, including, but not limited to, attorney's fees and amounts paid in investigating, defending, or settling any action) based upon or arising from such person's service in such capacity, to the same extent as he would have been indemnified under the Articles of Incorporation and Bylaws of HHC in effect on August 20, 1994. The aggregate amount of indemnification to which such persons are entitled pursuant to the Merger Agreement is $4 million. See "INFORMATION CONCERNING THE MERGER -- Interests of Certain Persons in the Merger."

         The Merger Agreement also provides for indemnification of the Company's consolidated group's officers, directors and controlling persons from and against liability arising under the Securities Act or otherwise if such liability arises out of or is based on an untrue statement or omission of a material fact required to be stated in the Registration Statement, of which this Prospectus/Proxy Statement forms a part, or in any state securities application, or necessary to make the statements made in any of the foregoing documents not misleading. This indemnification does not apply to statements made in reliance on information furnished to HHC by the Company, Bank, or any officer, director, or controlling person of the Company or Bank, for use in the Registration Statement, of which this Prospectus/Proxy Statement forms a part, or in any such state application. See "INFORMATION CONCERNING THE MERGER -- Interests of Certain Persons in the Merger."

         The Merger Agreement also provides that the Board of Directors of HHC shall cause a designee or designees of the Company to be appointed to the Board of Directors of both Hancock Bank and Hancock Bank MS upon the Effective Date. The Board of Directors of HHC shall nominate such designee or designees of the Company for election and/or reelection to the Board of Directors of the respective bank for not less than each of the next five years succeeding the Effective Date. The Board of Directors of the Company has designated Robert E. Easterly to be the Company's designee to the Board of Directors of Hancock Bank MS and Bruce R. Easterly to be the Company's designee to the Board of Directors of Hancock Bank. See "INFORMATION CONCERNING THE MERGER -- Interests of Certain Persons in the Merger."

EMPLOYEE BENEFITS

         From and after the Effective Date of the Merger, HHC may cause the Bank to offer to all persons who are employees of the Bank immediately prior to the Effective Date and who become or remain employees of the Bank immediately following the Effective Date, similar employee benefits as are offered by HHC or Hancock Bank to employees of Hancock Bank, including benefits under Hancock Bank MS's Pension Plan, Profit Sharing/401(k) Plan, Cafeteria Plan, and vacation and salary continuation plans or policies. There will be no waiting period for coverage under Hancock Bank MS's Medical Benefit Plan, Dental Reimbursement Plan, Cafeteria Plan, Group Life Insurance Plan, Long Term Disability Plan and HHC Stock Purchase Plan and no employee who is an active employee of the Bank on the Effective Date will be denied benefits under such plans for a pre-existing condition. Full credit will be given for prior service by such employees with the Bank for eligibility and vesting purposes under all of Hancock Bank's benefit plans and policies, except that credit for prior service will not be given for eligibility, vesting or benefit accrual purposes under Hancock Bank MS's Pension Plan, Profit Sharing/401(k) Plan and Medical Benefit Plan. HHC has agreed that the Company and/or the Bank may amend its 401(k) Plan to provide that all participants in such plan who are employed on August 20, 1994 will be fully vested in their accounts under such plan as of the Effective Date.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         The Merger will qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"), and each shareholder of the Company who receives HHC Common Stock in the Merger will not recognize gain or loss, except with respect to the receipt of cash (i) as part or all of the consideration received by the shareholder for his FDB Common Stock or FDB Preferred Stock, (ii) in lieu of fractional shares of HHC Common Stock, or
(iii) pursuant to the exercise of dissenters' rights. See "MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

DISSENTERS' RIGHTS

         By complying with the specific procedures required by statute and described herein, unless the Merger Agreement is approved by the holders of at least 80 percent of the total voting power of the Company, dissenting shareholders of the Company may be entitled to be paid the fair value of their shares, if the Merger is consummated, in lieu of the consideration to be received in the Merger by the non-dissenting shareholders of the Company. See "DISSENTERS' RIGHTS."

SELECTED CONSOLIDATED FINANCIAL INFORMATION FOR THE COMPANY AND HHC

     The following selected consolidated financial information of the Company and HHC should be read in conjunction with the consolidated financial statements of the Company and HHC and the notes thereto, included elsewhere, or incorporated by reference herein. The selected consolidated financial information for HHC for all periods indicated has been restated to give effect to the merger of First State Bank in April 1994 under the pooling-of-interests method of accounting.

     The following selected unaudited pro forma financial information is presented assuming the proposed merger of Washington Bancorp, Inc., Franklinton, Louisiana ("Washington") will be accounted for as a pooling-of-interests and the Merger of the Company will be accounted for as a purchase transaction. The unaudited pro forma financial information assumes the mergers of Washington and the Company were consumated on January 1, 1989 and January 1, 1993, respectively, and, subject to the purchase adjustments for the Company, reflects the combination of the historical consolidated financial statements of the respective companies commencing as of each such date. If the merger of Washington is not consumated, the unaudited pro forma financial information set forth below will not change materially. The unaudited pro forma information does not purport to represent what HHC's, Washington's and the Company's combined results of of operations actually would have been if the respective mergers had occurred as of the dates indicated or will be for any future period. The selected unaudited pro forma financial information should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and notes thereto, included elsewhere herein.

(Amounts in thousands)
                                                NINE MONTHS ENDED
                                                 SEPTEMBER 30,                           YEARS ENDED DECEMBER 31,
                                            -------------------------  -----------------------------------------------------------
                                                1994         1993         1993        1992        1991        1990        1989
                                            ------------- -----------  ----------- ----------- ----------- ----------- -----------
                                                    (Unaudited)
FIRST DENHAM BANCSHARES, INC. (HISTORICAL)
  Income Statement Data:
    Net interest income                           $5,638      $5,166       $7,016      $6,262      $4,916      $4,076      $3,982
    Provision for loan losses                        156         197          302         520         685         673         916
    Net income (loss)                              1,990       1,907        2,445       1,721         735         452        (815)
  Balance Sheet Data:
    Total assets (period end)                   $109,304    $100,328     $103,596     $97,666     $87,550     $81,798     $77,567
    Stockholder's equity (period end)             10,945       9,909        9,441       8,334       6,732       6,007       5,065
  Selected Ratios:
    Return on Assets                                2.49%       2.57%        2.43%       1.86%       0.87%       0.57%      (1.05%)
    Return on Equity                               26.03       27.87        27.51       22.85       11.54        8.16      (14.66)
    Equity to Assets                               10.01        9.88         9.11        8.53        7.69        7.34        6.53

HANCOCK HOLDING COMPANY (HISTORICAL)
  Income Statement Data:
    Net interest income                          $60,094     $61,371      $81,140     $77,641     $58,862     $41,857     $32,866
    Provision for loan losses                      1,203       3,213        4,482       7,768       4,793       3,023       3,458
    Net income                                    16,149      18,203       23,367      20,238      12,911       8,309       7,194
  Balance Sheet Data:
    Total assets (period end)                 $1,974,186  $1,858,645   $1,903,153  $1,812,203  $1,628,708  $1,483,748  $1,057,483
    Stockholder's equity (period end)            166,254     153,097      155,375     138,814     123,803      90,039      85,320
  Selected Ratios:
    Return on Assets                                1.11%       1.36%        1.26%       1.18%       0.83%       0.65%       0.72%
    Return on Equity                               13.39       16.63        15.89       15.41       12.08        9.48        8.61
    Equity to Assets                                8.42        8.24         8.16        7.66        7.60        6.07        8.07







HANCOCK HOLDING COMPANY (PRO FORMA)
(Unaudited)
  Income Statement Data:
    Net interest income                          $68,632     $69,582      $92,135     $81,900     $62,772     $45,716     $36,789
    Provision for loan losses                      1,479       3,560        4,934       7,978       5,003       3,293       3,923
    Net income                                    18,573      20,611       26,648      21,410      13,883       9,203       7,757
  Balance Sheet Data:
    Total assets (period end)                 $2,175,483  $2,052,250   $2,097,290  $1,896,043  $1,716,472  $1,575,787  $1,145,407
    Stockholder's equity (period end)            196,528     182,700      184,723     148,831     132,730      97,993      92,381
  Selected Ratios:
    Return on Assets                                1.16%       1.39%        1.33%       1.19%       0.84%       0.64%       0.68%
    Return on Equity                               13.16       16.58        15.98       15.21       12.03        9.67        8.39
    Equity to Assets                                9.03        8.90         8.81        7.85        7.73        6.22        8.07

COMPARATIVE PER SHARE DATA (UNAUDITED)

     The following table sets forth certain net income, cash dividend and book value per share information for the Company and HHC on a historical, unaudited pro forma combined and unaudited pro forma equivalent basis. The unaudited pro forma information assumes the proposed merger of Washington will be accounted for as a pooling-of-interests, and consumated as of January 1, 1989 , and the Merger of the Company will be accounted for as a purchase transaction and consumated as of January 1, 1993. The unaudited pro forma equivalent information does not give effect to the $4 million in cash ($88.761758 per share) to be paid to holders of FDB Common Stock in connection with the Merger of the Company. The selected unaudited pro forma comparative per share information should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and the notes thereto, included elsewhere herein.

                                 HISTORICAL            PRO FORMA             FDB
                             --------------------    COMBINED WITH       PRO FORMA
                              HHC (1)    FDB (2)   WASHINGTON & FDB    EQUIVALENT (3)
                             ---------  ---------  ----------------    --------------
PER COMMON SHARE:

NET INCOME
    For the nine months
    ended September 30,
        1994                    $2.14     $43.62         $2.09           $35.82
        1993                    $2.41     $41.47         $2.31           $39.59

    For the year ended
    December 31, 1993           $3.09     $52.88         $3.01           $51.58

CASH DIVIDENDS
    For the nine months
    ended September 30,
        1994                    $0.69      $6.00         $0.69           $11.82
        1993                    $0.51      $7.50         $0.51            $8.74

    For the year ended
    December 31, 1993           $0.90     $27.50         $0.90           $15.42

BOOK VALUE
    September 30,
        1994                   $22.02    $232.75        $22.26          $381.46
        1993                   $20.28    $209.82        $20.69          $354.56

    December 31, 1993          $20.58    $198.01        $20.92          $358.50

NOTES TO COMPARATIVE PER SHARE DATA
(1) HHC historical per share information has been restated to reflect the First State Bank merger and assumes the First State Bank merger was consummated January 1, 1989 and was accounted for as a pooling-of-interests.
(2)  For FDB Common Stock only.
(3) Pro Forma equivalent amounts are calculated by multiplying the combined pro forma amount by 17.13667, the number of shares of HHC Common Stock that each holder of FDB Common Stock will receive for each share of his FDB Common Stock upon consummation of the Merger. It does not take into consideration the cash to be received by holders of FDB Common Stock.

RECENT STOCK PRICES

         There is no established public trading market for the FDB Common Stock or FDB Preferred Stock. FDB Common Stock and FDB Preferred Stock are not traded on any exchange and are not quoted on an automated system of a registered securities association. Since January 1, 1992, the Company paid cash dividends on FDB Common Stock in the amount of $35.50 per share and on FDB Preferred Stock in the amount of $6.00 per share. See "CERTAIN INFORMATION CONCERNING THE COMPANY -- Stock Prices and Dividends."

         HHC Common Stock is traded in the over-the-counter market and quoted on the NASDAQ National Market System under the symbol "HBHC." The following table sets forth the per share high and low sale prices of HHC Common Stock as reported on the NASDAQ National Market System for the periods indicated. These prices do not reflect retail mark-ups, mark-downs or commissions. The following table also gives the amount of cash dividends paid on HHC Common Stock for the periods indicated.


                                 HIGH BID                    LOW BID                      CASH
                                  OR LAST                    OR LAST                 DIVIDENDS
                               SALE PRICE                 SALE PRICE                      PAID
                               ----------                 ----------                      ----
1992

1st Quarter                        $22.75                     $19.75                    $0.15
2nd Quarter                        $25.00                     $20.50                    $0.15
3rd Quarter                        $27.75                     $24.75                    $0.15
4th Quarter                        $30.75                     $24.75                    $0.23


1993

1st Quarter                        $28.75                     $28.25                    $0.17
2nd Quarter                        $35.00                     $30.50                    $0.17
3rd Quarter                        $32.75                     $28.75                    $0.17
4th Quarter                        $34.50                     $32.00                    $0.39


1994

1st Quarter                        $33.00                     $28.50                    $0.23
2nd Quarter                        $29.75                     $26.25                    $0.23
3rd Quarter                        $30.00                     $28.00                    $0.23
4th Quarter (Through 11/28, 1994)  $30.00                     $28.50                    $0.23*



* Payable December 15, 1994.



         The parties entered into the Merger Agreement on Saturday, August 20, 1994, and announced the proposed merger on Monday, August 22, 1994. On Friday, August 19, 1994, the closing sales price of HHC Common Stock was $29.50. On November 25, 1994, the closing sales price of HHC Common Stock was $29.00. On September 30, 1994, HHC's 7,557,924 outstanding shares of common stock were owned by 2,841 shareholders of record.


         As a bank holding company, HHC depends on dividend payments from its subsidiary banks, Hancock Bank and Hancock Bank MS, in order to meet its obligations and to pay dividends. The payment of dividends from the banks to HHC is regulated and restricted by the bank's primary regulators. Information about restrictions on the ability of HHC to pay dividends is contained in Item 1 of HHC's 1993 Annual Report on Form 10-K under the caption "Federal Regulation," which information is incorporated herein by reference.

EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

         Certain differences exist in the rights of holders of HHC Common Stock and holders of FDB Common Stock. These differences relate primarily to the number, term and removal of directors; changes in control of HHC; indemnification of directors, officers and employees of HHC; and amendment of the Articles of Incorporation and Bylaws of HHC and the Company. See "CERTAIN INFORMATION CONCERNING HHC" and "COMPARATIVE RIGHTS OF SHAREHOLDERS."

RESALES OF HHC COMMON STOCK BY AFFILIATES

         The HHC Common Stock to be issued in connection with the Merger has been registered under the Securities Act and will be freely transferable, except that certain resale restrictions apply to the sale or transfer of HHC Common Stock issued pursuant to the Merger Agreement to directors, officers, and other affiliates of the Company. See "INFORMATION CONCERNING THE MERGER - Status Under Federal Securities Laws; Certain Restrictions on Resales of Securities."

ACCOUNTING TREATMENT

         The Merger will be accounted for as a "purchase" transaction under general accepted accounting principles. Accordingly, the earnings of the Company will be combined with the earnings of HHC only from and after the Effective Date of the Merger and any goodwill or other intangible assets recorded in the transaction will be amortized through charges to income in future periods. See "INFORMATION CONCERNING THE MERGER - Accounting Treatment."

                              GENERAL INFORMATION
INTRODUCTION


         This Prospectus/Proxy Statement is being furnished on or about December 6, 1994 to the shareholders of the Company in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Special Meeting to be held at the First National Bank of Denham Springs, Annex Building, 523 Florida Avenue, Denham Springs, Louisiana, on January 11, 1995, at 5:00 p.m., Central time, and at any adjournment thereof.
A Notice of Special Meeting of Shareholders is attached hereto and a proxy card relating to the Special Meeting accompanies this Prospectus/Proxy Statement.


PURPOSE OF THE SPECIAL MEETING

         The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement and related Merger, pursuant to which (a) the Company will be merged with and into HHC; (b) each outstanding share of FDB Common Stock will be converted into the right to receive 17.13667 shares of HHC Common Stock and $88.761758 in cash; and (c) each outstanding share of FDB Preferred Stock will be converted into the right to receive $22.24 in cash, plus all accrued and unpaid dividends, all in accordance with the Merger Agreement.

SOLICITATION, VOTING AND REVOCATION OF PROXIES

         When a proxy in the form accompanying this Prospectus/Proxy Statement is properly executed and returned, the shares voted thereby will be voted in accordance with the instructions marked thereon. ALL EXECUTED BUT UNMARKED PROXIES THAT ARE RETURNED WILL BE VOTED "FOR" THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND THE MERGER.

         No matters are expected to be considered at the Special Meeting other than the proposal to approve the Merger Agreement and related Merger, but if any other matters should properly come before the Special Meeting, it is intended that proxies in the form accompanying this Prospectus/Proxy Statement will be voted on all such matters in the discretion of the person(s) voting such proxies.

         Any proxy may be revoked at any time before it is voted. A shareholder may revoke a proxy (i) by submitting a subsequently dated proxy,
(ii) by giving written notice of such revocation to the Secretary of the Company, provided that such notice is received by the Secretary at the principal offices of the Company prior to the Special Meeting, or (iii) upon request, if such shareholder is present at the Special Meeting and advises the inspector of election that he is revoking his proxy. Mere attendance at the Special Meeting will not of itself revoke a previously submitted proxy. Revocation of a proxy will not affect a vote on any matter taken prior to receipt of notice of such revocation.


         The cost of soliciting proxies, including any and all professional fees paid to attorneys and accountants in connection with the preparation and filing with the SEC of this Prospectus/Proxy Statement and other proxy materials, and the cost of mailing these proxy materials, will be borne by the Company. The cost of printing these proxy materials will be borne by HHC. In addition to the use of the mails, proxies may be solicited personally, by telephone, telecopier, or telegram by directors, officers and employees of the Company or Bank. Such officers, directors, and employees will not receive any additional fees, compensation, or other remuneration for soliciting proxies in connection with the Special Meeting.


SHARES ENTITLED TO VOTE, QUORUM, AND VOTE REQUIRED


         The Board of Directors of the Company has fixed the close of business on December 2, 1994, as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 45,181 shares of FDB Common Stock outstanding. Each share of FDB Common Stock is entitled to one vote on all matters to come before the Special Meeting. Pursuant to Article 4(f) of the Company's Articles of Incorporation, the holders of FDB Preferred Stock are not entitled to vote on the Merger Agreement and the Merger.


         With respect to all matters to come before the Special Meeting, the presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of FDB Common Stock will constitute a quorum.

         Approval of the Merger Agreement and related Merger will require the affirmative vote of the holders of at least two-thirds of the total voting power of the Company present, in person or by proxy, at the Special Meeting.
As of the Record Date, directors and executive officers of the Company and their affiliates were the beneficial owners of approximately 46.45 percent of the outstanding FDB Common Stock entitled to vote at the Special Meeting. As a condition to consummation of the Merger, each director and certain shareholders of the Company have executed Joinder Agreements with HHC, which, among other things, obligates each such director or shareholder to vote his shares of FDB Common Stock in favor of the approval and adoption of the Merger Agreement and related Merger. As of the Record Date, the 12 persons who have executed Joinder Agreements beneficially owned an aggregate of 69.62 percent of the outstanding FDB Common Stock. Under Mississippi law, shareholders of HHC are not required to approve the Merger Agreement and related Merger.

                       INFORMATION CONCERNING THE MERGER

GENERAL

         The transactions contemplated by the Merger Agreement are to be effected in accordance with the terms and conditions of the Merger Agreement, a copy of which is attached hereto as Appendix A and incorporated herein. The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement.

         The ultimate result of the transactions contemplated by the Merger Agreement will be that the business and properties of the Company will become the business and properties of HHC, the holders of FDB Common Stock will become shareholders of HHC (except for dissenting shareholders who will receive cash in exchange for their shares of FDB Common Stock) and the holders of FDB Preferred Stock will receive cash in exchange for their shares of FDB Preferred Stock.

BACKGROUND OF AND REASONS FOR MERGER

         Background. The Board of Directors of the Company engaged American Planning Corporation ("APC"), an affiliate of NCC, to provide three seminars to the Board of Directors on buying, selling and merging banks and valuing the Company and Bank. In June of 1994, the Company's Board of Directors received an offer to merge the Company with a bank holding company other than HHC. Pursuant to this offer, the shareholders of the Company would have received an aggregate of approximately $19 million in cash and securities of the proposed acquiror in exchange for their shares of the Company. The Board of Directors of the Company rejected the offer as inadequate. On July 11, 1994, HHC sent a proposed letter of intent to the Company in which a merger of the Company and HHC was proposed. On August 15, 1994, the Company and HHC executed a letter of intent regarding the proposed merger of the Company with and into HHC. After further negotiations with HHC regarding the terms of a proposed business combination of the companies, a definitive Agreement and Plan of Reorganization between HHC and the Company was approved by the Company's Board of Directors on August 20, 1994. Based upon the average price of HHC Common Stock for the twenty trading days immediately preceding July 31, 1994, i.e., $28.52, the shareholders of the Company are to receive an aggregate of approximately $26 million in cash and HHC Common Stock in consideration of the Merger.

         Reasons for the Merger. In reaching its decision that the Merger is in the best interest of the Company and its shareholders, the Company's Board of Directors consulted with its financial and other advisors, as well as with the Company's management, and considered a number of factors including, among others, the following:

         (i) The financial condition and results of operations of, and prospects for, each of the Company and HHC;

         (ii) The market for Bank's services and the competitive pressures existing in Bank's market area;

         (iii) The amount and type of consideration to be received by the Company's shareholders pursuant to the Merger Agreement;

         (iv) The market for HHC Common Stock to be received in the Merger and the trading volume in HHC shares;

         (v) Recent changes in the bank regulatory environment and additional competitive pressures facing the Company and the Bank from other financial institutions with greater financial resources capable of offering a broad array of financial services;

         (vi) The Merger is expected to qualify as a tax-free reorganization so that neither the Company nor its shareholders (except to the extent that cash is received in respect of their shares) will recognize any gain in the transaction (See "MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER"); and

         (vii) The oral opinion received from NCC that the consideration to be received by the shareholders of the Company pursuant to the Merger Agreement, when taken as a whole, is fair to the Company and its shareholders from a financial point of view, and the ability to terminate the Merger if the oral opinion was not confirmed by a written opinion by NCC within ten days prior to the mailing of the Prospectus/Proxy Statement to the shareholders of the Company. (See "INFORMATION CONCERNING THE MERGER -- Opinion of National Capital Corporation").

         The Company's Board of Directors did not assign any specific or relative weight to the foregoing factors in its considerations. The Company's Board of Directors believes that the Merger Agreement will provide significant value to all the Company's shareholders and will enable them to participate in opportunities for growth that the Company's Board of Directors believes the Merger makes possible.

         BASED ON THE FOREGOING, THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MERGER AGREEMENT AND RELATED MERGER, BELIEVES THAT THE MERGER IS IN THE BEST INTEREST OF THE COMPANY'S SHAREHOLDERS, AND RECOMMENDS THAT ALL HOLDERS OF FDB COMMON STOCK VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND RELATED MERGER.

OPINION OF NATIONAL CAPITAL CORPORATION

         General. Pursuant to an engagement letter, dated March 28, 1994 (the "Engagement Letter"), the Company engaged NCC to act as its financial advisor in connection with its evaluation of potential offers to buy the Company and other issues specified in the Engagement Letter. NCC has experience in investment analysis and the valuation of bank and bank holding company securities in connection with acquisitions and mergers, and valuations for various other purposes. The Company selected NCC as its financial advisor on the basis of its experience and expertise in merger and acquisition transactions and the long-standing relationship it and its affiliates have had with the Company.

         In a series of oral presentations to the Board of Directors of the Company, NCC developed the range of fair value of the Company and Bank.
Several valuation methodologies were utilized and presented, including (i) present value of earnings and dividends method over a range of discount rates and earnings scenarios including the Bank's current five year strategic plan, and (ii) market valuation method based on similar transactions occurring in the marketplace immediately prior to final negotiations. Market valuations were based on the earnings performance of the Company for 1993 and earnings projected for 1994. The market valuation was based on both a multiple of earnings and a multiple of book value.

         Principals of NCC were present and actively advised the Board during negotiations leading to the execution of the Merger Agreement. NCC delivered its oral opinion that the proposed transaction is fair, from a financial point of view, to the Company and its shareholders at the meeting when the Board resolved to enter into the Merger Agreement with HHC.

         Subsequent to the execution of the Merger Agreement and prior to the filing of the Registration Statement, NCC delivered its formal written opinion that the consideration to be received by the shareholders of the Company pursuant to the Merger Agreement, when taken as a whole, is fair to the Company and its shareholders from a financial point of view, as of the date thereof.
No limitations were imposed by the Company on NCC with respect to the investigations made or the procedures followed in rendering its opinion. The full text of NCC's written opinion to the Company's Board of Directors, which sets forth the assumptions made, matters considered, and limitations of the review by NCC, is attached hereto as Appendix B and is incorporated herein by reference and should be read carefully and in its entirety in connection with this Prospectus/Proxy Statement. The following summary of NCC's opinion is qualified in its entirety by reference to the full text of the opinion. NCC's opinion is addressed to the Company's Board of Directors only and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at the Special Meeting. The analysis performed by NCC did take into account the April 1994 acquisition by HHC of First State Bank but did not take into account the proposed acquisition by HHC of Washington. See "CERTAIN INFORMATION CONCERNING HHC - Merger and Acquisition History.

         In connection with its written opinion, NCC, among other things: (i) met with officers of HHC and the Company to discuss their businesses, reserves, earnings, properties and prospects; (ii) reviewed certain publicly available financial and other data with respect to HHC and certain financial and other data with respect to the Company, including the consolidated financial statements for recent years and interim periods to June 30, 1994, and certain other relevant financial and operating data relating to the Company and HHC made available to NCC from published sources and from the internal records of the Company and HHC; (iii) reviewed the Merger Agreement; (iv) reviewed certain historical market prices and trading volumes of HHC Common Stock; (v) analyzed market volatility studies of HHC Common Stock; and (vi) performed such other analyses and examinations as NCC deemed appropriate.

         In connection with its review, NCC did not independently verify any of the foregoing information and relied on such information and assumed such information was complete and accurate in all material respects. With respect to the financial forecasts for the Company provided to NCC by the Company's management, NCC assumed for purposes of its opinion that such forecasts were reasonably prepared on bases reflecting the best available estimates and judgments of the Company's management at the time of preparation as to the projected financial performance of the Company and provided a reasonable basis upon which NCC could form its opinion. NCC also assumed that there were no material changes in the Company's or HHC's assets, financial condition, results of operations, business or prospects since the respective dates of the last financial statements made available to NCC. NCC is not an expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowance for losses with respect thereto and assumed for purposes of its opinion that such allowances for each of the Company and HHC are in the aggregate adequate to cover such losses. In addition, NCC did not review any individual credit files, did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of the Company or HHC and was not furnished with any such appraisals. Further, NCC's opinion was based on economic, monetary and market conditions existing as of the date of the Merger Agreement and on the assumption that the Merger Agreement will be consummated in accordance with its terms, without any amendment thereto and without waiver by the Company of any of the conditions to its obligations thereunder.

         Analysis of Selected Bank Merger Transactions. Set forth below is a brief summary of the analysis performed by NCC in connection with its opinion.

         NCC reviewed the consideration paid in recently announced transactions whereby certain banks were acquired. Specifically, NCC reviewed transactions involving acquisitions of banks in the United States announced since January 1, 1993 (the "National Acquisitions") and acquisitions of selected Louisiana banks announced since January 1, 1993 (the "Louisiana Acquisitions"). NCC compiled figures illustrating, among other things, the percentages or ratio of the premium (i.e., purchase price in excess of book value) to core deposits, purchase price to deposits, purchase price to book value and purchase price to last twelve-months ("LTM") earnings.

         The figures for banks acquired or to be acquired in the National Acquisitions and the Louisiana Acquisitions produced: (i) median return on average equity of 12.54 percent and 16.12 percent, respectively, and (ii) median return on average assets of 1.08 percent and 1.58 percent, respectively. In comparison, NCC determined that for the year ended December 31, 1993 and the six months ended June 30, 1994, Bank's return on average equity was 25.93 percent and 26.40 percent, respectively, and its return on average assets was
2.34 percent and 2.27 percent, respectively.

         The figures for the National Acquisitions and the Louisiana Acquisitions produced: (i) median percentage of premium (purchase price in excess of book value) to core deposits of 6.81 percent and 9.56, respectively;
(ii) median purchase price to deposits of 16.50 percent and 20.87 percent, respectively; (iii) median ratio of purchase price to book value of 1.60 times and 1.52 times, respectively; and (iv) median ratio of purchase price to LTM earnings of 13.13 times and 12.55 times, respectively. In comparison, assuming the consideration to be paid in the Merger for each share of FDB Common Stock equals that number of shares of HHC Common Stock and cash with a combined value of $577.50, NCC determined that the consideration to be received by the holders of FDB Common Stock in the Merger represented a percentage of premium to core deposits of 16.28 percent, a percentage of purchase price to deposits of 26.51 percent, a ratio of purchase price to book value of 2.59 times and a ratio of purchase price to earnings for the twelve months ended June 30, 1994 of 10.65 times.

         No other company or transaction used in the above analyses as a comparison is identical to the Company or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which the Company and the Merger are being compared.

         Contribution Analysis. NCC analyzed the contribution of each of the Company and HHC to, among other things, common equity and net income of the pro forma combined companies for the years ended December 31, 1993, and for the six-month period ended June 30, 1994. This analysis showed, among other things, that based on pro forma combined balance sheets and income statements for the Company and HHC as of December 31, 1993 and June 30, 1994, the Company would have contributed 5.48 percent and 5.85 percent, respectively, of the pro forma common equity, and for the year ended December 31, 1993 and the six months ended June 30, 1994, the Company would have contributed 9.95 percent and
11.36 percent, respectively, of the pro forma net income of the combined companies. Based on the number of shares of HHC Common Stock to be received in the Merger, the Company's shareholders would own approximately 9.29 percent of the combined companies based on common shares outstanding at June 30, 1994.

         Dilution Analysis. Using estimates of future earnings prepared by the Company management and analysts' estimates for HHC, NCC compared the calendar year 1994 estimated earnings per share of the FDB Common Stock and HHC Common Stock to the calendar year 1994 estimated earnings per share of the common stock of the pro forma combined companies. Based on such analysis and assuming the consideration to be paid in the Merger for each share of the FDB Common Stock equals that number of shares of HHC common stock and cash with a combined value of $577.50, the proposed transaction would be neutral to HHC's earnings per share in 1994, prior to projected revenue enhancements and costs savings, and neutral to the Company's earnings per share.

         The summary set forth above does not purport to be a complete description of the analyses performed by NCC. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. NCC believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of its analyses and factors would create an incomplete view of the process underlying the analyses set forth in its presentation to the Company's Board of Directors. In addition, NCC may have given certain analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be NCC's view of the actual value of the Company or the combined companies. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

         In performing its analysis, NCC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or HHC. The analyses performed by NCC are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of NCC's analysis of the fairness of the consideration to be received by the Company's shareholders in the Merger. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or any time in the future. NCC used in its analyses various projections of future performances prepared by the management of the Company. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

         As described above, NCC's opinion and presentation to the Company's Board of Directors were among the many factors taken into consideration by the Board in making its determination to approve the Merger Agreement.

         According to the terms of the Engagement Letter, the Company has
agreed to pay NCC $12,500 for its fairness opinion.   The Company has also
agreed to reimburse NCC for its reasonable out-of-pocket expenses. The Company has also agreed to indemnify NCC, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws. The Bank has paid NCC $20,950 in advisory fees in connection with investment banking advice and counsel. Neither HHC nor the Company has paid NCC any other fees during the last two years.

         An affiliate of NCC, APC, or its corporate predecessor, have been continuously engaged by Bank since 1978. APC provided profit planning and strategic planning services to Bank. The standard fee paid by Bank for such services was $1,500 per month. The fees received from Bank by APC did not exceed $50,000 in the aggregate in any particular year. APC has performed no services for HHC and has not received any fees from HHC.

CONVERSION OF FDB STOCK

         The Merger Agreement between HHC and the Company provides as follows:

                 (i) On the Effective Date, each share of HHC Common Stock issued and outstanding immediately prior to the Effective Date will remain outstanding and will continue to represent one share of Common Stock, $3.33 par value, of HHC.

                 (ii) On the Effective Date, each share of FDB Common Stock issued and outstanding immediately prior to the Effective Date will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 17.13667 shares of HHC Common Stock and $88.761758 in cash.

                 (iii) On the Effective Date, each share of FDB Preferred Stock issued and outstanding immediately prior to the Effective Date (and not redeemed pursuant to Section 5.1(e) of the Merger Agreement) will by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $22.24 in cash, plus all accrued and unpaid dividends thereon.

                 (iv) As a result of the Merger and without any action on the part of the holder thereof, all shares of FDB Common Stock and all shares of FDB Preferred Stock will cease to be outstanding and will be cancelled and retired and will cease to exist, and each holder of a Certificate representing any shares of FDB Common Stock or any shares of FDB Preferred Stock will thereafter cease to have any rights with respect to such shares of FDB Common Stock or FDB Preferred Stock, except the right to receive, without interest, the HHC Common Stock and/or cash in accordance with Sections 3.1(b) and 3.1(c) of the Merger Agreement, and cash in lieu of fractional shares of HHC Common Stock in accordance with Section 3.2(e) of the Merger Agreement upon the surrender of such Certificate.

                 (v) Each share of FDB Common Stock and FDB Preferred Stock issued and held in the Company's treasury at the Effective Date will, by virtue of the Merger, cease to be outstanding and will be cancelled and retired without payment of any consideration therefor.

         No fractional shares of HHC Common Stock will be issued pursuant to the Merger Agreement. In lieu of the issuance of any fractional share of HHC Common Stock, cash will be paid to holders in respect of any fractional share of HHC Common Stock that would otherwise be issuable, in an amount equal to the product of such fractional interest and $28.52.


EFFECTIVE DATE

         The closing (the "Closing") of the transactions contemplated by the Merger Agreement will take place at Hancock Bank's office at 3854 American Way in Baton Rouge, Louisiana on a date that is mutually agreed to by HHC and the Company ("Closing Date") that is within thirty (30) days following the later of the date of receipt of all applicable regulatory approvals relating to the transactions contemplated herein, the expiration of all applicable statutory and regulatory waiting periods relative thereto, or the date the Registration Statement filed with the SEC is declared effective, or such later date as may be agreed to by the Company and HHC. Immediately upon consummation of the Closing, or on such other later date as the parties may agree, the Merger Agreement will be certified, executed, acknowledged and delivered to the Secretary of State of the State of Louisiana for filing pursuant to and in accordance with the provisions of Section 12:112 of the Louisiana Business Corporation Law ("LBCL"). The Merger will become effective as of the date and time of issuance by the Secretary of State of the State of Louisiana of a certificate of merger relating to the Merger.

EXCHANGE OF CERTIFICATES

         As of the Effective Date, HHC will deposit or cause to be deposited with the Exchange Agent for the benefit of the holders of shares of FDB Common Stock and FDB Preferred Stock, pursuant to the Merger Agreement, certificates representing the shares of HHC Common Stock and cash (such certificates for shares of HHC Common Stock and cash being hereinafter referred to as the "Exchange Fund") to be issued and paid pursuant to the Merger Agreement in exchange for outstanding shares of FDB Common Stock and FDB Preferred Stock.

         Promptly after the Effective Date, HHC will cause the Exchange Agent to mail to each holder of record of a Certificate(s) of FDB Common Stock and Preferred Stock (other than those representing shares with respect to which the holder thereof has perfected dissenters' rights under the LBCL and has not subsequently lost, withdrawn or forfeited such rights):

         (i) A letter of transmittal which will specify that delivery shall be effected, and the risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and will be in such form and have such other provisions as HHC may reasonably specify; and

         (ii) Instructions for use in effecting the surrender of the Certificates in exchange for Certificates representing shares of HHC Common Stock and/or cash, and cash in lieu of fractional shares.

         Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate will be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of HHC Common Stock and (ii) a check representing the amount of cash and cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificates surrendered, after giving effect to any required withholding tax, and the Certificates so surrendered shall then be cancelled. No interest will be paid or accrued on the value of any HHC Common Stock or cash payable to holders of Certificates. In the event of a transfer of ownership of FDB Common Stock or FDB Preferred Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of HHC Common Stock, together with a check for the cash component of the Exchange Ratio or Preferred Exchange Ratio and cash to be paid in lieu of fractional shares, if any, may be issued to such a transferee if the Certificate representing such FDB Common Stock or FDB Preferred Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

         No dividends on HHC Common Stock will be paid with respect to any shares of FDB Common Stock represented by a certificate until such certificate is surrendered for exchange as described above. Subject to the effect of applicable laws, following surrender of any such Certificate, there will be paid to the holder of the certificates representing whole shares of HHC Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Date theretofore payable with respect to such whole shares of HHC Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Date but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of HHC Common Stock, less the amount of any withholding taxes which may be required thereon.

         On or after the Effective Date, there will be no transfers on the stock transfer books of the Company of the shares of FDB Common Stock or FDB Preferred Stock which were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates are presented to HHC, they will be cancelled and exchanged for certificates for shares of HHC Common Stock and/or cash, as appropriate, and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to the Merger Agreement. Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act will not be exchanged until HHC has received a written agreement from such person as provided in the Merger Agreement.

         No fractional shares of HHC Common Stock will be issued pursuant to the Merger Agreement. In lieu of the issuance of any fractional share of HHC Common Stock, cash payments will be paid to holders in respect of any fractional share of HHC Common Stock that would otherwise be issuable, in an amount equal to the product of such fractional interest and $28.52.

         In the event that any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by HHC, the posting by such person of a bond in such reasonable amount as HHC may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of HHC Common Stock and/or cash, as appropriate, and cash in lieu of fractional shares, if any, and unpaid dividends and distributions on shares of HHC Common Stock as provided in the Merger Agreement, deliverable in respect thereof pursuant to the Merger Agreement.

         In the event that, subsequent to the date of the Merger Agreement but prior to the Effective Date, the Company or HHC changes the number of shares of FDB Common Stock, FDB Preferred Stock or HHC Common Stock, respectively, issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, the Exchange Ratio and/or the Preferred Exchange Ratio, as the case may be, will be appropriately adjusted.

REGULATORY APPROVALS AND OTHER CONDITIONS TO THE MERGER


         The Merger is subject to approval by the FRB. On or about October 17, 1994, HHC filed with the FRB an application seeking approval to merge the Company with and into HHC. HHC received a letter dated November 1, 1994, from the FRB requesting certain information in connection with the application. On or about November 10, 1994, HHC filed with the FRB a response providing such additional information, and the FRB accepted the application for filing on November 18, 1994. It is anticipated that the application will be approved on or around December 18, 1994. The Merger cannot be consummated for thirty (30) days after approval thereof by the FRB, and during such period, the Justice Department may challenge the Merger of the Company into HHC on antitrust grounds.

         There can be no assurance that any applicable regulatory authority will approve or take other required action with respect to the Merger or as to the date of such regulatory approval or other action. HHC and the Company are not aware of any governmental approvals or actions that are required in order to consummate the Merger except as described herein. Should such other approval or action be required, it is contemplated that HHC and the Company would seek such approval or action. There can be no assurance as to whether or when any such other approval or action, if required, could be obtained.

         In addition to the receipt of all necessary regulatory approvals, the expiration of all required notice and waiting periods following the granting of such approvals, and the approval of the Merger Agreement by the requisite vote of the shareholders of the Company, consummation of the Merger is subject to the satisfaction of certain other conditions on or before the Effective Date of the Merger. Generally, such additional conditions include, among others, the following: (i) the Registration Statement must have been filed with and declared effective by the SEC and shall not be the subject of any stop order or proceedings seeking a stop order; (ii) no action or proceeding must have been threatened or instituted before a court or other governmental body to restrain or prohibit the transactions contemplated by the Merger Agreement or to obtain damages or other relief in connection with the execution of the Merger Agreement or the consummation of the transactions contemplated thereby; and
(iii) no governmental agency must have given notice to any party to the Merger Agreement to the effect that consummation of the transactions contemplated thereby would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Merger.

         The obligation of the Company to effect the Merger is subject to the following additional conditions, among others, (i) each of the representations and warranties of HHC in the Merger Agreement shall be true and correct in all material respects on and as of the Closing Date of the Merger and HHC and each of its subsidiaries shall have in all material respects performed all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with at, or prior to, the Closing; (ii) there shall not have occurred any material adverse change in the financial condition, results of operations or business of HHC and its subsidiaries taken as a whole;
(iii) the Company shall have received from Heidelberg & Woodliff, P.A., special counsel to HHC, an opinion of counsel satisfactory to the Company and its counsel (iv) no adverse regulatory action shall be pending or threatened against any member of HHC's consolidated group if such action would or could impose any material liability on or interfere with the conduct of the business of HHC's consolidated group following the Merger; (v) the Company shall have received from McGlinchey Stafford Lang, A Law Corporation, an opinion of counsel as to certain tax aspects of the transactions contemplated by the Merger Agreement; and (vi) the Company shall have received a letter from its financial advisor, dated on or within ten days prior to the date of the mailing of the Prospectus/Proxy Statement to its shareholders confirming such financial advisor's prior oral opinion to the Board of Directors of the Company to the effect that the consideration to be paid in the Merger is fair to it and its shareholders from a financial point of view.

         The obligation of HHC to effect the Merger is subject to the following additional conditions, among others, (i) each of the representations and warranties of the Company contained in the Merger Agreement shall be true and correct in all material respects on and as of the Closing Date; (ii) there shall not have occurred any material adverse change from June 30, 1994 to the date of the Closing in the financial condition, results of operations or business of the Company and its subsidiaries taken as a whole; (iii) the Company shall have redeemed, or at least provided notice of redemption, with respect to all shares of FDB Preferred Stock legally available for redemption, at a redemption price not greater than the par value of each such share, plus accrued and unpaid dividends, prior to the Closing; (iv) all amounts outstanding under three promissory notes in the aggregate amount of $558,742 between the Company and Bank shall have been paid in full prior to Closing; and
(v) HHC shall have received from McGlinchey Stafford Lang, A Law Corporation, special counsel to the Company, an opinion of counsel satisfactory to HHC and its counsel.

CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE DATE

         Pursuant to the Merger Agreement, between the date thereof and the Effective Date, the Company will, and will cause the Bank to use its best efforts to preserve its existing business and to keep its business organization intact, including its present relationships with its employees and customers and others having business relations with it. Furthermore, the Company has agreed to operate its business solely in the ordinary course and to comply with all applicable laws, regulations and rules and has agreed to cause the Bank to operate its business solely in the ordinary course and comply with all applicable laws, rules and regulations. Without the prior written consent of HHC, the Company has agreed not, and will not cause the Bank, to: (i) amend or otherwise change their respective Articles of Incorporation or Bylaws; (ii) issue or sell, or authorize for issuance or sale, any additional shares of any class of capital stock of the Company or Bank; (iii) issue, grant or enter into any subscription, option, warrant, right, convertible security, or other agreement or commitment of any character obligating the Company or Bank to issue securities; (iv) except for intercompany dividends between Bank and the Company necessary to effect the transactions contemplated by the Merger Agreement, declare, set aside, make or pay any dividend or other distribution with respect to its capital stock, provided, however, that the Company may, to the extent lawfully permitted, declare and pay dividends on FDB Preferred Stock in accordance with the terms of the Company's Articles of Incorporation and, provided, further, however, that in the event the Merger has not become effective on or before March 5, 1995, the Company may declare and pay its normal and customary quarterly dividend on FDB Common Stock; (v) redeem, purchase, or otherwise acquire, directly or indirectly, any of its capital stock except for outstanding shares of FDB Preferred Stock which are to be redeemed in accordance with the terms of the Company's Articles of Incorporation at a redemption price not greater than the par value of each such share, plus accrued and unpaid dividends; (vi) authorize any capital expenditure(s) which, individually or in the aggregate, exceeds $250,000; (vii) extend any new, or renew any existing loan, credit, lease, or other type of financing which individually exceeds $750,000 except for the outstanding debt of the Company to Bank which must be retired in full prior to Closing; (viii) except in the ordinary course of business, sell, pledge, dispose of, or encumber any assets of the Company or Bank; (ix) impose or suffer the imposition of any material lien, charge or encumbrance on any share of stock of Bank held by the Company, or permit any such lien to exist; (x) acquire any corporation, partnership, or other business organization or division thereof or enter into any contract to make such acquisition; (xi) other than in normal and customary banking transactions, incur any indebtedness for borrowed money, issue any debt securities, or enter into or modify any contract, agreement, commitment or arrangement with respect thereto; (xii) enter into, extend, or renew any lease for office or other space; (xiii) except as may be required by law, enter into, adopt, or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, or other employee benefit plan, agreement, trust, fund, or arrangement for the benefit or welfare of any officer, employee, or representative of the Company or Bank; or (xiv) grant any increase in compensation to any director, officer, or employee or representative of the Company or Bank except in the ordinary course of business consistent with past practices.

WAIVER, AMENDMENT AND TERMINATION

         The Company and HHC may waive their respective rights, powers or privileges under the Merger Agreement, provided, however, that any such waiver is in writing. The Merger Agreement may be amended or modified only upon written agreement subscribed by both the Company and HHC.

         The Merger Agreement may be terminated or renegotiated in good faith either before or after approval of the Merger Agreement by the Company's shareholders upon the occurrence of certain events, including, among others, the following: (i) at any time on or prior to the Effective Date, by the mutual consent in writing of the Company and HHC; (ii) by either HHC or the Company, in writing, if the Merger has not become effective on or before March 31, 1995, unless such expiration date has been mutually extended or unless the absence of such effectiveness is due to the failure of the party seeking to terminate the Merger Agreement to perform each of its obligations required by the Merger Agreement to be performed on or prior to the Effective Date; (iii) by either party to the Merger Agreement in the event of a breach by the other party (a) of any covenant or agreement contained therein or (b) of any representation or warranty therein, if the facts constituting such breach reflect a material adverse change in the financial condition, results of operations or business taken as a whole, of the breaching party, which in either case cannot be or is not cured within thirty days after written notice of such breach is given to the party committing such breach, or in the event of a breach of a warranty or covenant, such breach results in a material increase in the cost of the non-breaching party's performance of the Merger Agreement; (iv) by HHC or the Company at any time after the FRB or SEC has denied any application for any approval or clearance required to be obtained as a condition to the consummation of the Merger and the time period for all appeals or requests for reconsideration has run; (v) by the Company or HHC if the Merger Agreement and the Merger are not approved by the required vote of the Company's shareholders;
(vi) by the Company if both (1) the Acquiror Quotient is less than 0.8 and (2) the S&P Quotient exceeds the Acquiror Quotient by more than 0.10.

         Except under certain circumstances specified in the Merger Agreement, upon termination of the Merger Agreement, no liability will result on the part of either party or their respective directors, officers, employees, agents, or shareholders unless there has been an intentional breach of the Merger Agreement prior to the date of termination.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the Merger Agreement and Merger, holders of FDB Common Stock should be aware that the Company's directors and officers have an interest in the Merger, as described below.

         Indemnification of the Company and Bank Directors and Officers. HHC has agreed that, from and after the Effective Date and subject to certain limitations it will indemnify each person who has served as a director or officer (including the Estate of R. Dawes Easterly) of the Company or Bank against all losses, claims, damages, liabilities and judgments (and related expenses, including, but not limited to, attorney's fees and amounts paid in investigating, defending, or settling any action) based upon or arising from such persons's service in such capacity, to the same extent as he would have been indemnified under the Articles of Incorporation and Bylaws of HHC in effect on August 20, 1994, except that the Merger Agreement limits HHC's aggregate liability for such indemnification to $4 million.

         Indemnification for Liabilities under the Securities Act. The Merger Agreement also provides for indemnification of the Company's consolidated group's respective officers, directors and controlling persons from and against losses, claims, damages, liabilities, or judgments arising under the Securities Act or state securities or blue sky laws or otherwise if such losses, claims, damages, liabilities or judgments arise out of or are based on an untrue statement or alleged untrue statement, omission of a material fact, or alleged omission of a material fact required to be stated in the Registration Statement, of which this Prospectus/Proxy Statement forms a part, or in any amendment or supplement thereto, or in any state application for qualification, permit, exemption or registration as a broker/dealer, or in any amendment or supplement thereto, or necessary to make the statements made in any of the foregoing not misleading. This indemnification does not apply to statements made in reliance on information furnished to HHC by the Company, Bank, or any officer, director, or controlling person of the Company or Bank, for use in the Registration Statement, or in any such state application.

         Appointment to Board of Directors of Hancock Bank. The Merger Agreement also provides that the Board of Directors of HHC shall cause a designee or designees of the Company to be appointed to the Board of Directors of both Hancock Bank and Hancock Bank MS upon the Effective Date. The Board of Directors of HHC shall nominate such designee or designees of the Company for election and/or reelection to the Board of Directors of the respective bank for not less than each of the next five years succeeding the Effective Date. The Board of Directors of the Company has designated Robert E. Easterly to be the Company's designee to the Board of Directors of Hancock Bank MS and Bruce R. Easterly to be the Company's designee to the Board of Directors of Hancock Bank.

EMPLOYEE BENEFITS

         From and after the Effective Date, HHC may cause the Bank to offer to all persons who are employees of the Bank immediately prior to the Effective Date and who become or remain employees of the Bank immediately following the Effective Date, similar employee benefits as are offered by HHC or Hancock Bank to similarly situated employees of Hancock Bank, including benefits under Hancock Bank MS's Pension Plan, Profit Sharing/401(k), Cafeteria Plan, vacation and salary continuation plans or policies. There will be no waiting period for coverage under Hancock Bank MS's Medical Benefit Plan, Dental Reimbursement Plan, Cafeteria Plan, Group Life Insurance Plan, Long Term Disability Plan and HHC Stock Purchase Plan and no employee who is an active employee of the Bank on the Effective Date will be denied benefits under such plans for a pre-existing condition. Full credit will be given for prior service by such employee with the Bank for eligibility and vesting purposes under all of Hancock Bank MS's benefit plans and policies, except that credit for prior service will not be given for eligibility, vesting or benefit accrual purposes under Hancock Bank MS's Pension Plan, Profit Sharing/401(k) Plan and Medical Benefit Plan. HHC has agreed that the Company and/or the Bank may amend its 401(k) Plan to provide that all participants in such plan who are employed on August 20, 1994 will be fully vested in their accounts in such plan as of the Effective Date.

EXPENSES

         HHC and the Company have each agreed to pay their respective costs, fees and expenses incurred in connection with or incidental to the Merger Agreement, including without limitation any fees and disbursements to their respective accountants and counsel. HHC is responsible for preparing the applications, regulatory filings and Registration Statement necessary to obtain approval of the Merger and the issuance of the HHC Common Stock. The Company is responsible for the cost of its accountants and legal counsel and will bear all costs related to conducting its shareholders' meeting and obtaining shareholder approval of the Merger Agreement and the Merger.

STATUS UNDER FEDERAL SECURITIES LAWS; CERTAIN RESTRICTIONS ON RESALES OF SECURITIES

         The shares of HHC Common Stock to be issued pursuant to the Merger Agreement have been registered under the Securities Act thereby allowing such shares to be sold without restriction by shareholders of the Company who are not deemed to be "affiliates" (as that term is defined in the rules under the Securities Act) of the Company and who do not become affiliates of HHC. The shares of HHC Common Stock to be issued to affiliates of the Company may be resold only pursuant to an effective registration statement, pursuant to Rule 145 under the Securities Act (which, among other things, permits the resale of securities subject to certain volume limitations) or in transactions otherwise exempt from registration under the Securities Act. HHC is not obligated and does not intend to register shares of HHC Common Stock under the Securities Act for resale by shareholders who are affiliates.

         Prior to the Effective Date of the Merger, each such person deemed an affiliate of the Company will deliver to HHC a letter agreement pertaining to the limitations on the transferability of such affiliate's shares of HHC Common Stock acquired in the Merger, and therein represent and warrant, among other things, that he or she will not sell, pledge, transfer, or otherwise dispose of such shares of HHC Common Stock in violation of the Securities Act or the rule and regulations thereunder.

ACCOUNTING TREATMENT

         The Merger will be accounted for as a "purchase" transaction under general accepted accounting principles. Accordingly, the earnings of the Company will be combined with the earnings of HHC from and after the Effective Date of the Merger and any goodwill or other intangibles recorded in the transaction will be amortized through charges to income in future periods.

             MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         Set forth below is a discussion of material federal income tax consequences of the Merger. The discussion is intended only as a summary and does not purport to be a complete analysis of all potential tax effects relevant to a decision whether to vote for the approval of the Merger Agreement and related Merger. The discussion is based on current provisions of the Code, regulations thereunder, and applicable judicial and administrative interpretations on the date hereof, any of which is subject to change at any time.

         HHC and the Company expect the Merger to be a tax-free reorganization for federal income tax purposes so that no gain or loss will be recognized by the Company's shareholders, except to the extent of cash consideration received by shareholders in exchange for FDB Common Stock, FDB Preferred Stock, fractional shares, or payments received by shareholders upon exercise of their statutory dissenters' rights.

         Consummation of the Merger is conditioned upon receipt by the Company of an opinion from McGlinchey Stafford Lang, A Law Corporation, to the following effects, among others:

         (i) The Merger will constitute a reorganization under Section 368 of the Code and each of HHC and the Company will be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

         (ii) No material gain or loss will be recognized by HHC or the Company as a result of the Merger.


         (iii) No gain or loss will be recognized by a shareholder of the Company who receives solely HHC Common Stock in exchange for his FDB Common Stock. However, because both HHC Common Stock and other consideration will be transferred in exchange for shares of FDB Common Stock, then, in general, such a shareholder will be required to recognize gain, subject to the provisions and limitations of Section 302 of the Code. The amount of gain recognized will not exceed the amount of cash received in the exchange.


         (iv) Cash received in the Merger by a shareholder of the Company in lieu of a fractional share interest in HHC Common Stock will be treated under Section 302 of the Code as having been received by shareholder in exchange for such fractional share, and the shareholder generally will recognize gain or loss in such exchange equal to the difference between the cash received and the shareholder's basis allocable to the fractional share. If a fractional share of HHC Common Stock would constitute a capital asset in the hands of the shareholder, any resulting gain or loss will be characterized as capital gain or loss in accordance with the provisions and limitations of Subchapter P of Chapter 1 of the Code.

         (v) A shareholder of the Company who perfects his statutory dissenters' rights and who receives solely cash in exchange for his FDB Common Stock will be treated as having received such cash payment as a distribution in redemption of his shares of FDB stock, subject to the provisions and limitations of Sections 302 and 306 of the Code. After such distribution, if the former shareholder does not actually or constructively own any FDB stock and if such stock is not treated as "Section 306 stock," the redemption will constitute a complete termination of interest and be treated as a distribution in full payment in exchange for the FDB stock so redeemed.

         (vi) A shareholder of the Company who owns FDB Preferred Stock and who receives solely cash in exchange for his FDB Preferred Stock will be treated as having received such cash payment as a distribution in redemption of his shares of FDB Preferred Stock, subject to the provisions and limitations of Section 302 of the Code. After such distribution, if the former shareholder does not actually or constructively own any FDB stock, the redemption will constitute a complete termination of interest and be treated as a distribution in full payment in exchange for the FDB stock so redeemed.

         In connection with the foregoing opinion, counsel will make such factual assumptions as are customary in similar tax opinions, and such factual assumptions may be confirmed by certificates signed by appropriate officers of HHC and the Company. The foregoing opinion cannot be relied upon if any such factual assumptions is, or later becomes, inaccurate. No ruling from the Internal Revenue Service concerning the tax consequences of the Merger has been requested, and the opinion will not be binding upon the Internal Revenue Service or the courts. If the Merger is consummated, and it is later determined that the Merger did not qualify as a tax-free reorganization under the Code, shareholders of the Company will, in general, recognize taxable gain or loss in the Merger equal to the difference between the fair market value of the consideration received in the Merger and their basis in their FDB Common Stock or FDB Preferred Stock, as the case may be.

         THE FOREGOING ANALYSIS OF FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. SHAREHOLDERS OF THE COMPANY ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER AND OF OWNERSHIP OF HHC COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS.

                               DISSENTERS' RIGHTS

         IF A SHAREHOLDER OF FDB COMMON STOCK WHO OBJECTS TO THE MERGER AND DESIRES TO PERFECT DISSENTERS' RIGHTS IS NOT TIMELY IN TAKING ANY OF THE FOLLOWING STEPS, THE SHAREHOLDER WILL LOSE THE RIGHT TO DISSENT FROM THE MERGER AND THE SHARES OWNED BY SUCH SHAREHOLDER WILL BE CONVERTED AS OF THE EFFECTIVE TIME OF THE MERGER INTO THE RIGHT TO HHC COMMON STOCK AND CASH IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT.

         Unless the Merger is approved by the holders of at least 80 percent of the total voting power of the Company, Section 131 of the LBCL allows a shareholder of FDB Common Stock who objects to the Merger and who complies with the provisions of that section to dissent from the Merger and to be paid the fair cash value of his shares of FDB Common Stock, as of the day before the Special Meeting, as determined by agreement between the shareholder and HHC, as successor to the Company, or by the state district court for the Parish of Livingston if the shareholder and HHC are unable to agree upon the fair cash value of such shares.

         To exercise the right of dissent, a shareholder must (i) file with the Company a written objection to the Merger prior to or at the Special Meeting, and (ii) vote his shares against the Merger at the Special Meeting. Neither a vote against the Merger nor a specification in a proxy to vote against the Merger will constitute the necessary written objection to the Merger.
Moreover, by voting in favor of the Merger, by abstaining from voting on the Merger, or by returning the enclosed proxy without instructing the proxy holder to vote against the Merger, a shareholder waives his rights under Section 131 of the LBCL.

         If the Merger is approved by less than 80 percent of the total voting power of the Company, then promptly after the Effective Date of the Merger, written notice of consummation of the Merger will be given by registered mail to each shareholder who filed a written objection and voted against the Merger. Within twenty days of the mailing of such notice, the shareholder must file with HHC, as successor to the Company, a written demand for payment of the fair cash value of his shares as of the day before the Special Meeting and must state the amount demanded and a post office address to which HHC may reply.
The shareholder also must deposit the Certificate(s) formerly representing his shares of FDB Common Stock in escrow with a bank or trust company located in Livingston Parish, Louisiana. With the above-mentioned demand, the shareholder must also deliver to HHC the written acknowledgement of such bank or trust company that it holds the Certificate(s), duly endorsed and transferred to HHC, on the sole condition that the Certificate(s) will be delivered to HHC upon payment of the value of the shares in accordance with Section 131.

         Unless the shareholder objects to and votes against the Merger, demands payment, deposits his Certificate(s) and delivers the required acknowledgement in accordance with the above mentioned procedures and within the time periods set forth above, the shareholder will conclusively be presumed to have acquiesced to the Merger and will forfeit any right to seek payment pursuant to Section 131.

         If HHC does not agree with the fair value demanded by the shareholder, or does not agree that payment is due, it will notify the shareholder within twenty days after receipt of the shareholder's demand and acknowledgement, and state in such notice the value it is willing to pay for the shares or its belief that no payment is due. If the shareholder does not agree to accept the amount offered by HHC, he must, within 60 days after receipt of such notice, file suit against HHC in the state district court for the Parish of Livingston for a judicial determination of the fair cash value of the shares. Any shareholder entitled to file such suit, within such 60-day period but not thereafter, may intervene as a plaintiff in any suit filed against HHC by any other former shareholder of the Company for a judicial determination of the fair cash value of such other shareholder's shares. If a shareholder fails to bring or to intervene in such a suit within the applicable 60-day period, he will be deemed to have consented to accept HHC's statement that no payment is due or, if HHC does not contend that no payment is due, to accept the amount specified by HHC in its notice of disagreement.

         If, upon filing of any such suit or intervention, HHC deposits with the court the amount, if any, that it specified in its notice of disagreement, and if in that notice HHC offered to pay such amount to the shareholder on demand, then the costs (not including legal fees) of the suit or intervention will be taxed against the shareholder if the amount finally awarded to him, exclusive of interest or costs, is equal to or less than the amount so deposited; otherwise, the costs (not including legal fees) will be taxed against HHC.

         Upon filing a demand for the value of his shares, a shareholder ceases to have any rights as a shareholder except the rights created by Section 131. The shareholder's demand may be withdrawn voluntarily at any time before HHC gives its notice of disagreement. Withdrawal of a demand thereafter requires the written consent of HHC. If withdrawn, or if the shareholder otherwise loses his dissenters' rights under Section 131, he will be restored to his rights as a shareholder as of the time of filing his demand for fair cash value.

         THE FOREGOING SUMMARY OF DISSENTERS' RIGHTS UNDER THE LBCL IS NECESSARILY INCOMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 131 OF THE LBCL, WHICH IS SET FORTH IN ITS ENTIRETY IN THIS PROSPECTUS/PROXY STATEMENT AS APPENDIX C.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

         The following unaudited pro forma combined financial statements are presented assuming the merger of Washington will be accounted for as a pooling-of-interests and the Merger of the Company will be accounted for as a purchase transaction, and, subject to the purchase adjustments noted below regarding the Company, reflect the combination of the historical consolidated financial statements of the respective companies for the following periods.
The unaudited pro forma combined balance sheet assumes the mergers were consummated on September 30, 1994. The unaudited pro forma combined statements of income assume the merger of Washington and the merger of the Company were consummated on January 1, 1991, and January 1, 1993, respectively. The unaudited pro forma combined financial statements give effect to the merger of First State Bank in April, 1994 under the pooling-of-interests method of accounting for all periods and (i) the issuance of approximately 537,000 shares of HHC Common Stock in connection with the merger of Washington, (ii) the issuance of approximately 774,000 shares of HHC Common Stock and the payment of approximately $4 million in cash in connection with Merger of the Company, and
(iii) the redemption of all the FDB Preferred Stock, as of the assumed dates of the respective mergers. If the merger of Washington is not consummated, the unaudited pro forma combined balance sheet and the unaudited pro forma combined statements of income of HHC set forth below will not change materially.

         The unaudited pro forma information does not purport to represent what HHC's, Washington's and the Company's combined results of operations actually would have been if the respective mergers had occurred as of the dates indicated or will be for any future period. The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and notes thereto of the Company and HHC contained elsewhere or incorporated by reference herein.


UNAUDITED PRO FORMA COMBINED BALANCE SHEET
SEPTEMBER 30, 1994

(Amounts in thousands)

                                                                                     WASHINGTON
                                                          HHC                    PRO FORMA ADJUSTMENTS
                                                       (RESTATED)   WASHINGTON    DEBITS       CREDITS          FDB
                                                       ----------   ----------    ------       -------          ---
ASSETS
    Cash and due from banks                            $  113,205      $ 5,791                 $ 3,195 (A)   $  8,167
    Interest-bearing time deposits in domestic banks        1,375          200                                      0
    Federal funds sold and securities purchased
        under agreements to resell                         33,750       29,275                                  2,975
    Securities available-for-sale                          20,737            0                                 22,059
    Securities held-to-maturity                           875,260        6,726                                      0
    Loans, net of unearned income                         873,651       45,855                                 71,485
        Reserve for possible loan losses                  (14,055)      (1,151)                                (1,124)
                                                       ----------      -------                               --------
            Loans, net                                    859,596       44,704                                 70,361
    Bank premises and equipment                            34,906          752                                  3,910
    Other real estate                                         674          259                                    474
    Other Assets                                           34,683          560                                  1,358
                                                       ----------      -------                               --------
            TOTAL ASSETS                               $1,974,186      $88,267                               $109,304
                                                       ==========      =======                               ========

LIABILITIES
    Deposits:
        Demand, noninterest-bearing                       373,165      $18,253   $ 3,195 (A)                 $ 30,017
        Interest-bearing                                1,378,412       57,430                                 67,958
                                                       ----------      -------                               --------
            Total Deposits                              1,751,577       75,683                                 97,975
    Federal funds purchased and securities sold
        under agreements to repurchase                     44,353            0                                      0
    Other liabilities and borrowings                        7,702          308                                    384
    Capital notes                                             480            0                                      0
    Long-term bonds and notes                               3,820            0                                      0
                                                       ----------      -------                               --------
            TOTAL LIABILITIES                           1,807,932       75,991                                 98,359

STOCKHOLDERS' EQUITY
    Preferred Stock                                                                                               429
    Common Stock                                           25,658          808       808 (B)     1,800 (B)        480
    Capital Surplus                                        95,131          145       145 (B)    10,476 (B)      1,814
    Undivided Profits                                      45,465       11,323    11,323 (B)                    8,796
    Unrealized Gain (Loss) on Securities                                                                         (241)
     Treasury Stock                                                                                              (333)
                                                       ----------      -------                               --------
             TOTAL STOCKHOLDERS' EQUITY                   166,254       12,276                                 10,945
                                                       ----------      -------   -------       -------       --------
             TOTAL LIABILITIES AND EQUITY              $1,974,186      $88,267   $15,471       $15,471       $109,304
                                                       ==========      =======   =======       =======       ========


                                                                                 FDB
                                                                        PRO FORMA ADJUSTMENTS           PRO FORMA
                                                                        DEBITS        CREDITS              HHC
                                                                        ------        -------           ---------
ASSETS
    Cash and due from banks                                                           $ 4,501 (C,D,F)  $  119,467
    Interest-bearing time deposits in domestic banks                                                        1,575
    Federal funds sold and securities purchased
        under agreements to resell                                                        300 (E)          65,700
    Securities available-for-sale                                                                          42,796
    Securities held-to-maturity                                                                           881,986
    Loans, net of unearned income                                                                         990,991
        Reserve for possible loan losses                                                                  (16,330)
                                                                                                       ----------
            Loans, net                                                                                    974,661
    Bank premises and equipment                                            850 (G)                         40,418
    Other real estate                                                                                       1,407
    Other Assets                                                        10,872 (D,H)                       47,473
                                                                                                       ----------
            TOTAL ASSETS                                                                               $2,175,483
                                                                                                       ==========

LIABILITIES
    Deposits:
        Demand, noninterest-bearing                                    $    72 (C)                     $  418,168
        Interest-bearing                                                                                1,503,800
                                                                                                       ----------
            Total Deposits                                                                              1,921,968
    Federal funds purchased and securities sold
        under agreements to repurchase                                     300 (E)                         44,053
    Other liabilities and borrowings                                                      240 (H)           8,634
    Capital notes                                                                                             480
    Long-term bonds and notes                                                                               3,820
                                                                                                       ----------
            TOTAL LIABILITIES                                                                           1,978,955

STOCKHOLDERS' EQUITY
    Preferred Stock                                                        429 (F)                              0
    Common Stock                                                                        2,090 (D)          30,028
    Capital Surplus                                                                    13,614 (D)         121,035
    Undivided Profits                                                    8,796 (D)                         45,465
    Unrealized Gain (Loss) on Securities                                                  241 (D)               0
     Treasury Stock                                                                       333 (D)               0
                                                                                                       ----------
             TOTAL STOCKHOLDERS' EQUITY                                                                   196,528
                                                                       -------        -------          ----------
             TOTAL LIABILITIES AND EQUITY                              $21,319        $21,319          $2,175,483
                                                                       =======        =======          ==========

NOTES
(A)  To eliminate the cash and due from/to account between HHC and Washington.
(B) To record the issuance of approximately 537,000 shares of HHC stock in exchange for 80,844 shares of Washington common stock in a transaction accounted for using the pooling-of-interests method.
(C)  To eliminate the cash and due from/to account between HHC and FDB.
(D) To record the issuance of approximately 774,000 shares of HHC Common Stock and approximately $4,000,000 in cash in connection with the acquisition of the Company under the purchase method of accounting.
(E) To eliminate intercompany purchase/sale of federal funds between HHC and FDB.
(F)  To record the redemption of preferred stock of FDB for cash.
(G) To record estimated market value adjustment to bank premises and equipment of FDB.
(H) To record deferred taxes associated with market adjustments to FDB's securities and bank premises and equipment.

UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
NINE MONTHS ENDED SEPTEMBER 30, 1994

(Amounts in thousands except per share data)

                                                                                                     WASHINGTON
                                                                            HHC                 PRO FORMA ADJUSTMENTS
                                                                        (RESTATED)   WASHINGTON   DEBITS    CREDITS    FDB
                                                                        ----------   ----------   ------    -------    ---
INTEREST INCOME
    Interest and fees on Loans                                            $57,891      $3,267                        $5,967
    Interest on securities:
        U.S. government securities and obligations
                of U.S. government agencies                                30,361         204                           898
        Obligations of state and political subdivisions                     2,163          39                            16
    Interest on federal funds sold and securities
                purchased under agreements to resell                        2,059         789                           177
    Interest on time deposits and other interest                            3,264           0                             0
                                                                          -------      ------                        ------
                    TOTAL INTEREST INCOME                                  95,738       4,299                         7,058
INTEREST EXPENSE
    Interest on deposits                                                   34,393       1,189                         1,420
    Interest on federal funds purchased and
        securities sold under agreements to repurchase                        994           0                             0
    Interest on bonds, notes and other                                        257           0                             0
                                                                          -------      ------                        ------
                    TOTAL INTEREST EXPENSE                                 35,644       1,189                         1,420
NET INTEREST INCOME                                                        60,094       3,110                         5,638
    Provision for possible loan losses                                      1,203         120                           156
                                                                          -------      ------                        ------
NET INTEREST INCOME AFTER PROVISION FOR
             POSSIBLE LOAN LOSSES                                          58,891       2,990                         5,482
NONINTEREST EXPENSE
    Service charges on deposits                                             8,627         626                         1,616
    Trust fees                                                              1,767           0                             0
    Other charges, fees and operating income                                4,591         120                           388
    Securities gains, net                                                      97          50                             0
                                                                          -------      ------                        ------
                    TOTAL NONINTEREST INCOME                               15,082         796                         2,004
NONINTEREST EXPENSE
    Salaries and employee benefits                                         25,429       1,282                         1,956
    Occupancy and equipment expense, net                                    7,638         279                           257
    Other operating expenses                                               17,322         819                         2,240
                                                                          -------      ------                        ------
                    TOTAL NONINTEREST EXPENSE                              50,389       2,380                         4,453
EARNINGS BEFORE INCOME TAXES                                               23,584       1,406                         3,033
    Income tax expense                                                      7,435         478                         1,043
                                                                          -------      ------                        ------
NET EARNINGS                                                              $16,149      $  928                        $1,990
                                                                          =======      ======                        ======

EARNINGS PER SHARE                                                          $2.14
AVERAGE SHARES                                                              7,555

                                                                                          FDB
                                                                                 PRO FORMA ADJUSTMENTS             PRO FORMA
                                                                               DEBITS            CREDITS              HHC
                                                                               ------            -------           ---------
INTEREST INCOME
    Interest and fees on Loans                                                                                    $ 67,125
    Interest on securities:
        U.S. government securities and obligations
                of U.S. government agencies                                                                         31,463
        Obligations of state and political subdivisions                                                              2,218
    Interest on federal funds sold and securities
                purchased under agreements to resell                                                                 3,025
    Interest on time deposits and other interest                                                                     3,264
                                                                                                                  --------
                    TOTAL INTEREST INCOME                                                                          107,095
INTEREST EXPENSE
    Interest on deposits                                                                                            37,002
    Interest on federal funds purchased and
        securities sold under agreements to repurchase                                                                 994
    Interest on bonds, notes and other                                          210 (K)                                467
                                                                                                                  --------
                    TOTAL INTEREST EXPENSE                                                                          38,463
NET INTEREST INCOME                                                                                                 68,632
    Provision for possible loan losses                                                                               1,479
                                                                                                                  --------
NET INTEREST INCOME AFTER PROVISION FOR
             POSSIBLE LOAN LOSSES                                                                                   67,153
NONINTEREST EXPENSE
    Service charges on deposits                                                                                     10,869
    Trust fees                                                                                                       1,767
    Other charges, fees and operating income                                                                         5,099
    Securities gains, net                                                                                              147
                                                                                                                  --------
                    TOTAL NONINTEREST INCOME                                                                        17,882
NONINTEREST EXPENSE
    Salaries and employee benefits                                                                                  28,667
    Occupancy and equipment expense, net                                                                             8,174
    Other operating expenses                                                    550 (L)                             20,931
                                                                                                                  --------
                    TOTAL NONINTEREST EXPENSE                                                                       57,772
EARNINGS BEFORE INCOME TAXES                                                                                        27,263
    Income tax expense                                                                             266 (M)           8,690
                                                                               ----               ----            --------
NET EARNINGS                                                                   $760               $266            $ 18,573
                                                                               ====               ====            ========

EARNINGS PER SHARE                                                                                                   $2.09
AVERAGE SHARES                                                                                                       8,866

NOTES
(K) To record imputed interest of 7.00% on the $4,000,000 cash portion of the purchase price.
(L) To record amortization of intangible assets over 15 years using a straight line basis.
(M)  To record the tax effect of pro forma adjustments.

UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
YEAR ENDED DECEMBER 31, 1993


(Amounts in thousands except per share data)

                                                                                                          WASHINGTON
                                                                                HHC                  PRO FORMA ADJUSTMENTS
                                                                             (RESTATED)   WASHINGTON   DEBITS    CREDITS     FDB
                                                                             ----------   ----------   ------    -------     ---
INTEREST INCOME
    Interest and fees on Loans                                                 $ 75,515      $4,743      $3 (J)            $7,460
    Interest on securities:
        U.S. government securities and obligations
                of U.S. government agencies                                      40,930         805                         1,261
        Obligations of state and political subdivisions                           3,359          20                            21
    Interest on federal funds sold and securities
                purchased under agreements to resell                              3,245         358                           186
    Interest on time deposits and other interest                                  4,800          20                             0
                                                                               --------      ------                        ------
                           TOTAL INTEREST INCOME                                127,849       5,946                         8,928
INTEREST EXPENSE
    Interest on deposits                                                         45,264       1,671                         1,912
    Interest on federal funds purchased and
        securities sold under agreements to repurchase                            1,021           0                             0
    Interest on bonds, notes and other                                              424          16                 3 (J)       0
                                                                               --------      ------                        ------
                           TOTAL INTEREST EXPENSE                                46,709       1,687                         1,912
NET INTEREST INCOME                                                              81,140       4,259                         7,016
    Provision for possible loan losses                                            4,482         150                           302
                                                                               --------      ------                        ------
NET INTEREST INCOME AFTER PROVISION FOR
             POSSIBLE LOAN LOSSES                                                76,658       4,109                         6,714
NONINTEREST INCOME
    Service charges on deposits                                                  11,085         821                         2,120
    Trust fees                                                                    2,643           0                             0
    Other charges, fees and operating income                                      6,509         228                           601
    Securities gains, net                                                           783           0                             0
                                                                               --------      ------                        ------
                           TOTAL NONINTEREST INCOME                              21,020       1,049                         2,721
NONINTEREST EXPENSE
    Salaries and employee benefits                                               32,018       1,589                         2,638
    Occupancy and equipment expense, net                                          9,923         320                           301
    Other operating expenses                                                     22,171       1,426                         2,797
                                                                               --------      ------                        ------
                           TOTAL NONINTEREST EXPENSE                             64,112       3,335                         5,736
EARNINGS BEFORE INCOME TAXES                                                     33,566       1,823                         3,699
    Income tax expense                                                           10,199         630                         1,254
    Cumulative effect of an accounting change                                         0         301                             0
                                                                               --------      ------      --        --      ------
NET EARNINGS                                                                   $ 23,367      $1,494      $3        $3      $2,445
                                                                               ========      ======      ==        ==      ======

EARNINGS PER SHARE                                                                $3.09
AVERAGE SHARES                                                                    7,550

                                                                                          FDB
                                                                                 PRO FORMA ADJUSTMENTS             PRO FORMA
                                                                               DEBITS            CREDITS              HHC
                                                                               ------            -------           ---------
INTEREST INCOME
    Interest and fees on Loans                                                                                      $ 87,715
    Interest on securities:
        U.S. government securities and obligations
                of U.S. government agencies                                                                           42,996
        Obligations of state and political subdivisions                                                                3,400
    Interest on federal funds sold and securities
                purchased under agreements to resell                                                                   3,789
    Interest on time deposits and other interest                                                                       4,820
                                                                                                                    --------
                           TOTAL INTEREST INCOME                                                                     142,720
INTEREST EXPENSE
    Interest on deposits                                                                                              48,847
    Interest on federal funds purchased and
        securities sold under agreements to repurchase                                                                 1,021
    Interest on bonds, notes and other                                            280 (K)                                717
                                                                                                                    --------
                           TOTAL INTEREST EXPENSE                                                                     50,585
NET INTEREST INCOME                                                                                                   92,135
    Provision for possible loan losses                                                                                 4,934
                                                                                                                    --------
NET INTEREST INCOME AFTER PROVISION FOR
             POSSIBLE LOAN LOSSES                                                                                     87,201
NONINTEREST INCOME
    Service charges on deposits                                                                                       14,026
    Trust fees                                                                                                         2,643
    Other charges, fees and operating income                                                                           7,338
    Securities gains, net                                                                                                783
                                                                                                                    --------
                           TOTAL NONINTEREST INCOME                                                                   24,790
NONINTEREST EXPENSE
    Salaries and employee benefits                                                                                    36,245
    Occupancy and equipment expense, net                                                                              10,544
    Other operating expenses                                                      732 (L)                             27,126
                                                                                                                    --------
                           TOTAL NONINTEREST EXPENSE                                                                  73,915
EARNINGS BEFORE INCOME TAXES                                                                                          38,076
    Income tax expense                                                                             354 (M)            11,729
    Cumulative effect of an accounting change                                                                            301
                                                                               ------             ----              --------
NET EARNINGS                                                                   $1,012             $354              $ 26,648
                                                                               ======             ====              ========

EARNINGS PER SHARE                                                                                                     $3.01
AVERAGE SHARES                                                                                                         8,861

NOTES
(J) To eliminate intercompany interest income/expense on a loan balance between HHC and Washington.
(K) To record imputed interest of 7.00% on the $4,000,000 cash portion of the purchase price.
(L) To record amortization of intangible assets over 15 years using a straight line basis.
(M)  To record the tax effect of pro forma adjustments.

UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
YEAR ENDED DECEMBER 31, 1992

(Amounts in thousands except per share data)                                                  WASHINGTON
                                                                 HHC                     PRO FORMA ADJUSTMENTS        PRO FORMA
                                                              (RESTATED)    WASHINGTON    DEBITS       CREDITS           HHC
                                                              ----------    ----------    ------       -------        ---------
INTEREST INCOME
    Interest and fees on Loans                                 $ 75,408        $5,108       $22 (J)                   $ 80,494
    Interest on securities:
        U.S. government securities and obligations
                of U.S. government agencies                      43,733           849                                   44,582
        Obligations of state and political subdivisions           4,346             1                                    4,347
    Interest on federal funds sold and securities
                purchased under agreements to resell              3,424           772                                    4,196
    Interest on time deposits and other interest                  4,928            40                                    4,968
                                                               --------        ------                                 --------
           TOTAL INTEREST INCOME                                131,839         6,770                                  138,587
INTEREST EXPENSE
    Interest on deposits                                         52,223         2,426                                   54,649
    Interest on federal funds purchased and
        securities sold under agreements to repurchase            1,408             0                                    1,408
    Interest on bonds, notes and other                              567            85                      22 (J)          630
                                                               --------        ------                                 --------
           TOTAL INTEREST EXPENSE                                54,198         2,511                                   56,687
NET INTEREST INCOME                                              77,641         4,259                                   81,900
    Provision for possible loan losses                            7,768           210                                    7,978
                                                               --------        ------                                 --------
NET INTEREST INCOME AFTER PROVISION FOR
             POSSIBLE LOAN LOSSES                                69,873         4,049                                   73,922
NONINTEREST INCOME
    Service charges on deposits                                  11,337           739                                   12,076
    Trust fees                                                    2,279             0                                    2,279
    Other charges, fees and operating income                      5,890           258                                    6,148
    Securities gains, net                                           634             0                                      634
                                                               --------        ------                                 --------
           TOTAL NONINTEREST INCOME                              20,140           997                                   21,137
NONINTEREST EXPENSE
    Salaries and employee benefits                               29,891         1,525                                   31,416
    Occupancy and equipment expense, net                         10,522           343                                   10,865
    Other operating expenses                                     22,335         1,312                                   23,647
                                                               --------        ------                                 --------
           TOTAL NONINTEREST EXPENSE                             62,748         3,180                                   65,928
EARNINGS BEFORE INCOME TAXES                                     27,265         1,866                                   29,131
    Income tax expense                                            7,027           694                                    7,721
                                                               --------        ------       ---           ---         --------
NET EARNINGS                                                   $ 20,238        $1,172       $22           $22         $ 21,410
                                                               ========        ======       ===           ===         ========

EARNINGS PER SHARE                                                $2.68                                                  $2.65
AVERAGE SHARES                                                    7,550                                                  8,087

NOTES
(J) To eliminate the intercompany interest income/expense on a loan balance between HHC and Washington.

UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS

YEAR ENDED DECEMBER 31, 1991


(Amounts in thousands except per share data)                                                   WASHINGTON
                                                                 HHC                      PRO FORMA ADJUSTMENTS       PRO FORMA
                                                              (RESTATED)    WASHINGTON     DEBITS       CREDITS          HHC
                                                              ----------    ----------     ------       -------       ---------
INTEREST INCOME
    Interest and fees on Loans                                 $ 78,907        $5,713       $54 (J)                   $ 84,566
    Interest on securities:
        U.S. government securities and obligations
                of U.S. government agencies                      38,023         1,072                                   39,095
        Obligations of state and political subdivisions           5,069            27                                    5,096
    Interest on federal funds sold and securities
                purchased under agreements to resell              6,264         1,066                                    7,330
    Interest on time deposits and other interest                  2,270            74                                    2,344
                                                               --------        ------                                 --------
           TOTAL INTEREST INCOME                                130,533         7,952                                  138,431
INTEREST EXPENSE
    Interest on deposits                                         66,164         3,895                                   70,059
    Interest on federal funds purchased and
        securities sold under agreements to repurchase            3,367             0                                    3,367
    Interest on bonds, notes and other                            2,140           147                      54 (J)        2,233
                                                               --------        ------                                 --------
           TOTAL INTEREST EXPENSE                                71,671         4,042                                   75,659
NET INTEREST INCOME                                              58,862         3,910                                   62,772
    Provision for possible loan losses                            4,793           210                                    5,003
                                                               --------        ------                                 --------
NET INTEREST INCOME AFTER PROVISION FOR
             POSSIBLE LOAN LOSSES                                54,069         3,700                                   57,769
NONINTEREST INCOME
    Service charges on deposits                                   9,482           725                                   10,207
    Trust fees                                                    2,592             0                                    2,592
    Other service charges and fees                                7,323           223                                    7,546
    Securities gains, net                                           812             0                                      812
                                                               --------        ------                                 --------
           TOTAL NONINTEREST INCOME                              20,209           948                                   21,157
NONINTEREST EXPENSE
    Salaries and employee benefits                               27,096         1,516                                   28,612
    Occupancy and equipment expense, net                          9,792           336                                   10,128
    Other operating expenses                                     20,357         1,370                                   21,727
                                                               --------        ------                                 --------
           TOTAL NONINTEREST EXPENSE                             57,245         3,222                                   60,467
EARNINGS BEFORE INCOME TAXES                                     17,033         1,426                                   18,459
    Income tax expense                                            4,122           454                                    4,576
                                                               --------        ------       ---           ---         --------
NET EARNINGS                                                   $ 12,911        $  972       $54           $54         $ 13,883
                                                               ========        ======       ===           ===         ========

EARNINGS PER SHARE                                                $2.11                                                  $2.09
AVERAGE SHARES                                                    6,122                                                  6,659

NOTES
(J) To eliminate the intercompany interest income/expense on a loan balance between HHC and Washington.


                   CERTAIN INFORMATION CONCERNING THE COMPANY

PRINCIPAL BUSINESS

         First Denham Bancshares, Inc. The Company was organized on October 2, 1979, as a business corporation under the laws of the State of Louisiana to acquire Bank and to engage in activities related to the operation of a bank holding company. On April 7, 1980, the Company acquired 90.67 percent of the capital stock of Bank and became a one-bank holding company subject to regulation under the BHC Act. In 1983, the Company formed New First National Bank of Denham Springs, an interim national banking association, for the purpose of acquiring 100 percent of the capital stock of Bank through a merger of Bank and New First National Bank of Denham Springs. In 1984, the merger was consummated and the Company acquired 100 percent of the capital stock of Bank. At September 30, 1994, the Company had total consolidated assets of approximately $109.3 million and shareholders equity of approximately $10.9 million. The Company's principal executive offices are located at 523 Florida Avenue, Denham Springs, Louisiana 70727 and its telephone number is (504) 665-6153.

         First National Bank of Denham Springs. Bank provides traditional consumer and commercial deposit and loan services to the individuals, families and businesses in Livingston Parish, Louisiana. These services are delivered through a network of seven full service locations, including a main office in Denham Springs and six branches located in Albany, Denham Springs, French Settlement, Springfield, Walker and Watson. In addition to traditional bank services, Bank offers mortgage loans, VISA/Mastercard, and trust services. Bank's deposits are insured by the Federal Deposit Insurance Corporation. At September 30, 1994, Bank had total deposits of approximately $98.7 million and total assets of approximately $109.2 million. Bank's principal executive office is located at 523 Florida Avenue, Denham Springs, Louisiana 70727 and its telephone number is (504) 665-6153.

COMPETITION

         Bank's primary market area, Livingston Parish, has a current population of approximately 75,000.

         Competition among banks for loan customers is generally governed by such factors as loan terms, including interest charges, restrictions on borrowers and compensating balances, and other services offered by such banks. Bank competes with numerous other commercial banks, savings and loan associations and credit unions for customer deposits, as well as with a broad range of financial institutions in consumer and commercial lending activities. In addition to thrift institutions, other businesses in the financial services industry compete with Bank for retail and commercial deposit funds and for retail and commercial loan business. Competition for loans and deposits is intense among the financial institutions in Bank's primary market area, including those located in the surrounding parishes.

         Currently, all national banks domiciled in Louisiana are permitted to establish branches on a statewide basis because state law permits state banks to establish statewide branches. Louisiana's banking law also permits bank holding companies domiciled in any other state to acquire Louisiana banks and bank holding companies, if the state in which the bank holding company is domiciled grants reciprocal rights to Louisiana banks and bank holding companies. Recent federal banking legislation will allow bank holding companies domiciled in any state to acquire banks and bank holding companies in any other state after September 29, 1995, one year after the law became effective. Further, unless state legislatures elect otherwise, under the new law, banks will be allowed to establish interstate branches beginning June 1, 1997.

         At present, several bank holding companies with greater resources than those of the Company have acquired banks or established branches in the Bank's market area and are continuing to do so. The size of these institutions allows certain economies of scale that permit their operation on a narrower profit margin than would be appropriate for Bank. Bank has also experienced some competitive pressure on interest rates that it is able to charge on its new loans.

SEASONALITY OF BUSINESS AND CUSTOMERS

         Bank deposits represent a cross-section of the area's economy and there is no material concentration of deposits from any single customer or group of customers. No significant portion of Bank's loans is concentrated within a single industry or group of related industries. Historically, the business of Bank has not been seasonal in nature and management of Bank does not anticipate any seasonal trends in the future. Bank does not rely on foreign sources of funds or income.

EMPLOYEES

         As of the date of this Prospectus/Proxy Statement, the Company and Bank have, in the aggregate, approximately 90 full-time employees and 21 part-time employees. None of such employees are represented by labor unions. Management of the Company considers its relationship with its employees to be good.

PROPERTY

         The executive office of the Company and Bank, located at 523 Florida Avenue, Denham Springs, Louisiana 70727, is owned by Bank and is not subject to a mortgage. In addition, Bank has six branch offices in Livingston Parish, Louisiana, one of which is located on leased premises under a ground lease that expires on December 31, 1995. Bank has the option to renew this lease for one twenty-year period. The remaining five branch offices, and the premises on which they are located, are owned by Bank and are not subject to mortgages. In addition, the Company owns certain real estate and improvements adjacent to its executive offices. Bank holds a twelve-year mortgage on such property, which bears interest at a rate of 1.25 percent above the New York prime rate and matures March 15, 2005. At October 17, 1994, the outstanding principal balance of the mortgage was $459,164. Bank leases approximately 51 percent of this adjacent property from the Company for various accounting, training and administrative functions.

LEGAL PROCEEDINGS

         The Company and Bank normally are parties to and have pending routine litigation arising from their regular business activities of furnishing financial services, including providing credit and collecting secured and unsecured indebtedness. In some instances, such litigation involves claims or counterclaims against the Company and Bank, or either of them. As of October 31, 1994, the Company and Bank did not have any litigation pending other than ordinary routine litigation incidental to their business that was not material in amount in respect of the Company's assets on a consolidated basis.

         In 1988, Bank formed First Advantage Insurance, Inc. ("First Advantage"), a wholly-owned subsidiary, and received approval from the Office of the Comptroller of the Currency ("OCC") in a letter, dated March 21, 1991, to act as an agent for insurance purposes under 12 U.S.C. 92. The Louisiana State Commissioner of Insurance initially granted and then revoked First Advantage's license prior to commencement of operations. The action to revoke First Advantage's license was prompted by a complaint filed by the Independent Insurance Agents Association of Louisiana questioning Bank's authority to act as an insurance agent. First Advantage is currently appealing the revocation of its license.

STOCK PRICES AND DIVIDENDS

         Market Prices. There is no established public trading market for FDB Common Stock or FDB Preferred Stock. These securities are not traded on any exchange and are not quoted on any automated system of a registered securities association.

         As of the Record Date, there were 240 shareholders of record of FDB Common Stock and 162 shareholders of record of FDB Preferred Stock.

         Cash Dividends. Since January 1, 1992, the Company has paid annual cash dividends on FDB Common Stock in the amount of $35.50 per share and on FDB Preferred Stock in the amount of $6.00 per share.

         The National Bank Act requires approval of the OCC for the payment of any dividend by Bank if the total of all dividends, including any proposed dividend, declared by the Board of Directors of Bank in any calendar year exceeds the sum of the net profits and retained net profits, as defined by the OCC, for the current year plus the preceding two years, less any required transfers to surplus. Federal bank regulatory authorities also have the power under the Financial Institutions Supervisory Act to prohibit a bank from engaging in an unsafe or unsound practice. The payment of a dividend by a bank could, depending on the financial condition of the bank and other factors, be deemed an unsafe or unsound practice. The ability of the Company to pay dividends to its shareholders in the future is dependent upon the ability of Bank to pay dividends to it.

         Under the Merger Agreement, the Company is prohibited from declaring or paying any dividends on FDB Common Stock unless the Merger Agreement is terminated. However, if the Merger is not consummated by March 5, 1995, the Company may pay a regular quarterly dividend on FDB Common Stock. The Merger Agreement does not prohibit the regular semi-annual dividend on FDB Preferred Stock.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

         The following table sets forth, as of the Record Date, certain information with respect to the beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) direct or indirect, of (i) each person who is the beneficial owner of more than five percent of any class of the outstanding voting securities of the Company; (ii) each director of the Company, and each executive officer of the Company and Bank, and (iii) all directors of the Company and executive officers of the Company and Bank as a group. Unless otherwise indicated, all shares indicated as beneficially owned are held with sole voting and investment power.

 Name and Address                                                Amount and Nature of             Percent
 of Beneficial Owner                       Class of Stock        Beneficial Ownership             of Class
 ----------------------------------------- --------------------  ----------------------------     --------
 ESTATE OF R. DAWES EASTERLY(1)            Common                          10,470                  23.17%
                                           Preferred                         ---                     *
 RUBEN R. SPILLMAN, SR.                    Common                           6,870(2)               15.21%
                                           Preferred                        1,039                   5.39%
 OSCAR P. WALDREP, JR., DDS                Common                           5,872(3)               13.00%
                                           Preferred                        2,505                  12.99%
 WILLIAM R. AND CAROLYN POWERS             Common                           4,188(4)                9.27%
                                           Preferred                        3,210                  16.64%

__________________________________

     * Indicates less than one percent.

     (1) Beverly Bridgers Easterly is the executrix of the estate and holds the power to vote these shares. The estate's address is: c/o Beverly Bridgers Easterly, Post Office Box 112, 37662 LA Hwy. 16, Denham Springs, LA 70726-0112.

     (2) Includes 117 shares of FDB Common Stock owned by Mr. Spillman's spouse. Mr. Spillman disclaims any beneficial interest in such shares. Mr. Spillman's address is P.O. Box 636, 7204 Magnolia Beach Road, Denham Springs, LA 70727-0636.

     (3) Includes 416 shares of FDB Common Stock owned by Dr. Waldrep's spouse. Dr. Waldrep disclaims any beneficial interest in such shares. Dr. Waldrep's address is P.O. Box 549, 8276 S. River Road, Denham Springs, LA 70727-0549.

     (4) Includes 2,010 shares of FDB Common Stock owned by William R. and Carolyn P. Powers as joint tenants with rights of survivorship, 1,139 shares owned by William R. Powers, and 1,039 shares owned by Carolyn Powers. Mr. Powers disclaims any beneficial interest in such shares owned by Mrs. Powers. Mr. and Mrs. Powers' address is 7734 Laie Place, Diamondhead, MS 39524-3724.

 Name and Address                                                Amount and Nature of             Percent
 of Beneficial Owner                       Class of Stock        Beneficial Ownership             of Class
 ----------------------------------------- --------------------  ----------------------------     --------
 ROBERT E. EASTERLY                        Common                           1,057                   2.34%
                                           Preferred                         ---                      *
 THOMAS L. SULLIVAN, SR.                   Common                           1,815(5)                4.02%
                                           Preferred                           20(6)                  *
 BRUCE R. EASTERLY                         Common                           1,534                   3.40%
                                           Preferred                         ---                      *
 HUEY O. TAYLOR                            Common                             430(7)                  *
                                           Preferred                          330                   1.71%
 WILLIE E. WILD, JR.                       Common                             309                     *
                                           Preferred                        1,209                   6.27%
 GEORGE CLIFTON MERCIER                    Common                             472(8)                  *
                                           Preferred                          246                   1.28%
 STEVEN D. BARNETT                         Common                             174                     *
                                           Preferred                           50                     *
 ROBERT A. SEALS, JR.                      Common                              63                     *
                                           Preferred                         ---                      *
 ALL DIRECTORS AND EXECUTIVE               Common                          20,986                  46.45%
 OFFICERS AS A GROUP (11 PERSONS           Preferred                        8,609                  44.64%
 INCLUDING THOSE LISTED ABOVE)

__________________________________

     (5) Includes 20 shares of FDB Common Stock owned by Thomas L. and Marie L. Sullivan.

     (6) Shares are owned by Thomas L. and Marie L. Sullivan.

     (7) Includes 100 shares of FDB Common Stock owned by Huey or Amy Taylor.

     (8) Includes 226 shares of FDB Common Stock owned by Mr. Mercier's spouse. Mr. Mercier disclaims any beneficial interest in such shares.

     FIRST DENHAM BANCSHARES, INC. MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1994 AND 1993

         The following is management's discussion and analysis of the significant changes in the Company's financial condition and results of operations for the nine months ended September 30, 1994 and 1993. This information should be read in conjunction with the Company's interim financial statements and the notes thereto included elsewhere herein. The Company is unaware of any trends, uncertainties or events which would or could have a material impact on future operating results, liquidity, or capital.

OVERVIEW

         Net Income for the nine month period ended September 30, 1994, as compared to the respective period of 1993, increased $83,098. The Company's increased income has benefitted from a continued favorable net interest margin and a decreased loan loss provision.

INTEREST INCOME

         Interest Income for the nine month period ended September 30, 1994 was $7,058,682, an increase of $445,650 over the same period in 1993. The primary factors that affect interest income are the changes in volume and mix of earning assets and changes in market interest rates.

         Net loans for the nine month period ended September 30, 1994, as compared to the respective period in 1993, increased $4,779,757 to $71,484,501. Loan income increased $474,204 or 8.6% to $5,967,437 for the nine months ended September 30, 1994 from $5,493,233 for the nine months ended September 30, 1993.

         Securities and other interest bearing assets (excluding loans) as of September 30, 1994 increased $827,919 or 3.4% compared to the similar time period in 1993. Interest income on these assets decreased $28,554 or 2.5%, in the first nine months of 1994.

INTEREST EXPENSE

         Interest Expense for the nine months ended September 30, 1994 decreased $26,986, or 1.9%, compared to the same period in 1993, despite a $616,000 increase in interest bearing deposits since the end of 1993. The subsidiary deposit liabilities are short-term and, therefore, reflect money market rate changes in a short time span.

PROVISION FOR LOSSES

         In the first nine months of 1994, the Company expensed $156,000 for potential loan losses; however, in the similar 1993 period $197,000 was expensed. The Company's continued loan quality improvement has allowed for the reduced 1994 expense.

OTHER INCOME

         Total Other Income for the time period under consideration decreased $13,016. Service Charges on Deposit Accounts increased $42,779 to $1,616,417 for the nine months ended September 30, 1994.

OTHER EXPENSES

         Total Other Expenses increased $331,526 to $4,453,882 in 1994. Components of 1994 Other Expenses which have increased include: employee benefits (insurance, salaries and retirement), up 5.5%; occupancy expense, up 6.4%; net other real estate expense, up 10.4%; and general operating expenses (postage, telephone, data processing, printing, supplies, etc.), up 10.6%.

INCOME TAXES

         Amounts expensed in the 1994 and 1993 periods are $1,042,806 and $956,810, respectively, reflecting the maximum corporate rate applicable on ordinary income.

FOR THE YEAR ENDED DECEMBER 31, 1993

         The following is management's discussion and analysis of the significant changes in the Company's financial condition and results of operations for the year ended December 31, 1993. This information should be read in conjunction with the Company's audited consolidated financial statements for the years ended December 31, 1993 and 1992, and the notes thereto, included elsewhere herein.

OVERVIEW

         The Company's net income for 1993 was $2,445,499 compared to $1,720,741 for 1992, an increase of 42.1%. The increase in net income for 1993 was mainly attributable to an improved net interest margin, increased loan demand, a smaller provision for loan losses, and improved net noninterest margin. The Company benefitted from recent improvements in the regional and local economies.

         Return on average assets was 2.38% and return on average equity was 25.75% for 1993, compared to 1.83% and 22.79% respectively, for 1992.

NET INTEREST INCOME

         Net interest income for 1993 was $7,017,423 compared to $6,262,039 in 1992. The primary factors that affect net interest income are the changes in volume and mix of earning assets and interest-bearing liabilities, along with changes in market interest rates. Interest rates declined significantly in 1993 and 1992. Total interest income for 1993 was $8,929,722 as compared to $8,550,448 for 1992, a $379,274 increase. Loan balances increased from $61,815,660 on December 31, 1992 to $68,183,811 on December 31, 1993. The
increase in loan balances was offset by declining interest rates to account for the change in interest income on loans. Interest expense on deposits was $1,912,299 in 1993, a decline of $376,110 from 1992. Interest-bearing deposits increased to $67,341,120, or 6.5%, in 1993, but this was offset by the decline in interest rates to account for the change in interest expense on deposits.

         The Company's Net Interest Spread and Margin are shown below. Net Interest Spread is the difference between the yield on earning assets and the cost of funding. Net Interest Margin is net interest income as a percent of average earning assets.

                                           1993    1992
                                           ----    ----
                 Net Interest Spread       6.82%   6.54%
                 Net Interest Margin       7.62%   7.44%

INTEREST EARNING ASSETS

         Earning assets averaged $92,282,000 for 1993, an increase of $7,967,000, or 9.4%, compared to the 1992 average of $84,315,000. The 1992 average represented an increase of $8,279,000, or 10.9% from the 1991 average of $76,036,000. For 1993 net loans averaged $64,777,000, a $6,355,000 increase, or 10.9% over the balance reported in 1992. The average loan balances in 1992 increased $6,180,000, or 11.8% compared to the average balance in 1991.

         Investment securities averaged $20,883,000 for 1993 and $21,560,000 for 1992. The investment securities average for 1993 decreased $677,000, or 3.1% from the 1992 average. Funds are invested primarily in Securities of Other U. S. Government Agencies and Mortgage-Backed Securities.

         The Company's investment portfolio had net unrealized gain of $361,535, or 1.7%, as of December 31, 1993, as compared to an unrealized gain of $553,488, or 2.7%, as of December 31, 1992. These figures represent a fair value at a point in time, and can change depending on current market rates. The Company's strategy is to maintain the quality of the investment portfolio, while obtaining the most favorable interest rates.

INTEREST-BEARING LIABILITIES

         Interest-bearing liabilities in 1993 averaged $66,617,000, an increase of $3,245,000, or 5.1%, as compared to the 1992 average. Interest-bearing liabilities in 1992 averaged $63,372,000, an increase of $2,289,000, or 3.7%, as compared to the 1991 level.

         Savings and NOW accounts averaged $29,774,000, an increase of $3,225,000, or 12.1%, as compared to the 1992 average. Insured money market accounts and certificates of deposit increased $47,000, or .1% from the 1992 average. The majority of the growth in average deposits for the past two years has been in individual savings accounts. These deposits are trade area deposits which have core deposit characteristics.

INTEREST RATE SENSITIVITY

         The Company's interest rate sensitivity is modeled in the GAP Analysis Table set forth below. The table depicts a management measurement of the balance sheet interest rate sensitivity GAP at December 31, 1993. Interest rate sensitivity results from the timing differences at which assets and liabilities may be repriced as market rates change. The Company also utilizes other measurement techniques to analyze interest rate sensitivity. The table indicates the Company is positioned, at December 31, 1993, at a positive Cumulative Gap of $17,224 at the 365 day range. In a rising interest rate situation within the 365 day range, the Company would theoretically reprice more assets than liabilities; therefore, increasing net interest income.

                               GAP ANALYSIS TABLE
                                (in thousands)

                                     0-180          180-365           1-3             3+           NON INTEREST
                                      DAYS           DAYS            YEARS           YEARS           BEARING           TOTAL
                                     ------         -------         -------         -------        ------------        -----
 Assets:
   Federal Funds
    Sold                             $ 4,825         $   -           $   -          $   -               $   -         $  4,825
 Securities                            9,439           1,910           5,504          4,260                 -           21,113
 Loans                                32,785           7,806          17,297         10,296                 -           68,184
 Other Assets                            -               -               -              -                 9,474          9,474
                                     -------         -------         -------        -------             -------       --------
   Total Assets                      $47,049         $ 9,716         $22,801        $14,556             $ 9,474       $103,596

 Liabilities:
   Money Market                      $ 5,222         $ 3,046         $ 2,256        $   -               $   -         $ 10,524
   Savings & NOW                       4,849           4,850          11,316         11,316                 -           32,331
   Certificates                       19,466           2,108           2,402            510                 -           24,486
   Other Liabilities
    and Capital                          -               -               -              -                36,255         36,255
                                     -------         -------         -------        -------             -------       --------

      Total Liabilities
       and Capital                   $29,537         $10,004         $15,974        $11,826             $36,255       $103,596
                                     -------         -------         -------        -------

 Periodic Gap                        $17,512         $  (288)        $ 6,827        $ 2,730
                                     =======         =======         =======        =======

 Cumulative Gap                      $17,512         $17,224         $24,051        $26,781
                                     =======         =======         =======        =======

ALLOWANCE AND PROVISION FOR LOAN LOSSES

         The allowance totaled $1,070,802 at the end of 1993 as compared to $1,018,992 for 1992. The balance in the allowance reflects management's continued evaluation of the potential risk of the loans in the current portfolio. The current provisions from income were $302,000 and $520,000 for the years ended December 31, 1993 and 1992. Management made provisions in those periods based on the review of the quality of the loans at year end. The allowance as a percentage of loans outstanding was 1.57% at year end 1993 and 1.65% at year end 1992. Management believes that the allowance is adequate to absorb potential losses in the loan portfolio.

         The Company's net charge offs were $250,190 and $380,141 for 1993 and 1992. The ratio of net charge offs to average loans outstanding at year end 1993 and 1992 was .39% and .65%, respectively.

NON-PERFORMING ASSETS

         The Company's non-performing assets, including non-accrual loans, restructured loans and foreclosed assets, totalled $2,928,258 at December 31, 1993, reflecting a decrease of over $3,000,000. Restructured loans and other real estate owned declined approximately $870,000 and $1,640,000, respectively, as reflected in the table below, as a result of improvements in the local economy.

         The following table represents non-performing assets at year end:

                                                            1993         1992
                                                         ----------   ----------
         Loans Past Due 90 Days
           or More                                       $  118,929   $  284,260
         Non-Accrual Loans                                1,431,900    1,914,600
         Restructured Loans                                 926,000    1,796,000
         Other Real Estate (at lower of
               cost or market value)                        451,429    2,091,482
                                                         ----------   ----------
                                                         $2,928,258   $6,086,342
                                                         ==========   ==========

OTHER INCOME

         Other income for 1993 was $2,720,638, an increase of $289,495 over the prior year results of $2,431,143. Exclusive of securities transactions, other income increased $297,782.

         Service charges on deposit accounts were $2,120,097 for 1993, an increase of 6.0% over 1992. Service charges on deposit accounts were $2,000,298 in 1992. The primary reason for the increase in 1993 is the increase in number of deposit accounts.

         Other operating income for 1993 was $600,541 compared to the 1992 total of $422,558. Included in other operating income are fees from insurance commissions, bankcard services, safe deposit box rentals and other operating fees.

OTHER EXPENSES

         Other expenses totaled $5,736,721 in 1993, a 2.7% increase over the 1992 total of $5,587,797. Salaries and employee benefits increased $157,473, or 6.3%, to $2,638,211 for 1993 when compared to $2,480,738 for 1992. Net occupancy expense was $301,424 for 1993, versus $324,750 for 1992. Other operating expenses totaled $2,583,447 for 1993 compared to $2,401,621 for 1992, an increase of $181,826, or 7.6%.

         Net other real estate expense was $213,639 for 1993. This is a decrease in expense from 1992 of $167,049. Net other real estate and repossession expense is the operating expense of other real estate and repossessed assets less the income generated by other real estate and the net gains from the sales of other real estate and repossessed assets.

INCOME TAXES

         Income taxes for 1993 were $1,253,841, and $864,644 for 1992, producing an effective tax rate of 34%. The Company expects to be taxable at a 34% rate in 1994.

         The Company adopted FASB Statement No. 109, "Accounting for Income Taxes," effective January 1, 1993. The effect of the adjustment to the balance sheet to adopt Statement 109 was not material.

OFF-BALANCE-SHEET ACTIVITIES

         In the normal course of business the Company enters into agreements which, for accounting purposes, are not recorded in the financial statements. These loan commitments and lines of credit are commitments to customers to extend credit at specified rates, duration and purpose. The commitments adhere to normal lending policy and credit reviews. Available loan commitments at December 31, 1993 were $9,885,074, and $7,788,779 at December 31, 1992. The
Bank has letters of credit of $411,729 issued at December 31, 1993. Additionally, the Bank has deposit customers who have credit lines available to them through their deposit accounts. At December 31, 1993 the available portion of these credit lines was $1,226,171. These credit lines are immediately cancelable by the Bank. The credit lines provide a source of income to the Bank through service fees charged and interest earned on balances outstanding. The credit lines are reviewed regularly and do not pose a material credit risk to the Bank.

         The Bank began issuing credit cards during 1989. As of December 31, 1993, the aggregate credit available is $1,503,720. Applicants are reviewed through normal lending policies and credit reviews.

REGULATORY MATTERS

         The Bank's records were examined by a regulatory agency in January, 1994. Management is not aware of any current recommendations by these authorities which would have a material impact on capital, asset quality, management, earnings or liquidity of the Company.

CAPITAL EXPENDITURES

         The Company made capital improvements to several offices during 1993. During 1993, the Company purchased $1,048,276 of bank premises and equipment. Included in these improvements is the Company's new Annex office which is expected to enhance the Company's ability to service its customer base.

CAPITAL

         The following table summarizes specific capital ratios of the Company at December 31, 1993 and 1992.

                                                                     MINIMUM
                                                                    REGULATORY
                                        1993           1992         GUIDELINES
                                      --------       --------      ------------
         Risk-Based Capital Ratios:

             Tier 1 Capital            13.41%         13.64%               4.0%

             Total Capital             14.67%         14.90%               8.0%

         Leverage Ratio                 8.71%          8.93%       4.00 - 5.00%

         As shown in the table, the Company's Risk-Based Capital ratios significantly exceed the minimum regulatory guidelines. Earnings is the main source of capital for the Company. The net increase in Stockholders' Equity during 1993 was $1,107,659, or an increase of 13.3% over 1992. This net increase was the result of net income from the operations of $2,445,499, less the payment of cash dividends of $1,283,533. The Company paid cash dividends of $2.00 per share on Preferred Stock and $27.50 per share on Common Stock during 1993. In 1992, the cash dividends were $2.00 per share on both Preferred and Common Stock.

LIQUIDITY

         Liquidity management is the process of ensuring that the Company's assets and liabilities are appropriately structured. The Company's short-term and long-term liquidity is provided by two sources: core deposits and an adequate level of assets readily convertible to cash. Management continually monitors the balance sheet to insure its ability to meet current and future depositor requirements and loan funding commitments. The Company has not experienced and does not anticipate difficulty in meeting its funding obligations.

                        CERTAIN STATISTICAL INFORMATION

         The following tables present historical statistical information concerning the Company's consolidated balance sheet items, investment securities, loan portfolio, loan loss experience, deposits and return on equity and assets for the periods indicated, and do not purport to be indicative of results that may be obtained in the future.

I. DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY; INTEREST RATES AND INTEREST DIFFERENTIAL


         Average Balances and Interest Rate Analysis. The following table sets forth the average amounts outstanding for each category of interest-earning assets and interest-bearing liabilities, the average interest rates earned and paid thereon, the net interest spread and the net interest income as a percentage of total earning assets as of the years ended December 31, 1993, 1992 and 1991.

               AVERAGE BALANCE SHEETS AND INTEREST RATE ANALYSIS
                                 (in thousands)


                                                     1993                                              1992
                                      ----------------------------------                ----------------------------------
                                                   Interest      Average                             Interest      Average
                                       Average      Income       Yield/                  Average      Income       Yield/
         ASSETS                        Balance     Expense        Rate                   Balance     Expense        Rate
                                      ---------   ---------      -------               ----------   ---------      -------
Federal Funds Sold                     $  6,622   $   187         2.82%                  $ 4,084    $   145         3.55%
Securities:
  Taxable                                20,404     1,261         6.18                    21,016      1,619         7.70
  Non-Taxable(1)                            479        32         6.68                       544         37         6.80
Loans-Net(2)(3)                          64,777     7,461        11.52                    58,422      6,750        11.55
Other                                       -         -            .                         249         11         4.42
  Total Earning Assets                   92,282   $ 8,941         9.69%                  $84,315    $ 8,562        10.15%
                                                  -------        -----                   -------    -------        -----

Allowance for Loan Losses               (1,053)                                             (991)
Non-earning Assets                       11,318                                           10,845
                                       --------                                          -------
  Total Assets                         $102,547                                          $94,169
                                       --------                                          -------

LIABILITIES AND STOCKHOLDERS' EQUITY

Savings and NOW Accounts               $ 29,774   $   692         2.32%                  $26,549    $   784         2.95%
Insured Money Market Accounts            10,735       302         2.81                     9,619        334         3.47
Certificates of Deposit                  26,108       919         3.52                    27,177      1,169         4.30
Other                                       -         -            .                          27          1         3.70
                                       --------   -------        -----                   -------    -------        -----
  Total Interest Bearing
    Liabilities                        $ 66,617   $ 1,913         2.87%                  $63,372    $ 2,288         3.61%
                                                  -------        -----                   -------    -------        -----

Demand Deposits                          25,593                                           21,814
Other Liabilities                           842                                            1,430
Stockholders' Equity                      9,495                                            7,553
                                       --------                                          -------
  Total Liabilities and
    Stockholders' Equity               $102,547                                          $94,169
                                       --------                                          -------

Net Interest Income - Tax Equivalent
  Basis(1)                                        $ 7,028                                           $ 6,274
Tax Equivalent Adjustment(1)                          (11)                                              (12)
                                                  -------                                           -------
Net Interest Income                               $ 7,017                                           $ 6,262
                                                  -------                                           -------

Net Interest Income - Spread(1)                                   6.82%                                             6.54%
                                                                 -----                                             -----

Net Interest Income(1) as a % of
  Total Earning Assets                                            7.62%                                             7.44%
                                                                 -----                                             -----

                                                     1991
                                      ----------------------------------
                                                   Interest      Average
                                       Average      Income       Yield/
         ASSETS                        Balance     Expense        Rate
                                      ---------   ---------      -------
Federal Funds Sold                     $ 3,492    $   192         5.50%
Securities:
  Taxable                               19,707      1,722         8.74
  Non-Taxable(1)                           570         62        10.88
Loans-Net(2)(3)                         52,242      6,401        12.25
Other                                       25          2         8.00
  Total Earning Assets                 $76,036    $ 8,379        11.02%
                                                  -------        -----

Allowance for Loan Losses                 (809)
Non-earning Assets                      11,637
                                       -------
  Total Assets                         $86,864
                                       -------

LIABILITIES AND STOCKHOLDERS' EQUITY

Savings and NOW Accounts               $19,687    $   946         4.81%
Insured Money Market Accounts            8,840        434         4.91
Certificates of Deposit                 32,551      2,061         6.33
Other                                        5        -            .
                                       -------    -------        -----
  Total Interest Bearing
    Liabilities                        $61,083    $ 3,441         5.63%
                                       -------    -------        -----

Demand Deposits                         17,526
Other Liabilities                        1,703
Stockholders' Equity                     6,552
                                       -------
  Total Liabilities and
    Stockholders' Equity               $86,864
                                       -------

Net Interest Income - Tax Equivalent
  Basis(1)                                        $ 4,938
Tax Equivalent Adjustment(1)                          (22)
                                                  -------
Net Interest Income                               $ 4,916
                                                  -------

Net Interest Income - Spread(1)                                   5.39%
                                                                 -----

Net Interest Income(1) as a % of
  Total Earning Assets                                            6.49%
                                                                 -----

_______________________________

(1) Tax Equivalent Basis - Based on 34% Tax Rate in 1993, 1992 and 1991.
(2) Balances include non-performing loans.
(3) Interest income includes loan fees of $394,466, $329,655 and $253,101 for 1993, 1992 and 1991, respectively.

         Interest Differential. The following table sets forth information as to the impact of changes in average rates and average balances on interest-earning assets and interest-bearing liabilities. The variances attributable to simultaneous balance and rate changes have been allocated equally to volume and rate.

                  First Denham Bancshares, Inc. and Subsidiary

                             INTEREST DIFFERENTIAL
                                 (in thousands)

                 for the years ended December 31, 1993 and 1992

                                                 1993 OVER 1992                                       1992 OVER 1991
                                   ----------------------------------------             ---------------------------------------
                                      Change                       Total                   Change                       Total
                                   Attributable To                Increase              Attributable To               Increase
                                      Volume       Rate          (Decrease)                Volume        Rate        (Decrease)
- -------------------------------------------------------------------------------------------------------------------------------
Interest Earning Assets:
  Federal Funds Sold                  $   81     $   (39)          $   42                  $  27      $    (74)       $    (47)
  Securities:
    Taxable                              (43)       (315)            (358)                   108          (211)           (103)
    Non-Taxable(1)                        (4)         (1)              (5)                    (2)          (23)            (25)
  Loans                                  731         (20)             711                    736          (387)            349
  Other                                   (6)         (5)             (11)                    14            (5)              9
                                      ------     -------          -------                  -----       -------         -------
      Total Interest Income           $  759     $  (380)         $   379                  $ 883       $  (700)        $   183
                                      ------     -------          -------                  -----       -------         -------

Interest Bearing Liabilities:
  Savings and NOW Accounts            $   85     $  (177)         $   (92)                 $ 267       $  (429)        $  (162)
  Insured Money Market Accounts           35         (67)             (32)                    33          (133)           (100)
  Certificates of Deposit                (42)       (208)            (250)                  (286)         (606)           (892)
  Other                                   (1)         -                (1)                    -              1               1
                                      ------     -------          -------                  -----       -------         -------
      Total Interest Expense          $   77     $  (452)         $  (375)                 $  14       $(1,167)        $(1,153)
                                      ------     -------          -------                  -----       -------         -------

Increase in Interest Differential     $  682     $    72          $   754                 $  869       $   467         $ 1,336
                                      ------     -------          -------                  -----       -------         -------

____________________________

(1) Tax Equivalent Basis - Based on 34% Tax Rate in 1993, 1992 and 1991.
Note: The change in interest due to both volume and rate changes has been allocated equally between volume and rate.

II.  INVESTMENT SECURITIES

       The following table sets forth the amortized cost, gross unrealized gains and losses, fair value and weighted average yields of the Company's investment securities as of December 31, 1993 and 1992:

                                                                                      1993
                                          ----------------------------------------------------------------------------------
                                                                 GROSS               GROSS
                                          AMORTIZED           UNREALIZED           UNREALIZED         FAIR
                                             COST                GAINS               LOSSES           VALUE           YIELD*
                                          ---------           ----------           ----------        -------          ------
                                                                                (in thousands)
U.S. Treasury
 Securities:
  One Year or Less                          $   504             $     7              $  -             $   511         1.11%

  Over 1 through
   5 Years                                    2,015                   2                   (3)           2,014         3.28
                                            -------             -------              -------          -------         ----

                                            $ 2,519             $     9              $    (3)         $ 2,525         4.39%
                                            =======             =======              =======          =======         ====

Securities of Other
 U.S. Government
  Agencies:
   Over 1 through
    5 Years                                 $ 8,661             $    34              $   (11)         $ 8,684         4.08%

   Over 5 through
    10 Years                                    500                  14                 -                 514          .34
                                            -------             -------              -------          -------         ----

                                            $ 9,161             $    48              $   (11)         $ 9,198         4.42%
                                            =======             =======              =======          =======         ====

Mortgage-Backed
 Securities:
  Over 1 through
   5 Years                                  $ 2,058             $    43              $   (10)         $ 2,091         1.58%

  Over 5 through
   10 Years                                   2,341                 135                 -               2,476         2.31

  Over 10 Years                               4,511                 158                   (6)           4,663         3.43
                                            -------             -------              -------          -------         ----

                                            $ 8,910             $   336              $   (16)         $ 9,230         7.32%
                                            =======             =======              =======          =======         ====

Other Securities:
 One Year or Less                           $   523             $  -                 $  -             $   523         4.46%
                                            =======             =======              =======          =======         ====


   *Weighted Average Yield.

                                  (CONTINUED)

                                                                                     1992
                                          ----------------------------------------------------------------------------------
                                                                 GROSS               GROSS
                                          AMORTIZED           UNREALIZED           UNREALIZED         FAIR
                                             COST                GAINS               LOSSES           VALUE           YIELD*
                                          ---------           ----------           ----------        -------          ------
                                                                                (in thousands)
U.S. Treasury
 Securities:
  Over 1 through
   5 Years                                  $   510             $     8              $  -             $   518         5.56%
                                            =======             =======              =======          =======         ====

Securities of Other
 U.S. Government
 Agencies:
  One Year or Less                          $   499             $    20              $  -             $   519          .50%

  Over 1 through
   5 Years                                    5,165                  34                 -               5,199         2.29

  Over 5 through
   10 Years                                   2,750                  17                 -               2,767         1.75
                                            -------             -------              -------          -------         ----

                                            $ 8,414             $    71              $  -             $ 8,485         4.54%
                                            =======             =======              =======          =======         ====

Mortgage-Backed
 Securities:
  Over 1 through
   5 Years                                  $ 1,998             $    89              $  -             $ 2,087         2.01%

  Over 5 through
   10 Years                                   3,274                 185                 -               3,459         3.39

  Over 10 Years                               3,376                 190                 -               3,566         3.50
                                            -------             -------              -------          -------         ----

                                            $ 8,648             $   464              $  -             $ 9,112         8.90%
                                            =======             =======              =======          =======         ====
Collateralized
 Mortgage
 Obligations:
  Over 5 through
   10 Years                                 $ 1,887             $     6              $  -             $ 1,893         4.92%

  Over 10 Years                                 497                   4                 -                 501         1.22
                                            -------             -------              -------          -------         ----

                                            $ 2,384             $    10              $  -             $ 2,394         6.14%
                                            =======             =======              =======          =======         ====

Other Securities:
 One Year or Less                           $   503             $  -                 $  -             $   503         3.58%
                                            =======             =======              =======          =======         ====


   *Weighted Average Yield.

III.  LOAN PORTFOLIO

         Types of Loans. The following table sets forth the composition of the Company's loan portfolio (all domestic) as of December 31, 1993 and 1992.

                                                                   1993                                 1992
                                                                 --------                             --------
                                                           (in thousands)                       (in thousands)
 Real Estate Loans - Construction                                $  6,463                             $  2,860
 Real Estate Loans - Mortgage                                    $ 32,626                               31,073
 Loans to Farmers                                                     499                                  -
 Commercial and Industrial Loans                                    9,959                                9,650
 Loans to Individuals                                              18,454                               18,070
 All Other Loans                                                      184                                  166
                                                                 --------                             --------
      Total Loans                                                $ 68,185                             $ 61,819
 Unearned Income                                                       (1)                                  (4)
 Allowance for Loan Losses                                         (1,071)                              (1,019)
                                                                 --------                             --------
                                                                 $ 67,113                             $ 60,796
                                                                 ========                             ========

         Maturities and Sensitivity to Changes in Interest Rates. The following table sets forth the amount of total loans outstanding (excluding consumer/installment loans) as of December 31, 1993 and 1992, which are based on remaining scheduled principal repayments due in one year or less, after one year through five years, and after five years:


INTEREST RATE                 MATURITY                                      1993                        1992
- -------------                 --------                                    --------                    --------
                                                                    (in thousands)              (in thousands)
 Various                    1 Year or Less                                $ 15,841                    $ 18,247
 Fixed                      1 Year or Less                                  19,795                      16,006
 Fixed                      Over 1 Through 5 Years                          24,200                      18,875
 Fixed                      Over 5 Years                                     6,918                       6,776
 Nonaccrual                 Various                                          1,431                       1,915
                                                                          --------                    --------
                                                                          $ 68,185                    $ 61,819
                                                                          ========                    ========

Note: The information necessary for a breakdown of maturity of the various types of loans is not readily available. The Corporation has no foreign loans.

         Risk Elements. The following table sets forth loans accounted for on a non-accrual basis, accruing loans which are contractually past due 90 days or more as to principal or interest payments and loans whose terms have been renegotiated to provide a reduction or deferral of interest or principal due to deterioration of the financial position of the borrower as of December 31, 1993 and 1992:

                                                                                       1993             1992
                                                                                     --------         --------
                                                                               (in thousands)   (in thousands)
 Loans accounted for on a non-accrual basis                                          $  1,431         $  1,915

 Loans contractually past due ninety days or more as to principal or                      119              284
 interest payments

 Loans whose terms have been renegotiated to provide a reduction or deferral of interest or principal due to a deterioration in the financial position of the borrower.
                                                                                          926            1,796
                                                                                     --------         --------
                                                                                     $  2,476         $  3,995
                                                                                     --------         --------

IV.  SUMMARY OF LOAN LOSS EXPERIENCE

         The following table summarizes the allowance for loan losses for the years ended December 31, 1993 and 1992:

                                                Year Ended December 31
                                                ----------------------
                                                   1993        1992
                                                ----------  ----------
                                                    (in thousands)
Amount of Loans Outstanding at End of
  Period                                        $  68,184   $  61,815
                                                =========   =========


Daily Average Amount of Loans                   $  64,777   $  58,422
                                                =========   =========

Balance of Allowance for Loan Losses
  at Beginning of Year                          $   1,019   $     879

Loans Charged Off:
  Real Estate                                   $    -      $      14
  Commercial, Industrial and Agricultural              74         184
  Individuals and Others                              304         248
                                                ---------   ---------
                                                $     378   $     446
Recoveries of Loans previously charged off:
  Real Estate                                   $    -      $       2
  Commercial, Industrial and Agricultural              49          29
  Individuals and Others                               79          35
                                                ---------   ---------
    Total Recoveries                            $     128   $      66
                                                ---------   ---------
    Net Loans Charged Off                       $     250   $     380
Additions to Allowance Charged to Expense       $     302   $     520
                                                ---------   ---------
Balance at End of Year                          $   1,071   $   1,019
                                                =========   =========

Ratio of Net Charge-Offs to Total Loans
  Outstanding                                         .37%        .61%
                                                =========   =========

Ratio of Net Charge-Offs to Average Loans
  Outstanding                                         .38%        .66%
                                                =========   =========

         The allowance for loan losses is an amount which in management's judgment is adequate to absorb potential losses in the loan portfolio. The allowance for loan losses is based upon management's review and evaluation of the loan portfolio. Factors considered in the establishment of the allowance for loan losses include management's evaluation of specific loans; the level and composition of classified loans; historical loss experience; results of examinations by regulatory agencies; an internal asset review process; expectations of future economic conditions and their impact on particular borrowers; and other judgmental factors.

         The allowance for loan losses is based on estimates of potential future losses, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and as adjustments become necessary, the effect of the change in estimate is charged to operating expenses in the period incurred. All losses are charged to the allowance for loan losses when the loss actually occurs or when management believes that the collectibility of the principal is unlikely. Recoveries are credited to the allowance at the time of recovery.

         The allowance for loan losses has been allocated according to the type of loan described:

                                                     December 31, 1993                        December 31, 1992
                                            ---------------------------------        ----------------------------------
                                                                  PERCENT OF                               PERCENT OF
                                                                   LOANS IN                                 LOANS IN
                                                                EACH CATEGORY                             EACH CATEGORY
                                                                  TO TOTAL                                  TO TOTAL
                                            ALLOWANCE               LOANS            ALLOWANCE                LOANS
                                            ---------           -------------        ---------            -------------
                                         (in thousands)                           (in thousands)
Real Estate                                  $    691               56.79%            $    632                54.80%
Commercial, Industrial
  and Agricultural                                113               16.13                  106                15.75
Individuals and Others                            267               27.08                  281                29.45
                                             --------              ------             --------               ------
                                             $  1,071              100.00%            $  1,019               100.00%
                                             ========              ======             ========               ======

     Management reviews the allowance for loan loss on a monthly basis. As discussed above, historical loss experience is considered as well as economic factors that effect the local economy. Specific risk factors that are inherent with certain types of lending are also considered. Past experience shows that the greatest exposure is in the area of real estate loans which represent approximately 57% of the loan portfolio. After reviewing these factors and reviewing the loan portfolio through internal procedures, it was management's opinion that an allowance of $1,070,802 was adequate at December 31, 1993.

     Management maintains an internal "Watch List" which identifies loans requiring special supervision because of unexpected changes in various risk conditions. The "Watch List" may include both accruing and nonaccrual loans. The "Watch List" categories resemble the regulators classification methods.

     The categories and the similar regulatory classifications are: Loss, Doubtful, Substandard and OLEM (Other Loans Especially Mentioned). OLEM loans require special observation to determine if current conditions warrant a reclassification.

                                   WATCH LIST
                                 (in thousands)

                      LOSS     DOUBTFUL    SUBSTANDARD    OLEM
                     ------    --------    -----------    ----
December 31, 1993    $  -      $  -        $2,549         $292

         The "Watch List" is routinely evaluated and may vary dramatically based upon the borrower's status as well as industry and economic trends.

V.  DEPOSITS

         The average daily balances and average rates paid on deposits are summarized for each of the years ended December 31, 1993 and 1992:

                                          1993                               1992
                                -----------------------          --------------------------
                                 AVERAGE       AVERAGE            AVERAGE          AVERAGE
                                 BALANCE      RATE PAID           BALANCE         RATE PAID
                                ---------     ---------          ---------        ---------
                              (in thousands)                   (in thousands)
Noninterest Bearing
  Demand Deposits               $  25,593        -  %            $  21,814            -  %
Savings and NOW
  Accounts                         29,774       2.32%               26,549           2.95%
Insured Money Market
  Accounts                         10,735       2.81%                9,619           3.47%
Certificates of
  Deposit                          26,108       3.52%               27,177           4.30%
                                ---------                        ---------
Total Deposits                  $  92,210                        $  85,159
                                =========                        =========



         The following table sets forth the maturities of the Company's certificates of deposits of $100,000 or more for the year ended December 31, 1993.


                                (in thousands)
          3 Months or Less         $  1,048


          Over 3 through 12 Months      200

          Over 12 Months                400
                                   --------
                                   $  1,648
                                   ========

VI.  Return on Equity and Assets

     The table below summarizes significant financial ratios for the years ended December 31, 1993 and 1992:

                                                 1993        1992
                                              ----------  ----------
Return on Average Total Assets                   2.38%       1.83%

Return on Average Stockholders' Equity          25.75%      22.79%

Dividend Payout Ratio                           52.00%       5.41%

Average Equity to Average Assets                 9.26%       8.02%

                       MANAGEMENT OF THE COMPANY AND BANK

BOARD OF DIRECTORS

    Certain information concerning the Board of Directors of each of the Company and Bank is set forth below. The Board of Directors of the Company and Bank consist of the same nine individuals. Directors of the Company and Bank are elected at each annual meeting of the shareholders of the Company and Bank, respectively, to hold office until the next annual meeting of such entity and until their respective successors are elected and qualified.

                                                       Company          Principal Occupation for
                                                       Director         the Past Five Years and
 Name and Age                                           Since:          Certain Other Directorships
 ------------                                         ---------         ---------------------------
 Bruce R. Easterly (41)                               1993              Real Estate Developer and Commercial
                                                                        Trucking

 Robert E. Easterly (52)                              1980              Chairman, President, CEO and
                                                                        Secretary of Bank and Chairman,
                                                                        President and CEO of the Company

 George Clifton Mercier (65)                          1980              Paint Contractor

 William R. Powers (65)                               1980              Retired Marine Dealer

 Ruben Spillman, Sr. (60)                             1980              Retail Sales & Trucking

 Thomas L. Sullivan (66)                              1980              Real Estate Executive

 Huey O. Taylor (73)                                  1980              Retired Businessman

 Oscar P. Waldrep, Jr., D.D.S. (71)                   1980              Dentist

 Willie "W.E." Wild, Jr. (77)                         1980              Retired Bank President

EXECUTIVE OFFICERS OF THE COMPANY

    Executive officers of the Company are appointed by and serve at the pleasure of the Board of Directors of the Company. The executive officers of the Company, and certain information about them, are set forth below.

                                                                       Principal Occupation for the
                                                                       Past Five Years and Certain
 Name and Age                                     Position             Other Directorships
 ------------                                     --------             -------------------
 Robert E. Easterly (52)             Chairman of the Board, President  President, CEO and Secretary of Bank,
                                     and CEO                           Chairman of the Board and President of
                                                                       the Company

 Ruben Spillman, Sr. (60)            Secretary                         Retail Sales and Trucking

 Oscar P. Waldrep, Jr., D.D.S. (71)  Treasurer                         Dentist

EXECUTIVE OFFICERS OF BANK

    Executive officers of Bank are appointed by and serve at the pleasure of the Board of Directors of Bank. The executive officers of Bank, other than those who are also directors, and certain information about them are set forth below.

 Name and Age                              Position         Principal Occupation for the Past Five Years
 ------------                              --------         --------------------------------------------
 Steven D. Barnett (36)            Senior Vice President    Senior Vice President and Cashier of Bank
                                   and Cashier

 Name and Age                              Position         Principal Occupation for the Past Five Years
 ------------                              --------         --------------------------------------------
 Robert A. Seals (39)              Senior Vice President    Vice President and Trust Officer of Bank
                                   and Trust Officer

EXECUTIVE COMPENSATION

    The following table sets forth information concerning the aggregate annual remuneration of each of the four highest paid executive officers or directors of the Company for the year ended December 31, 1993, and the aggregate annual remuneration of all executive officers and directors as a group, including those individually listed.

 Name of Individual                                                          Aggregate Remuneration for the
 or Number in Group                    Capacities in Which Served             Year Ended December 31, 1993
 ------------------                    --------------------------             ----------------------------
 Robert E. Easterly                    President, CEO, Chairman of the                $158,518(1)
                                       Board and Director of Bank and the
                                       Company

 Melvin T. Ott*                        Senior Vice President of Bank                   $79,455(2)

 Robert A. Seals, Jr.                  Senior Vice President and                       $71,938(2)
                                       Trust Officer of Bank

 Steven D. Barnett                     Senior Vice President and                       $71,663(2)
                                       Cashier of Bank

 All Directors and Executive Officers                                                 $488,136
 as Group (13 persons including those
 listed above)

COMPENSATION PURSUANT TO PLANS

    Bank adopted the First National Bank of Denham Springs Savings Plan and Trust (the "401(k) Plan") effective July 1, 1988, which conforms to the requirements of Section 401(k) of the Code and is administrated through Pan American Life Insurance the Company. While participation in the 401(k) Plan is voluntary, all regular full-time employees and part-time employees who work at least 1,000 hours a year are eligible to participate in the 401(k) Plan after meeting certain criteria related to age and length of service. The amount of contribution, if any, by each participant is discretionary with the participant, but may not exceed 15 percent of the participant's compensation.

    Effective July 1, 1993, Bank's Board of Directors elected to begin making a matching contribution to the plan on behalf of each participant in the amount of one-half of each participant's voluntary contribution up to three percent of the participant's compensation. On or before December 31 of each year, Bank's Board of Directors sets the dollar amount for the employer's matching contribution to begin January 1st. Employee contributions are fully vested. Participants become vested in Bank contributions at the rate of 20 percent per year after one year of service. The Plan allows for in-service withdrawals provided the event has been proven a financial hardship and all other means have been exhausted. Otherwise, withdrawals cannot be processed until the participant reaches age 59-1/2, or upon the participant's death, termination of employment, disability, or





__________________________________

     * Melvin T. Ott resigned from his position with First National Bank of Denham Springs as of May 23, 1994.

     (1) Includes an annual bonus of $74,294.

     (2) Includes an annual bonus of $24,975 and $4,500 in fees paid for attendance at Board of Directors meetings. This bonus was expensed in 1993 and paid January 15, 1994.

retirement. The 401(k) Plan also allows participants to apply for loans and provides three different investment funds for their contributions, a Deposit Fund, a Growth Fund, and a Growth and Income Fund.

TRANSACTIONS WITH MANAGEMENT

    Bank had during the past two years, and expects to have in the future, loan transactions in the ordinary course of business with directors and officers of Bank, and shareholders owning in excess of five percent of the FDB's Common Stock, relatives of such persons and corporations and firms of which they are officers or in which they or their immediate families have at least a 10 percent equity interest. Such loans amounted to approximately $595,576 at September 30, 1994, constituting .83 percent of Bank's total loans as of such date and 5.44 percent of the Company's shareholders' equity as of such date. These transactions have been and will be on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectibility or present other unfavorable features.


                       CERTAIN INFORMATION CONCERNING HHC

GENERAL

    HHC is a multi-bank holding company headquartered in Gulfport, Mississippi with total consolidated assets of approximately $2.0 billion at September 30, 1994. HHC operates a total of 58 banking offices and 86 automated teller machines in the States of Mississippi and Louisiana through two wholly owned bank subsidiaries, Hancock Bank MS organized in 1899 and Hancock Bank organized in August 1990.

    As of September 30, 1994, the authorized capital stock of HHC consists of 20,000,000 shares of HHC Common Stock of which, 7,557,924 shares are issued and outstanding and no shares are held in its treasury. Assuming consummation of the Merger without any shareholders exercising their dissenters' rights, HHC will have 8,332,171 shares of Common Stock issued and outstanding after the Closing.

    Both Hancock Bank MS and Hancock Bank are community oriented and focus primarily on offering commercial, consumer and mortgage loans and deposit services to individuals and small to middle market businesses in their respective market areas. Both Hancock Bank MS and Hancock Bank strive to provide their customers with the financial sophistication and breath of products of a regional bank while successfully retaining the local appeal and level of service of a community bank.

MERGER AND ACQUISITION HISTORY

    HHC has expanded its market area through a series of mergers and branch and deposit acquisitions. Beginning with the 1985 acquisition of the Pascagoula-Moss Point Bank in Pascagoula, Mississippi ("PMP"), HHC has assumed approximately $626.2 million in deposit liabilities and acquired approximately $693.9 million in assets through acquisitions or purchase and assumption transactions involving four commercial banks, one savings association and one savings association branch. At the time of the PMP acquisition, PMP had total assets of approximately $132 million and total deposit liabilities of approximately $114 million.

    Until this year, the majority of HHC's acquisition activity occurred in 1990 and 1991, beginning with the June 1990, merger of Metropolitan National Bank ("MNB") into Hancock Bank MS. At the time of its acquisition, MNB had total assets of approximately $98.8 million and total deposit liabilities of approximately $95.1 million. Also in June of 1990, pursuant to a Purchase and Assumption Agreement, Hancock Bank MS acquired the Poplarville, Mississippi branch of Unifirst Bank for Savings from the Resolution Trust Corporation ("RTC"). The acquisition increased HHC's total assets by approximately $7.8 million and its total deposit liabilities by approximately $7.4 million. In August 1990, HHC formed Hancock Bank for the purpose of assuming the deposit liabilities and acquiring the consumer loan portfolio, corporate credit card portfolio and non-adversely classified securities portfolio of AmBank, Baton Rouge, from the FDIC. As a result of the transaction, Hancock Bank acquired fifteen (15) branch locations in the greater Baton Rouge area, approximately $337.5 million in assets and approximately $300.9 million in deposit liabilities. In August 1991, Hancock Bank MS acquired certain assets and deposit liabilities of Peoples Federal Savings Association, Bay Saint Louis, Mississippi, from the RTC. As a result of the transaction, HHC acquired assets of approximately $39.0 million and deposit liabilities of approximately $38.5 million.

    In April 1994, HHC acquired First State Bank and it was merged with Hancock Bank under the pooling-of-interests accounting method. The acquisition of First State Bank expanded HHC's market share in East Baton Rouge Parish by increasing HHC's total assets by approximately $82 million and total deposit liabilities by approximately $70 million.

    HHC entered into a definitive merger agreement with Washington in July 1994 whereby Washington will be merged with and into HHC. Washington is a bank holding company within the meaning of the BHC Act, organized and existing under and pursuant to the laws of the State of Louisiana. Washington owns all of the issued and outstanding common stock of Washington Bank & Trust Company, a Louisiana banking corporation maintaining its principal place of business at 919 Washington Street, Franklinton, Washington Parish, Louisiana ("Washington Bank").

    Simultaneously with the merger of Washington with and into HHC under the Articles of Incorporation of HHC, Washington Bank will be merged with and into Hancock Bank under the Articles of Incorporation of Hancock Bank. The separate corporate existences of Washington and Washington Bank will cease upon consummation of the mergers. As of August 31, 1994, Washington had total consolidated assets of approximately $90 million and total deposit liabilities of approximately $77 million. It is anticipated by HHC and Washington that the merger will be consummated in early 1995.

    HHC's regulatory capital at September 30, 1994, both on a historical basis and after giving pro forma effect to the Merger, as of that date, substantially exceeds all current minimum regulatory requirements.

TRANSFER AGENT

    The registered transfer agent and registrar for HHC Common Stock is Hancock Bank MS, Gulfport, Mississippi.

INDEMNIFICATION

    The HHC Articles of Incorporation and Bylaws provide for indemnification by HHC, to the fullest extent permitted by the Mississippi Business Corporation Act, of directors, officers, employees and agents for expenses, judgments, fines and amounts paid in settlement by such persons.


CHANGES IN CONTROL

    Certain provisions of the HHC Articles of Incorporation and Bylaws may have the effect of preventing, discouraging or delaying any change in control of HHC. The classification of the HHC Board of Directors would delay any attempt by dissatisfied shareholders or anyone who obtains a controlling interest in the HHC Common Stock to elect a new board of directors. The classes of directors serve staggered three year terms so that one-third of the directors are elected each year. These staggered terms of service may make it more difficult for HHC shareholders to effect a change in the majority of the HHC directors because replacement of a majority of the directors will normally require two annual meetings of shareholders. Accordingly, this provision may have the effect of discouraging hostile attempts to gain control of HHC.

    The HHC Articles of Incorporation contain in Article Fifth provisions regarding the vote required to approve certain business combinations or other significant corporate transactions involving HHC and a substantial shareholder. Mississippi law generally requires the affirmative vote of the holders of a majority of the shares entitled to vote at the meeting to approve a merger, consolidation or dissolution of HHC or a disposition of all or substantially all of HHC's assets. Article Fifth raises the required affirmative vote to 80 percent of the total number of votes entitled to be cast to approve these and other significant corporate transactions ("business combinations") if a "Substantial Stockholder" (as defined) is a party to the transaction or its percentage equity interest in HHC will be increased by the transaction. Two-thirds of the whole Board of Directors may, in all such cases, determine not to require such 80 percent affirmative vote, but only if a majority of the directors making such determine are "Continuing Directors" (as defined). Such determination may only be made prior to the time the Substantial Stockholder in question achieves such status.

    A "Substantial Stockholder" generally is defined under Article Fifth as the "beneficial owner" of 10 percent or more of the outstanding shares of stock of HHC entitled to vote in the election of directors ("voting shares"). "Beneficial ownership" generally is defined in accordance with the definition of beneficial ownership in Rule 13d-3 under the Exchange Act and includes all shares as to which the Substantial Stockholder in question has sole or shared voting or investment power. However, for purposes of Article Fifth, a Substantial Stockholder is also deemed to own beneficially shares owned, directly or indirectly, by an "affiliate" or "associate" of the Substantial Stockholder, as well as (i) shares which it or any such "affiliate" or "associate" has a right to acquire, (ii) shares issuable upon the exercise of options or rights, or upon conversion of convertible securities, held by the Substantial Stockholder and (iii) shares beneficially owned by any other person with whom the Substantial Stockholder or any of his "affiliates" or "associates" acts as a partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of capital stock of HHC.

    A "business combination" subject to Article Fifth includes, but is not limited to, the following: a merger or consolidation involving HHC or any of its subsidiaries and a Substantial Stockholder; a sale, lease or other disposition of a "substantial part" of the assets of HHC or any of its subsidiaries (i.e., assets constituting in excess of 10 percent of the book value of the total consolidated assets of HHC) to a Substantial Stockholder; an issuance of equity securities of HHC or any of its subsidiaries to a Substantial Stockholder for consideration aggregating $5 million or more; a liquidation or dissolution of HHC; and a reclassification or recapitalization of securities of HHC or any of its subsidiaries or a reorganization, in any case having the effect, directly or indirectly, of increasing the percentage interest of a Substantial Stockholder in any class of equity securities of HHC or such subsidiary.

    The supermajority voting provisions embodied in Article Fifth may have the effect of discouraging any takeover or change in control of HHC. If the holders of a majority of HHC's outstanding common stock desire a takeover or change in control, and if such takeover or change in control is opposed by HHC management, the existing Articles of Incorporation of HHC possibly could be used to thwart the desires of such majority. To the extent that the supermajority provisions embodied in Article Fifth are effective in discouraging any takeover or change in control of HHC, they will be to the advantage of the shareholders of HHC only to the extent that such powers of HHC management are used wisely.

ADDITIONAL INFORMATION

    Additional information concerning HHC's business, and information concerning the principal holders of HHC Common Stock, the directors and executive officers of HHC, executive compensation, and certain relationships and related transactions is contained in the Annual Report on Form 10-K of HHC for the year ended December 31, 1993 (the "HHC 10-K"), in the Proxy Statement for the February 24, 1994 Annual Meeting of Shareholders of HHC (incorporated into the HHC 10-K by reference), and the Form 10-Q of HHC for the quarter ended September 30, 1994. All of such information is incorporated into this Prospectus/Proxy Statement by reference. See "DOCUMENTS INCORPORATED BY REFERENCE".

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

    If the shareholders of the Company approve the Merger Agreement and the Merger is subsequently consummated, all shareholders of the Company, other than those exercising dissenters' rights, will become shareholders of HHC. The rights of shareholders of the Company who receive HHC Common Stock in connection with the Merger will be governed by the Articles of Incorporation and Bylaws of HHC, rather than the Articles of Incorporation and Bylaws of the Company. The following is a brief summary of the principal differences between the rights of shareholders of HHC and the shareholders of the Company. This summary does not purport to be complete and is qualified in its entirety by reference to the Articles of Incorporation and Bylaws of HHC and the Company, as well as the LBCL and the Mississippi Business Corporation Act.

DIRECTORS

    The Board of Directors of HHC may consist of not less than nine persons, as set from time to time by the Board of Directors, and currently consists of nine members. The HHC Board of Directors is divided into three classes, as nearly equal in number as possible, with members of each class to serve for three years and with one class being elected each year. In contrast, the Board of Directors of the Company may be composed of such number of persons determined by resolution of the Company's Board of Directors or by the shareholders but can never be less than one. The Company's Board of Directors currently consists of nine members. The directors of the Company are elected for one year terms and serve until the next annual meeting of shareholders or until their successors are elected and qualified.

    A director of HHC may be removed from office only for cause by the affirmative vote of a majority of directors present. The Bylaws of the Company provide that at any meeting of shareholders called expressly for that purpose, any director or the entire Board of Directors of the Company may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote on the election of directors.

    The Bylaws of the Company provide that any vacancy occurring in the Board of Directors (by death, resignation, removal, or otherwise) may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors. A director elected to fill a vacancy serves the unexpired term of his predecessor in office. In case of any increase in the number of directors constituting the entire Board of Directors, the additional directors are to be elected at a meeting of shareholders. At all meetings of the Board of Directors of the Company, a majority of the directors constitutes a quorum for the transaction of business. By resolution of the Board of Directors of the Company, those persons serving as directors may be compensated a fixed sum and expenses of attendance, if any, for attending board meetings or they may receive a stated salary.

    The Bylaws of HHC provide that vacancies occurring on the Board of Directors for any reason must be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum. The person filling the vacancy must serve out the remainder of the term of the vacated directorship or, in case the vacancy results from an increase in the number of directors, the term designated for the class of directors of which the directorship is a part.

AMENDMENT OF ARTICLES OF INCORPORATION

    The affirmative vote of the holders of a majority of votes entitled to be cast at a shareholders meeting is required to amend any provision of the HHC Articles of Incorporation unless the amendment would amend the Articles relating to certain changes in control, in which case 80 percent or more of the votes entitled to be cast is required or unless the amendment would amend the Articles relating to size, composition and removal of the HHC Board of Directors, in which case the approval of the holders of not less than two-thirds of the outstanding shares of common stock is required. The Articles of Incorporation of the Company may be amended by two-thirds of the voting power present.

AMENDMENT OF BYLAWS

    Although certain provisions of HHC's Bylaws relating to changes in control and the size, composition and removal of the HHC Board of Directors require a vote of 80 percent of the total voting power and a vote of two-thirds of the outstanding common stock, respectively, the remaining provisions of HHC's Bylaws may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the directors present or by a majority vote of the shareholders present at a meeting.

    The Bylaws of the Company provide that the power and authority to alter, amend or repeal the Bylaws or to adopt new Bylaws are concurrently vested in the Board of Directors and shareholders of the Company, subject to the right of shareholders to repeal the authority of the Board of Directors to alter, amend, or repeal the Bylaws or to adopt new Bylaws.

CUMULATIVE VOTING

    The Articles of Incorporation of the Company deny shareholders the right of cumulative voting in the election of directors. Likewise, the Articles of Incorporation of HHC deny shareholders the right of cumulative voting in the election of directors.

    THE ABSENCE OF CUMULATIVE VOTING REDUCES THE LIKELIHOOD THAT THE HOLDERS OF A MINORITY INTEREST IN A CORPORATION WILL BE ABLE TO OBTAIN REPRESENTATION ON THE BOARD OF DIRECTORS OF THAT CORPORATION.

PREEMPTIVE RIGHTS

    The Articles of Incorporation of the Company grant to its common shareholders preemptive rights to receive, purchase, or subscribe to (a) any unissued or treasury shares of any class of stock of the Company, (b) any obligations, evidences of indebtedness, or other securities of the Company convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase, or subscribe to, any such unissued or treasury shares,
(c) any right of subscription to or to receive, or any warrant or option for the purchase of, any of the foregoing securities, or (d) any other securities that may be issued or sold by the Company. The Company's Articles of Incorporation further provide for the extinguishment of such preemptive rights, upon the vote of two-thirds of the shareholders of the Company who possess such preemptive rights. At the annual meeting of shareholders held on May 24, 1990, holders of in excess of 75 percent of the outstanding shares of FDB Common Stock voted in favor of a proposal that permitted the Board of Directors of the Company to issue all or part of 161,148 shares of authorized but unissued shares of FDB Common Stock without preemptive rights.

    The holders of HHC Common Stock do not have any preemptive or preferential right to purchase or to subscribe for any additional shares of HHC Common Stock that may be issued.

REPORTS TO SHAREHOLDERS

    The HHC Common Stock is registered under the Exchange Act, and, therefore, HHC is required to provide annual reports containing audited financial statements to shareholders and to file such other reports with the SEC and solicit proxies in accordance with the rules of the SEC. HHC also provides reports to its shareholders on an interim basis containing unaudited financial information. The FDB Common Stock is not registered under the Exchange Act. Upon request of any shareholder, the Company will provide an annual report containing unaudited financial statements of the Company.

                                 LEGAL MATTERS

    Certain legal matters in connection with the HHC Common Stock being offered hereby will be passed upon by Heidelberg & Woodliff, P.A., 125 South Congress Street, Jackson, Mississippi, counsel for HHC.

                                    EXPERTS

    The consolidated audited financial statements of the Company as of and for the years ended December 31, 1993 and 1992 contained in this Prospectus/Proxy Statement have been audited by Hannis T. Bourgeois & Co., L.L.P., independent public accountants, as set forth in their report with respect thereto, and have been included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of HHC incorporated in this Prospectus/Proxy Statement by reference from the HHC 10-K have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                 OTHER MATTERS

    At the time of the preparation of this Prospectus/Proxy Statement, the Company had not been informed of any matters to be presented by or on behalf of the Company or its management for action at the Special Meeting other than those listed in the Notice of Special Meeting of Shareholders and referred to herein. If any other matters come before the meeting or any adjournment thereof, the persons named in the enclosed proxy will vote on such matters according to their best judgment.

    Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board of Directors of the Company, and return it at once in the enclosed envelope.

                         INDEX TO FINANCIAL STATEMENTS





Report of Independent Accountant's  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-2

Consolidated Balance Sheets -
     September 30, 1994, December 31, 1993 and September 30, 1993 . . . . . . . . . . . . . . . . . . . . .  F-4

Consolidated Statements of Income -
     for the nine months ended September 30, 1994 and 1993  . . . . . . . . . . . . . . . . . . . . . . . .  F-5

Consolidated Statements of Changes in Stockholders' Equity -
     for the nine months ended September 30, 1994 and 1993  . . . . . . . . . . . . . . . . . . . . . . . .  F-6

Consolidated Statements of Cash Flows -
     for the nine months ended September 30, 1994 and 1993  . . . . . . . . . . . . . . . . . . . . . . . .  F-7

Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-9

Independent Auditor's Report  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-13

Consolidated Balance Sheets -
     as of December 31, 1993 and 1992 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-15

Consolidated Statements of Income -
     for the years ended December 31, 1993, 1992 and 1991 . . . . . . . . . . . . . . . . . . . . . . . . .  F-16

Consolidated Statements of Changes in Stockholders' Equity -
     for the years ended December 31, 1993, 1992 and 1991 . . . . . . . . . . . . . . . . . . . . . . . . .  F-17

Consolidated Statements of Cash Flows -
     for the years ended December 31, 1993, 1992 and 1991 . . . . . . . . . . . . . . . . . . . . . . . . .  F-18

Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-21

                                October 3, 1994


                        Independent Accountant's Report


To the Shareholders
  and Board of Directors
First Denham Bancshares, Inc. and
  Subsidiary
Denham Springs, Louisiana


         We have reviewed the accompanying Consolidated Balance Sheets of First Denham Bancshares, Inc. and Subsidiary as of September 30, 1994 and 1993, and the related Consolidated Statements of Income, Changes in Stockholders' Equity and Cash Flows for the nine month periods then ended all in accordance with standards established by the American Institute of Certified Public Accountants.

         We previously audited and expressed our unqualified opinion in our report dated January 14, 1994, on the Balance Sheet of First Denham Bancshares, Inc. and Subsidiary as of December 31, 1993.

         A review of interim financial information consists principally of obtaining an understanding of the system for the preparation of interim financial information, applying analytical review procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an examination in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

         Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements for them to be in conformity with generally accepted accounting principles.

                                       Respectfully submitted,


                                       /s/ Hannis T. Bourgeois & Co., L.L.P.

                  First Denham Bancshares, Inc. and Subsidiary

                          CONSOLIDATED BALANCE SHEETS

          September 30, 1994, December 31, 1993 and September 30, 1993


                                            ASSETS
                                            ------
                                                                   (UNAUDITED)                                      (UNAUDITED)
                                                                  SEPTEMBER 30,             DECEMBER 31,            SEPTEMBER 30,
                                                                      1994                     1993                     1993
                                                                  -------------             ------------            ------------
Cash and Due from Banks                                           $  8,166,608              $  5,378,510            $  5,309,196
Federal Funds Sold                                                   2,975,000                 4,825,000               1,875,000

Securities:
 Held for Investment (Approximate
   Fair Value of $-0-, $21,474,500
   and $22,835,000, Respectively)                                 $     -                   $ 21,112,965            $ 22,331,508
 Available for Sale (Approximate
   Fair Value of $22,059,427, $-0-
   and $-0-, Respectively)                                          22,059,427                    -                      -
                                                                  ------------              ------------           ------------
                                                                  $ 22,059,427              $ 21,112,965            $ 22,331,508
Loans                                                             $ 71,484,501              $ 68,183,811            $ 66,704,744
 Less: Allowance for Loan Losses                                    (1,123,966)               (1,070,802)             (1,074,687)
                                                                  ------------              ------------            ------------
                                                                  $ 70,360,535              $ 67,113,009            $ 65,630,057
Premises and Equipment                                               3,910,494                 3,603,952               3,469,531
Other Real Estate                                                      473,998                   451,429                 411,701
Accrued Interest Receivable                                            746,883                   688,658                 743,390
Other Assets                                                           611,385                   421,987                 557,959
                                                                  ------------              ------------            ------------
    Total Assets                                                  $109,304,330              $103,595,510            $100,328,342
                                                                  ============              ============            ============


                                            LIABILITIES
                                            -----------
Deposits:
 Noninterest Bearing                                              $ 30,017,479              $ 26,400,676            $ 24,412,949
 Interest Bearing                                                   67,957,886                67,341,120              65,449,993
                                                                  ------------              ------------            ------------
                                                                  $ 97,975,365              $ 93,741,796            $ 89,862,942
Notes Payable                                                           -                         75,000                 150,000
Accrued Interest Payable                                               156,184                   129,131                 155,388
Other Liabilities                                                      227,859                   208,095                 251,296
                                                                  ------------              ------------            ------------
    Total Liabilities                                             $ 98,359,408              $ 94,154,022            $ 90,419,626

                                            SHAREHOLDERS' EQUITY
                                            --------------------

Preferred Stock - $22.24 Par
 Value; 100,000 Shares Author-
 ized; 19,290 Shares Issued                                       $    429,010              $    429,010            $    429,010
Common Stock - $10.00 Par Value;
 200,000 Shares Authorized;
 48,035 Shares Issued                                                  480,350                   480,350                 480,350
Surplus                                                              1,813,923                 1,813,923               1,813,923
Unrealized Loss on Securities                                         (241,707)                  (45,480)                (37,025)
Retained Earnings                                                    8,796,067                 7,096,406               7,480,702
Treasury Stock - 2,854, 2,854 and
 2,517 Shares of Common Stock
 at Cost, Respectively                                                (332,721)                 (332,721)               (258,244)
                                                                  ------------              ------------            ------------
    Total Shareholders' Equity                                    $ 10,944,922              $  9,441,488            $  9,908,716
                                                                  ------------              ------------            ------------
    Total Liabilities and
      Shareholders' Equity                                        $109,304,330              $103,595,510            $100,328,342
                                                                  ============              ============            ============


See accountant's report and accompanying notes.

                  First Denham Bancshares, Inc. and Subsidiary

                       CONSOLIDATED STATEMENTS OF INCOME

             for the nine months ended September 30, 1994 and 1993



                                                             (UNAUDITED)
                                                         NINE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                    ------------------------------
                                                       1994               1993
                                                    ----------          ----------
Interest Income:
  Interest and Fees on Loans                        $5,967,437          $5,493,233
  Interest on Securities:
    Taxable Interest                                $  898,060          $  953,297
     Nontaxable Interest                                15,938              15,937
                                                    ----------          ----------
                                                    $  913,998          $  969,234
   Other Interest Income                               177,247             150,565
                                                    ----------          ----------
      Total Interest Income                         $7,058,682          $6,613,032
Interest Expense on Deposits                         1,420,056           1,447,042
                                                    ----------          ----------
      Net Interest Income                           $5,638,626          $5,165,990
Provision for Loan Losses                              156,000             197,000
                                                    ----------          ----------
      Net Interest Income After
        Provision for Loan Losses                   $5,482,626          $4,968,990

Other Income:
  Service Charges on Deposit Accounts               $1,616,417          $1,573,638
  Other Operating Income                               387,668             443,463
                                                    ----------          ----------
       Total Other Income                           $2,004,085          $2,017,101
                                                    ----------          ----------
       Income before Operating Expenses             $7,486,711          $6,986,091
Operating Expenses:
  Salaries and Employee Benefits                    $1,955,873          $1,854,162
  Occupancy Expense                                    256,681             241,154
  Net Other Real Estate Expense                        182,985             165,815
  Other Operating Expenses                           2,058,343           1,861,225
                                                    ----------          ----------
      Total Operating Expenses                      $4,453,882          $4,122,356
                                                    ----------          ----------
      Income before Income Taxes                    $3,032,829          $2,863,735

Applicable Income Taxes                              1,042,806             956,810
                                                    ----------          ----------

      Net Income                                    $1,990,023          $1,906,925
                                                    ==========          ==========

Per Share:
  Net Income                                        $    43.62          $    41.47
  Cash Dividend - Common                            $     6.00          $     7.50
  Cash Dividend - Preferred                         $     1.00          $     1.00




See accountant's report and accompanying notes.

                  First Denham Bancshares, Inc. and Subsidiary

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

             for the nine months ended September 30, 1994 and 1993





                                                                  (UNAUDITED)
                                                                 SEPTEMBER 30,
                                                          ----------------------------
                                                             1994              1993
                                                          ----------        ----------
Preferred Stock:
   Balance - Beginning and End of Period                  $  429,010        $  429,010
                                                          ==========        ==========

Common Stock:
   Balance - Beginning and End of Period                  $  480,350        $  480,350
                                                          ==========        ==========

Surplus:
   Balance - Beginning and End of Period                  $1,813,923        $1,813,923
                                                          ==========        ==========

Unrealized Loss on Securities:
   Balance - Beginning of Period                          $  (45,480)       $  (65,650)
       Adjust to Market Value                               (196,227)           28,625
                                                          ----------        ----------

   Balance - End of Period                                $ (241,707)       $  (37,025)
                                                          ==========        ==========

Retained Earnings:
   Balance - Beginning of Period                          $7,096,406        $5,934,440
    Net Income                                             1,990,023         1,906,925
    Cash Dividends on Preferred Stock                        (19,288)          (19,288)
    Cash Dividends on Common Stock                          (271,074)         (341,375)
                                                          ----------        ----------

  Balance - End of Period                                 $8,796,067        $7,480,702
                                                          ==========        ==========

Treasury Stock:
  Balance - Beginning and End of Period                   $ (332,721)       $ (258,244)
                                                          ==========        ==========





See accountant's report and accompanying notes.

                  First Denham Bancshares, Inc. and Subsidiary

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

             for the nine months ended September 30, 1994 and 1993




                                                                         (UNAUDITED)
                                                                        SEPTEMBER 30,
                                                              --------------------------------
                                                                  1994                1993
                                                              ------------        ------------
Cash Flows From Operating Activities:
  Net Income                                                  $  1,990,023        $  1,906,925
  Adjustments to Reconcile Net Income to
    Net Cash Provided by Operating
    Activities:
      Provision for Loan Losses                                    156,000             197,000
      Provision for Losses on Other
           Real Estate                                              33,061              51,137
      Provision for Depreciation                                   342,281             392,185
      Amortization (Accretion) of
        Securities Premiums (Discounts)                             (4,904)             10,898
      Loss on Sale of Premises and Equipment                        15,107               1,440
      (Gain) Loss on Sale of Other Real Estate                      78,903              (4,154)
      Changes in Assets and Liabilities:
        (Increase) Decrease in Interest
          Receivable                                               (58,225)              5,784
        (Increase) Decrease in Other
          Assets                                                  (189,398)           (113,832)
        Increase (Decrease) in Interest
          Payable                                                   27,053              (8,139)
        Increase (Decrease) in Other
          Liabilities                                               19,764              98,569
                                                              ------------        ------------
          Net Cash Provided by Operating
            Activities                                        $  2,409,665        $  2,537,813


Cash Flows From Investing Activities:
  Net Decrease in Federal Funds Sold                          $  1,850,000        $  1,700,000
  Purchases of Securities                                       (4,961,676)         (7,029,214)
  Proceeds from Maturities of Securities                         3,823,891           5,173,545
  Net Increase in Loans                                         (3,557,130)         (4,165,940)
  Proceeds from Sales of Premises and
       Equipment                                                     6,370              28,434
  Purchases of Premises and Equipment                             (670,300)           (802,707)
  Proceeds from Sales of Other Real Estate                          19,071             768,349
                                                              ------------        ------------
          Net Cash Used in
            Investing Activities                              $ (3,489,774)       $ (4,327,533)





                                  (CONTINUED)

                                                                         (UNAUDITED)
                                                                        SEPTEMBER 30,
                                                              --------------------------------
                                                                  1994                1993
                                                              ------------        ------------
Cash Flows From Financing Activities:
  Net Increase in Demand Deposits,
    NOW Accounts and Savings Accounts                         $  2,823,563        $  2,931,500
  Net Increase (Decrease) in
    Certificates of Deposit                                      1,410,006          (1,533,328)
  Repayment of Debt                                                (75,000)           (550,950)
  Net Borrowings on Revolving Credit
    Agreements                                                      -                  150,000
  Cash Dividends                                                  (290,362)           (360,663)
                                                              ------------        ------------
          Net Cash Provided by
            Financing Activities                              $  3,868,207        $    636,559

                                                              ------------        ------------
Increase (Decrease) in Cash and
  Due from Banks                                              $  2,788,098        $ (1,153,161)

Cash and Due from Banks - Beginning of
  Period                                                         5,378,510           6,462,357
                                                              ------------        ------------

Cash and Due from Banks - End of Period                       $  8,166,608        $  5,309,196
                                                              ============        ============

Supplemental Disclosures of Cash Flow
  Information:
     Cash Payments for:
       Interest Paid to Depositors                            $  1,393,003        $  1,455,181
                                                              ============        ============


       Interest Paid on Notes Payable                         $      2,256        $     40,779
                                                              ============        ============


       Income Taxes                                           $    980,000        $    950,000
                                                              ============        ============


    Noncash Investing Activities:
       Increase (Decrease) in Loans
         from Sales (through Acquisi-
         tions) of Other Real Estate                          $   (153,604)       $    864,449
                                                              ============        ============

       Increase (Decrease) in
         Unrealized Loss on Securities                        $    196,227        $    (28,625)
                                                              ============        ============





See accountant's report and accompanying notes.

                  First Denham Bancshares, Inc. and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

                          September 30, 1994 and 1993


Note A - Summary of Significant Accounting Policies -

   The accounting principles followed by First Denham Bancshares, Inc. and its wholly-owned subsidiary, First National Bank of Denham Springs, are those which are generally practiced within the banking industry. The methods of applying those principles conform with generally accepted accounting principles and have been applied on a consistent basis. The principles which significantly affect the determination of financial position, results of operations, changes in stockholders' equity and changes in cash flows are summarized below.

   The accompanying Unaudited Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for interim periods are not necessarily indicative of the results that may be expected for the entire year. For further information, refer to the consolidated financial statements and notes thereto of First Denham Bancshares, Inc. and subsidiary for the years ended December 31, 1993, 1992, and 1991 included elsewhere herein.

Principles of Consolidation

   The consolidated financial statements include the accounts of First Denham Bancshares, Inc. (the Company) and its wholly-owned subsidiary, First National Bank of Denham Springs (the Bank). All material intercompany accounts and transactions have been eliminated. Certain reclassifications to previously published financial statements have been made to comply with current reporting requirements.

Securities

   Securities classified as held to maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by various methods approximating the interest method over their contractual lives. At this time the Bank does not intend to hold any securities to maturity.

   Securities classified as available for sale are those debt securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including signif-icant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings. The Bank does not engage in trading activities.

   The Financial Accounting Standards Board issued Statement No. 115, "Accounting for Investments in Debt and Equity Securities." The Statement establishes accounting and reporting standards for investments in debt and equity securities that have readily determinable fair value. This Statement was required to be adopted for years beginning after December 15, 1993. The Company adopted this statement effective January 1, 1994. The net effect is reflected in the consolidated financial statements as a separate component of stockholder's equity as Unrealized Loss on Securities Available for Sale, Net, in the amount of $241,707 at September 30, 1994.

Loans

   Loans are stated at principal amounts outstanding, less unearned income and allowance for loan losses. Interest on commercial loans is accrued daily based on the principal outstanding. Interest on installment loans is recognized and included in interest income using the sum-of-the-digits method, which does not differ materially from the interest method.

   The Bank discontinues the accrual of interest income when a loan becomes 90 days past due as to principal or interest. When a loan is placed on non-accrual status, previously recognized but uncollected interest is reversed to income or charged to the allowance for loan losses. If the underlying collateral value is sufficient to cover the principal balance and accrued interest, the Bank may decide to continue the accrual of interest.

Allowance for Loan Losses

   The allowance for loan losses is an amount which in management's judgement is adequate to absorb potential losses in the loan portfolio. The allowance for loan losses is based upon management's review and evaluation of the loan portfolio. Factors considered in the establishment of the allowance for loan losses include management's evaluation of specific loans; the level and composition of classified loans; historical loss experience; results of examinations by regulatory agencies; an internal asset review process; expectations of future economic conditions and their impact on particular borrowers; and other judgmental factors.

   The allowance for loan losses is based on estimates of potential future losses, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and as adjustments become necessary, the effect of the change in estimate is charged to operating expenses in the period incurred. All losses are charged to the allowance for loan losses when the loss actually occurs or when management believes that the collectibility of the principal is unlikely. Recoveries are credited to the allowance at the time of recovery.

Bank Premises and Equipment

   Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided at rates based upon estimated useful service lives using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes.


   The costs of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal and the resulting gains or losses are included in current operations.

   Expenditures for maintenance and repairs are charged to operations as incurred. Costs of major additions and improvements are capitalized.

Other Real Estate

   Other real estate is comprised of properties acquired through foreclosure or negotiated settlement. The carrying value of these properties is lower of cost or fair market value. Loan losses arising from the acquisition of these properties are charged against the allowance for loan losses. Any subsequent market reductions required are charged to other operating expense. Revenues and expenses associated with maintaining or disposing of foreclosed properties are recorded during the period in which they are incurred.

Income Taxes

   The provision for income taxes is based on income as reported in the financial statements after interest income from state and municipal securities is excluded. Also certain items of income and expenses are recognized in different time periods for financial statement purposes than for income tax purposes. Thus, provisions for deferred taxes are recorded in recognition of such timing differences.

   Deferred taxes are provided utilizing a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

   The Company and its subsidiary file a consolidated federal income tax return. In addition, state income tax returns are filed individually by company in accordance with state statutes.

   Effective January 1, 1993, the Company adopted FASB Statement No. 109, "Accounting for Income Taxes". The effect of the adjustments to the January 1, 1993 Balance Sheet to adopt Statement 109 was $-0-.

Earnings per Common Share

   The computation of earnings per share and other per share amounts of common stock is based on the weighted average number of shares of common stock outstanding during each period, which is 45,181 and 45,518 as of September 30, 1994 and 1993, respectively.

Statements of Cash Flows

   For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks (including cash items in process of clearing).

Current Accounting Developments

   In December, 1991, the Financial Accounting Standards Board issued Statement No. 107, "Disclosures about Fair Value of Financial Instruments." This Statement requires disclosure of the fair value of financial instruments, both assets and liabilities, whether or not such instruments are recognized in the balance sheet. As it relates to the Company, financial instruments include primarily cash equivalents, securities, loans, and deposits. SFAS No. 107 must be adopted by the Company no later than July 1, 1995.

   The Financial Accounting Standards Board has issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan," which becomes effective for years beginning after December 15, 1994. The Statement generally requires impaired loans to be measured on the present value of expected future cash flows discounted at the loan's effective interest rate or, as an expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. The effect of this statement on the financial statements of the Company is expected to be immaterial.

Proposed Merger

   On August 20, 1994, the Company entered into an agreement and plan of reorganization with Hancock Holding Company (Hancock), a bank holding company with its principal office in Gulfport, Mississippi, pursuant to which the Company will merge with and into Hancock and the Bank will become a wholly-owned subsidiary of Hancock. The proposed merger is subject to various conditions, including approval by the shareholders of the Company and by certain regulatory agencies. The agreement contemplates that the shareholders of the Company will receive approximately $4 million in cash and shares of Hancock common stock valued at $22 million, subject to adjustment under certain circumstances. If the merger is consummated, the Bank is expected to continue to be operated by current management and board of directors of the Bank as a first tier subsidiary of Hancock.

                                January 14, 1994

                          Independent Auditor's Report


To the Shareholders
  and Board of Directors
First Denham Bancshares, Inc. and
  Subsidiary
Denham Springs, Louisiana


         We have audited the Consolidated Balance Sheets of First Denham Bancshares, Inc. and Subsidiary as of December 31, 1993 and 1992, and the related Statements of Income, Changes in Stockholders' Equity, and Cash Flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Denham Bancshares, Inc. and Subsidiary as of December 31, 1993 and 1992, and the results of its operations, changes in its stockholders' equity, and its cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

                                        Respectfully submitted,


                                        /s/ Hannis T. Bourgeois & Co., L.L.P.

                  First Denham Bancshares, Inc. and Subsidiary

                          CONSOLIDATED BALANCE SHEETS

                        as of December 31, 1993 and 1992


                                           ASSETS
                                           ------
                                                                  1993                   1992
                                                              ------------           ------------
Cash and Due from Banks - Note B                              $  5,378,510           $  6,462,357
Federal Funds Sold                                               4,825,000              3,575,000
Investment Securities:  (Approximate Fair
  Value of $21,474,500 and $21,011,600,
  Respectively) - Note C                                        21,112,965             20,458,112
Loans - Note D                                                $ 68,183,811           $ 61,815,660
  Less:  Allowance for Loan Losses - Note E                     (1,070,802)            (1,018,992)
                                                              ------------           ------------
                                                              $ 67,113,009           $ 60,796,668
Premises and Equipment - Notes F and H                           3,603,952              3,088,883
Other Real Estate                                                  451,429              2,091,482
Accrued Interest Receivable                                        688,658                749,174
Other Assets                                                       421,987                444,127
                                                              ------------           ------------
      Total Assets                                            $103,595,510           $ 97,665,803
                                                              ============           ============

                                          LIABILITIES
                                          -----------
Deposits - Note G:
  Noninterest Bearing                                         $ 26,400,676           $ 25,246,105
  Interest Bearing                                              67,341,120             63,218,665
                                                              ------------           ------------
                                                              $ 93,741,796           $ 88,464,770
Notes Payable - Note H                                              75,000                550,950
Accrued Interest Payable                                           129,131                163,527
Other Liabilities                                                  208,095                152,727
                                                              ------------           ------------
      Total Liabilities                                       $ 94,154,022           $ 89,331,974

                                        SHAREHOLDERS' EQUITY
                                        --------------------
Preferred Stock - $22.24 Par Value; 100,000
  Shares Authorized; 19,290 Shares Issued -
  Note I                                                      $    429,010           $    429,010
Common Stock - $10.00 Par Value; 200,000
  Shares Authorized; 48,035 Issued - Note I                        480,350                480,350
Surplus                                                          1,813,923              1,813,923
Unrealized Loss on Marketable Equity Securities                    (45,480)               (65,650)
Retained Earnings                                                7,096,406              5,934,440
Treasury Stock - 2,854 and 2,517 Shares
  of Common Stock at Cost, Respectively                           (332,721)              (258,244)
                                                              ------------           ------------
      Total Shareholders' Equity                              $  9,441,488           $  8,333,829
                                                              ------------           ------------
      Total Liabilities and
            Shareholders' Equity                              $103,595,510           $ 97,665,803
                                                              ============           ============


The accompanying notes are an integral part of these financial statements.

                  First Denham Bancshares, Inc. and Subsidiary

                       CONSOLIDATED STATEMENTS OF INCOME

             for the years ended December 31, 1993, 1992, and 1991

                                                                            1993                  1992                   1991
                                                                        -----------           -----------            -----------
Interest Income:
  Interest and Fees on Loans                                            $ 7,460,588           $ 6,750,120           $ 6,400,357
  Interest on Investment Securities:
    Taxable Interest                                                    $ 1,261,355           $ 1,619,023           $ 1,721,541
    Nontaxable Interest                                                      21,250                24,554                40,129
                                                                        -----------           -----------           -----------
                                                                        $ 1,282,605           $ 1,643,577           $ 1,761,670
  Other Interest Income                                                     186,529               156,751               195,653
                                                                        -----------           -----------           -----------
        Total Interest Income                                           $ 8,929,722           $ 8,550,448           $ 8,357,680
Interest Expense on Deposits - Note G                                     1,912,299             2,288,409             3,441,612
                                                                        -----------           -----------           -----------
        Net Interest Income                                             $ 7,017,423           $ 6,262,039           $ 4,916,068
Provision for Loan Losses - Note E                                          302,000               520,000               685,000
                                                                        -----------           -----------           -----------
        Net Interest Income After
          Provision for Loan Losses                                     $ 6,715,423           $ 5,742,039           $ 4,231,068
Other Income:
  Service Charges on Deposit
    Accounts                                                            $ 2,120,097           $ 2,000,298           $ 1,775,690
  Gain on Investment Securities                                              -                      8,287                 7,553
  Other Operating Income - Note K                                           600,541               422,558               300,008
                                                                        -----------           -----------           -----------
        Total Other Income                                              $ 2,720,638           $ 2,431,143           $ 2,083,251
                                                                        -----------           -----------           -----------
        Income before Operating
          Expenses                                                      $ 9,436,061           $ 8,173,182           $ 6,314,319
Operating Expenses:
  Salaries and Employee Benefits -
    Note J                                                              $ 2,638,211           $ 2,480,738           $ 2,210,137
  Occupancy Expense                                                         301,424               324,750               321,829
  Net Other Real Estate Expenses                                            213,639               380,688               479,373
  Other Operating Expenses - Note L                                       2,583,447             2,401,621             2,188,223
                                                                        -----------           -----------           -----------
        Total Operating Expenses                                        $ 5,736,721           $ 5,587,797           $ 5,199,562
                                                                        -----------           -----------           -----------
        Income before Income Taxes                                      $ 3,699,340           $ 2,585,385           $ 1,114,757
Applicable Income Tax Expense -
  Note M                                                                  1,253,841               864,644               379,770
                                                                        -----------           -----------           -----------
        Net Income                                                      $ 2,445,499           $ 1,720,741           $   734,987
                                                                        ===========           ===========           ===========

Per Share - Note I:
  Net Income                                                            $     52.88           $     36.96           $     15.30
                                                                        ===========           ===========           ===========

  Cash Dividend - Common                                                $     27.50           $      2.00           $    -
                                                                        ===========           ===========           ===========

  Cash Dividend - Preferred                                             $      2.00           $      2.00           $      2.00
                                                                        ===========           ===========           ===========


The accompanying notes are an integral part of these financial statements.

                  First Denham Bancshares, Inc. and Subsidiary

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

             for the years ended December 31, 1993, 1992, and 1991



                                                                      1993                  1992                  1991
                                                                  -----------           -----------           -----------
Preferred Stock:
  Balance - Beginning and End
    of Year                                                      $   429,010            $   429,010           $   429,010
                                                                 ===========            ============          ===========


Common Stock:
  Balance - Beginning and
       End of Year                                               $   480,350            $   480,350           $   480,350
                                                                 ===========            ===========           ===========


Surplus:
  Balance - Beginning and
       End of Year                                               $ 1,813,923            $ 1,813,923           $ 1,813,923
                                                                 ===========            ===========           ===========


Unrealized Loss on Marketable
  Equity Securities:
    Balance - Beginning of Year                                  $   (65,650)           $   (76,650)          $  (105,338)
      Adjust to Market Value                                          20,170                 11,000                28,688
                                                                 -----------            -----------           -----------
    Balance - End of Year                                        $   (45,480)           $   (65,650)          $   (76,650)
                                                                 ===========           ===========            ===========


Retained Earnings:
  Balance - Beginning of Year                                    $ 5,934,440            $ 4,343,309           $ 3,646,900
    Net Income                                                     2,445,499              1,720,741               734,987
    Cash Dividends on Preferred
      Stock                                                          (38,578)               (38,576)              (38,578)
    Cash Dividends on Common
      Stock                                                       (1,244,955)               (91,034)               -
                                                                 -----------            -----------           -----------
  Balance - End of Year                                          $ 7,096,406            $ 5,934,440           $ 4,343,309
                                                                 ===========            ===========           ===========


Treasury Stock:
  Balance - Beginning of Year                                    $  (258,244)           $  (258,244)          $  (258,244)
    Purchase of 337 Shares of
     Common Stock at Cost                                            (74,477)               -                     -
                                                                 -----------            -----------           -----------
  Balance - End of Year                                          $  (332,721)           $  (258,244)          $  (258,244)
                                                                 ===========            ===========           ===========




The accompanying notes are an integral part of these financial statements.

                  First Denham Bancshares, Inc. and Subsidiary

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

             for the years ended December 31, 1993, 1992, and 1991


                                                                        1993                    1992                    1991
                                                                    ------------            ------------            ------------
Cash Flows From Operating Activities:
  Net Income                                                        $  2,445,499            $  1,720,741            $    734,987
  Adjustment to Reconcile Net
    Income to Net Cash Provided
    by Operating Activities:
      Provision for Depreciation
            and Amortization                                             504,499                 481,467                 475,098
      Provision for Loan Losses                                          302,000                 520,000                 685,000
      Provision for Losses on
        Other Real Estate                                                 51,852                 204,020                 118,429
      Amortization (Accretion)
        of Investment
        Securities Premiums
        (Discounts)                                                        8,277                  (8,480)                (23,744)
      Gain on Sale of Investment
        Securities                                                        -                       (8,287)                 (7,553)
      Loss on Sale of Bank
        Premises and Equipment                                               274                   1,761                   1,309
      Loss on Sale of Other Real
        Estate                                                            12,067                  47,588                 148,034
      Provision (Benefit) for
        Deferred Taxes                                                      (163)               (125,534)                238,918

      Changes in Assets and
        Liabilities:
          (Increase) Decrease in
            Interest Receivable                                           60,516                  76,174                 158,602
          (Increase) Decrease
            in Other Assets                                               22,140                (139,356)                 23,292
          Increase (Decrease) in
            Interest Payable                                             (34,396)                (56,936)               (113,145)
          Increase (Decrease) in
            Other Liabilities                                             55,531                  26,495                   8,086
                                                                    ------------            ------------            ------------
              Net Cash Provided
                by Operating
                Activities                                          $  3,428,096            $  2,739,653            $  2,447,313

Cash Flows From Investing Activities:
  Net (Increase) Decrease in
    Federal Funds Sold                                              $ (1,250,000)           $ (1,925,000)           $    950,000
  Purchase of Investment
    Securities                                                        (7,516,764)             (7,929,375)             (7,201,879)
  Proceeds from Sales of
    Investment Securities                                                 -                    1,189,612               3,335,860



                                  (CONTINUED)

                                                                        1993                    1992                    1991
                                                                    ------------            ------------            ------------
  Proceeds from Maturities of
     Investment Securities                                             6,873,804               5,022,868               4,365,763
  Net Increase in Loans                                               (5,903,426)             (9,002,743)             (6,100,948)
  Purchase of Bank Premises
    and Equipment                                                     (1,048,276)               (218,406)               (283,509)
  Proceeds from Sale of
    Premises and Equipment                                                28,434                  -                        2,600
  Proceeds from Sale of Other
    Real Estate                                                          861,219                 415,078                 722,789
                                                                    ------------            ------------            ------------
            Net Cash Used in
              Investing
              Activities                                            $ (7,955,009)           $(12,447,966)           $ (4,209,324)

Cash Flows From Financing Activities:
  Net Increase (Decrease) in
    Demand Deposits, NOW
    Accounts and Savings
    Accounts                                                        $  7,342,053            $  9,687,854            $ 11,119,276
  Net Increase (Decrease) in
    Certificates of Deposit                                           (2,065,027)               (834,289)             (5,897,569)
  Repayment of Debt                                                     (550,950)               (184,071)               (328,543)
  Net Borrowings on Revolving
    Credit Agreements                                                     75,000                  -                      -
  Purchase of Common Stock for
    the Treasury                                                         (74,477)                 -                      -
  Cash Dividends                                                      (1,283,533)               (129,610)                (38,578)
                                                                    ------------            ------------            ------------
            Net Cash Provided
              by Financing
              Activities                                            $  3,443,066            $  8,539,884            $  4,854,586
                                                                    ------------            ------------            ------------
Increase (Decrease) in Cash
  and Due from Banks                                                $ (1,083,847)           $ (1,168,429)           $  3,092,575
Cash and Due from Banks -
  Beginning of Year                                                    6,462,357               7,630,786               4,538,211
                                                                    ------------            ------------            ------------
Cash and Due from Banks -
  End of Year                                                       $  5,378,510            $  6,462,357            $  7,630,786
                                                                    ============            ============            ============

Supplemental Disclosures of
  Cash Flow Information:
    Cash Payments for:
      Interest Paid to
        Depositors                                                  $  1,916,296            $  2,343,419            $  3,549,579
                                                                    ============            ============            ============

      Interest Paid on
        Notes Payable                                               $     14,801            $     61,011            $     88,297
                                                                    ============            ============            ============

      Income Tax Payments                                           $  1,349,511            $    987,962            $    114,000
                                                                    ============            ============            ============


                                  (CONTINUED)

                                                                        1993                    1992                    1991
                                                                    ------------            ------------            ------------
    Non Cash Investing
      Activities:
        Increase (Decrease) in
          Other Real Estate
          Acquired in Settle-
          ment of Loans                                             $   (714,915)           $   (146,777)           $    141,762
                                                                    ============            ============             ===========


        Increase (Decrease) in
          Unrealized Loss on
          Marketable Equity
          Securities                                                $    (20,170)           $    (11,000)           $    (28,688)
                                                                    ============            ============             ===========





The accompanying notes are an integral part of these financial statements.

                  First Denham Bancshares, Inc. and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1993, 1992 and 1991


Note A - Summary of Significant Accounting Policies -

       The accounting principles followed by First Denham Bancshares, Inc. and its wholly-owned subsidiary, First National Bank of Denham Springs, are those which are generally practiced within the banking industry. The methods of applying those principles conform with generally accepted accounting principles and have been applied on a consistent basis. The principles which significantly affect the determination of financial position, results of operations, changes in stockholders' equity and cash flows are summarized below.

   Principles of Consolidation

       The consolidated financial statements include the accounts of First Denham Bancshares, Inc. (the Company) and its wholly-owned subsidiary,
   First National Bank of Denham Springs (the Bank). All material intercompany accounts and transactions have been eliminated. Certain reclassifications to previously published financial statements have been made to comply with current reporting requirements.

   Investment Securities

       Investment securities are stated at cost adjusted for amortization of premiums and accretion of discounts on a straight-line basis or factor method to maturity. The straight-line and factor methods do not differ materially from results obtained using the interest method. The adjusted cost of the specific securities sold is used to compute gains or losses on the sale of investment securities. Marketable equity securities are stated at the lower of cost or fair market value.

       Investment securities are being held for investment purposes. The Bank intends, and has the ability, to hold its investment securities to maturity. The Bank does not engage in trading account activities.

   Loans

       Loans are stated at principal amounts outstanding, less unearned income and allowance for loan losses. Interest on commercial loans and simple interest installment loans is accrued daily based on the principal outstanding. Interest on discounted installment loans is recognized and included in interest income using the sum-of-the-digits method, which does not differ materially from the interest method.

       The Bank discontinues the accrual of interest income when a loan becomes 90 days past due as to principal or interest. When a loan is placed on nonaccrual status, previously recognized but uncollected interest is reversed to income or charged to the allowance for loan losses. If the underlying collateral value is sufficient to cover the principal balance and accrued interest, the Bank may decide to continue the accrual of interest.

   Allowance for Loan Losses

       The allowance for loan losses is an amount which in management's judgment is adequate to absorb potential losses in the loan portfolio. The allowance for loan losses is based upon management's review and evaluation of the loan portfolio. Factors considered in the establishment of the allowance for loan losses include management's evaluation of specific loans; the level and composition of classified loans; historical loss experience; results of examinations by regulatory agencies; an internal asset review process; expectations of future economic conditions and their impact on particular borrowers; and other judgmental factors.

       The allowance for loan losses is based on estimates of potential future losses, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically, and as adjustments become necessary, the effect of the change in estimate is charged to operating expenses in the period incurred. All losses are charged to the allowance for loan losses when the loss actually occurs or when management believes that the collectibility of the principal is unlikely. Recoveries are credited to the allowance at the time of recovery.

   Premises and Equipment

       Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided at rates based upon estimated useful service lives using principally the straight-line method for financial purposes and accelerated methods for tax purposes.

       The costs of assets retired or otherwise disposed of and the re-lated accumulated depreciation are eliminated from the accounts in the year of disposal and the resulting gains or losses are included in current operations.

       Expenditures for maintenance and repairs are charged to operations as incurred. Costs of major additions and improvements are capitalized.

   Other Real Estate

       Other real estate is comprised of properties acquired through foreclosure or negotiated settlement. The carrying value of these properties is lower of cost or fair market value. Loan losses arising from the acquisition of these properties are charged against the allowance for loan losses. Any subsequent market reductions required are charged to Net Other Real Estate Expense. Revenues and expenses associated with maintaining or disposing of foreclosed properties are recorded during the period in which they are incurred.

   Income Taxes

       The provision for income taxes is based on income as reported in the financial statements after interest income from state and municipal securities is excluded. Also certain items of income and expenses are recognized in different time periods for financial statement purposes than for income tax purposes. Thus, provisions for deferred taxes are recorded in recognition of such timing differences.

       Deferred taxes are provided utilizing a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Reference should also be made to Note M regarding a change in the method of accounting for income taxes.

       The Company and its subsidiary file a consolidated federal income tax return. In addition, state income tax returns are filed individually by company in accordance with state statutes.

   Earnings per Common Share

       The computation of earnings per share and other per share amounts of common stock is based on the weighted average number of shares of common stock outstanding during each year, which is 45,514 in 1993 and 45,518 in 1992 and 1991.

   Statements of Cash Flows

       For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks (including cash items in process of clearing).

   Current Accounting Developments

       In December, 1991, the Financial Accounting Standards Board issued Statement No. 107, "Disclosures about Fair Value of Financial Instruments." This Statement requires disclosure of the fair value of financial instruments, both assets and liabilities, whether or not such instruments are recognized in the balance sheet. As it relates to the Company, financial instruments include primarily cash equivalents, securities, loans, and deposits. SFAS No. 107 must be adopted by the Company no later than July 1, 1995.

       The Financial Accounting Standards Board has issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan", which becomes effective for years beginning after December 15, 1994. The Statement generally requires impaired loans to be measured on the present value of expected future cash flows discounted at the loan's effective interest rate or, as an expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. The effect of this statement on the financial statements of the Company is expected to be immaterial.

       The Financial Accounting Standards Board has issued Statement No. 115, "Accounting for Investments in Debt and Equity Securities". This Statement establishes accounting and reporting standards for investments in debt and equity securities that have readily determinable fair values. This Statement is required to be adopted for years beginning after December 15, 1993. The Bank has not addressed the potential future impact of the application of this Statement, nor has it decided to adopt the Statement early.

Note B - Cash and Due from Banks -

       The Bank is required to maintain average cash reserve balances. The amount of those reserves at December 31, 1993 and 1992 were approximately $854,000 and $791,000.

Note C - Investment Securities -

       Carrying amounts and fair values of investment securities as of December 31, 1993 and 1992 are summarized as follows:

                                                        1993
                           --------------------------------------------------------------
                                              GROSS            GROSS
                            AMORTIZED       UNREALIZED       UNREALIZED          FAIR
                              COST            GAINS            LOSSES            VALUE
                           -----------     -----------      -----------       -----------
   U.S. Treasury
     Securities           $ 2,519,319      $     8,122      $    (2,941)      $ 2,524,500

   Securities of
     Other U.S.
     Government
     Agencies               9,160,717           47,656          (10,973)        9,197,400



                                  (CONTINUED)

                                                        1993
                          ---------------------------------------------------------------
                                              GROSS            GROSS
                            AMORTIZED       UNREALIZED       UNREALIZED          FAIR
                              COST            GAINS            LOSSES            VALUE
                          ------------     -----------      -----------       -----------
   Mortgage-Backed
     Securities             8,910,009          335,634          (15,943)        9,229,700
   Other Securities           522,920           -                   (20)          522,900
                          -----------      -----------      -----------       -----------
          Total           $21,112,965      $   391,412      $   (29,877)      $21,474,500
                          ===========      ===========      ===========       ===========


                                                       1992
                          ---------------------------------------------------------------
                                              GROSS            GROSS
                            AMORTIZED       UNREALIZED       UNREALIZED          FAIR
                              COST            GAINS            LOSSES            VALUE
                          ------------     -----------      -----------       -----------
   U.S. Treasury
    Securities            $   510,008      $     7,992      $    -            $   518,000
   Securities of
    Other U.S.
    Government
    Agencies                8,413,722           71,478           -              8,485,200
   Mortgage-Backed
    Securities              8,647,976          464,124           -              9,112,100
   Collateralized
    Mortgage
    Obligations             2,383,656            9,844           -              2,393,500
   Other Securities           502,750               50           -                502,800
                          -----------      -----------      -----------        ----------
          Total           $20,458,112      $   553,488      $    -            $21,011,600
                          ===========      ===========      ===========       ===========


       The amortized cost and fair value of investment securities as of December 31, 1993 by contractual maturity are shown below. Expected maturities may differ from contractual maturities on mortgage-backed securities because the mortgages underlying the securities may be called or prepaid without any penalties.

                                                             AMORTIZED           FAIR
                                                               COST              VALUE
                                                            -----------       -----------
          Within One Year                                   $ 1,026,892       $ 1,033,400
          One to Five Years                                  12,733,948        12,788,700
          Five to Ten Years                                   2,840,534         2,989,700
          After Ten Years                                     4,511,591         4,662,700
                                                            -----------       -----------
                                                            $21,112,965       $21,474,500
                                                            ===========       ===========

       Investment securities with carrying values aggregating $5,840,354 and $7,164,183 at December 31, 1993 and 1992, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

       Gross realized gains and losses from the sales of investment securities for the years ended December 31, 1993, 1992 and 1991 are as follows:

                                                1993            1992              1991
                                             ----------      ----------        ----------
     Realized gains                          $   -           $    8,287        $   17,116
     Realized losses                             -                -                (9,563)
                                             ---------       ----------        ----------
                                             $   -           $    8,287        $    7,553
                                             =========       ==========        ==========

Note D - Loans -

       An analysis of the loan portfolio at December 31, 1993 and 1992, is as follows:

                                                                1993             1992
                                                            -----------       -----------
  Real Estate Loans - Construction                          $ 6,463,022       $ 2,860,116
  Real Estate Loans - Mortgage                               32,625,834        31,072,473
  Commercial or Industrial Loans                              9,959,153         9,649,984
  Loans to Individuals                                       18,453,744        18,070,176
  Loans to Farmers                                              499,680            -
  All Other Loans                                               183,846           166,432
                                                            -----------       -----------
        Total Loans                                         $68,185,279       $61,819,181
  Unearned Income                                                (1,468)           (3,521)
                                                            -----------       -----------
                                                            $68,183,811       $61,815,660
                                                            ===========       ===========

       The Bank had non-performing loans on a non-accrual basis totaling approximately $1,431,900 and $1,914,600 at December 31, 1993 and 1992,
   respectively. The Bank recognized $29,058, $30,332, and $56,076 in interest income relating to these loans during the years ended December 31, 1993, 1992, and 1991, respectively. Had the loans been performing, approximately $163,741, $229,291 and $112,300 of additional interest income would have been recognized in 1993, 1992 and 1991, respectively. Loans contractually past due 90 days or more, in addition to loans on nonaccrual, were approximately $118,929 and $284,260 at December 31, 1993 and 1992.

       The Bank is permitted to make extensions of credit to its executive officers and directors and their affiliates in the ordinary course of business. The aggregate balance of these loans as of December 31, 1993 and 1992, amounted to $267,754 and $361,535.

Note E - Allowance for Loan Losses -

       Following is a summary of the activity in the allowance for loan losses.

                                                                    1993                  1992                  1991
                                                                -----------           -----------           -----------
   Balance - Beginning
    of Year                                                     $ 1,018,992           $   879,133           $   693,684
  Current Provision from
    Income                                                          302,000               520,000               685,000


                                  (CONTINUED)

                                                                    1993                  1992                  1991
                                                                -----------           -----------           -----------
  Recoveries of Amounts
    Previously Charged-Off                                          128,005                65,109               104,096
  Amounts Charged-Off                                              (378,195)             (445,250)             (603,647)
                                                                -----------           -----------           -----------
  Balance - End of Year                                         $ 1,070,802           $ 1,018,992           $   879,133
                                                                ===========           ===========           ===========

   Ratio of Reserve for
    Possible Loan Losses
    to Non-Performing
    Loans at End of Year                                              74.78%                53.22%                77.33%
   Ratio of Reserve for
    Possible Loan Losses
    to Loans Outstanding
    at End of Year                                                     1.57%                 1.65%                 1.66%
   Ratio of Net Loans
    Charged Off to Average
    Loans Outstanding
    for the Year                                                        .38%                  .66%                  .99%

Note F - Premises and Equipment -

       Premises and equipment costs and the related accumulated depreciation at December 31, 1993 and 1992, are as follows:

                                                                                     ACCUMULATED
     DECEMBER 31, 1993                                         ASSET COST            DEPRECIATION             NET
     -----------------                                         ----------            ------------          -----------
  Land                                                         $  488,656            $    -                $  488,656
  Bank Premises                                                 2,584,852               884,815             1,700,037
  Buildings - Other than
    Bank                                                          773,748               221,848               551,900
  Furniture, Fixtures and
    Equipment                                                   3,610,063             2,746,704               863,359
                                                               ----------            ----------             ---------
                                                               $7,457,319            $3,853,367            $3,603,952
                                                               ==========            ==========            ==========

     DECEMBER 31, 1992
     -----------------
  Land                                                         $  488,656            $    -                $  488,656
  Bank Premises                                                 2,025,481               797,089             1,228,392
  Buildings - Other than
    Bank                                                          773,748               193,458               580,290
  Furniture, Fixtures and
    Equipment                                                   3,181,993             2,390,448               791,545
                                                               ----------            ----------            ----------
                                                               $6,469,878            $3,380,995            $3,088,883
                                                               ==========            ==========            ==========

       The provision for depreciation charged to operating expenses was $504,499, $481,467 and $475,098 for the years ended December 31, 1993, 1992 and 1991, respectively.

Note G - Deposits -

       The following is a detail of deposits as of December 31, 1993 and 1992:

                                                                                          1993                  1992
                                                                                      -----------           -----------
  Demand Deposit Accounts                                                             $26,400,676           $25,246,105
  NOW and Super NOW Accounts                                                            9,806,112             7,592,321
  Insured Money Market Accounts                                                        10,525,130             9,325,134
  Savings Accounts                                                                     22,524,505            19,750,810
  Certificates of Deposit Over $100,000                                                 1,648,000             2,970,306
  Other Certificates of Deposit                                                        22,837,373            23,580,094
                                                                                      -----------           -----------
                                                                                      $93,741,796           $88,464,770
                                                                                      ===========           ===========

       Interest expense on Certificates of Deposit over $100,000 for the years ended December 31, 1993, 1992, and 1991, amounted to $77,428, $82,977 and
   $219,032, respectively.

       Public Fund deposits at December 31, 1993 and 1992, were approximately $768,519 and $1,082,375, respectively.

Note H - Notes Payable -

       The following is a detail of Notes Payable at December 31, 1993 and 1992:

                                                                           TOTAL          SHORT-TERM         LONG-TERM
           DECEMBER 31, 1993                                               DEBT           BORROWINGS            DEBT
           -----------------                                            ----------        ----------         ----------
  First National Bankers' Bank (Note
    is an unsecured line of credit of
    $85,000 which matures April 30,
    1994.  Principal and interest,
    accrued at lender's index rate on
    unpaid principal balance, are due
    at maturity.)                                                       $   75,000        $   75,000         $    -
                                                                        ----------        ----------         ----------
                                                                        $   75,000        $   75,000         $    -
                                                                        ==========        ==========         ==========

                                                                           TOTAL          SHORT-TERM         LONG-TERM
           DECEMBER 31, 1992                                               DEBT           BORROWINGS           DEBT
           -----------------                                            ----------        ----------         ----------
  First Interstate Bank of Southern
    Louisiana (Note bears interest
    of Chase Manhattan Bank prime
    plus 1.25%.  Principal and in-
    terest is payable in fifteen
    annual payments of $84,615.  The
    note is secured by a $900,000
    mortgage on real estate.)                                           $  550,950        $    -             $  550,950
                                                                        ----------        ----------         ----------
                                                                        $  550,950        $    -             $  550,950
                                                                        ==========        ==========         ==========

Note I - Shareholders' Equity and Regulatory Matters -

       The dividends on preferred stock of the Company are non-cumulative. If said dividend shall not be paid on the preferred stock in any year, the holders of such preferred shares shall not be entitled in any later year to any dividend for the year in which no dividends are paid. The dividends on the preferred stock of the Company shall be payable before any dividends shall be declared or paid on the common stock for such year.

       Dividends are paid by the Company from its assets which are provided primarily by dividends from the Bank. Dividends are payable only out of retained earnings and current earnings of the Company. Certain restrictions exist, and may require regulatory approval, regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends.

       The Bank is also required to maintain minimum amounts of capital to total risk weighted assets, as required by banking regulators. At December 31, 1993, the Bank is required to have minimum Tier 1 and Total Capital ratios of 4.00% and 8.00%, respectively. The Bank's actual ratios at that date were 13.41% and 14.67%, respectively. The Bank's Leverage Ratio at December 31, 1993, was 8.71%.

       Under current regulations, the Bank is limited in the amount it may loan to its Parent. Loans to the Parent may not exceed 10% of the Bank's stockholders' equity. Within these limits and in the ordinary course of business, the Bank had loans to its Parent aggregating $646,711 and $103,571 as of December 31, 1993 and 1992, respectively.

Note J - Profit Sharing Plan -

       The Bank had a noncontributory profit sharing plan for all employees who qualified as to age and length of service. The Board of Directors authorized the termination of the plan effective December 31, 1992. All plan assets were distributed to the participants in accordance with the plan document. Contributions to the profit sharing plan, determined by the Board of Directors, amounted to $-0- and $25,000 for the years ended December 31, 1992 and 1991.

       Effective July 1, 1988, the Bank adopted a Tax Deferred Employee Savings Plan for all employees who qualify as to age and length of service. Employees may become participants in the plan by electing to contribute 1% of 15% of gross pay to the plan. Beginning in July, 1993, the Bank matched one-half of the employee's contribution to a maximum of 3% of gross pay. Contributions charged to expense for this plan were $14,730 for the year ended December 31, 1993.

       The Financial Accounting Standards Board issued Statement Number 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". The Company adopted this standard during 1993, and the effect of this statement on the financial statements is insignificant.

Note K - Other Operating Income -

       The following is a detail of Other Operating Income for the years ended December 31, 1993, 1992 and 1991:

                                                  1993                 1992                1991
                                               ----------           ----------          ----------
  Insurance Commissions                        $  168,870           $  123,913          $   70,378

  Other Operating Income                          431,671              298,645             229,630
                                               ----------           ----------          ----------
                                               $  600,541           $  422,558          $  300,008
                                               ==========           ==========          ==========

Note L - Other Operating Expenses -

       The following is a detail of Other Operating Expenses for the years ended December 31, 1993, 1992 and 1991:

                                                  1993                 1992                1991
                                               ----------           ----------          ----------
  Ad Valorem Taxes                             $  233,284           $  147,719          $  124,046
  Insurance                                       120,055              119,711             110,264
  Office Expense                                  297,214              300,071             313,357
  Equipment                                       566,421              562,176             540,027
  Regulatory Assessments                          248,402              210,544             182,878
  Professional Fees                               188,326              208,703             154,786
  Other Operating Expenses                        929,745              852,697             762,865
                                               ----------           ----------          ----------
                                               $2,583,447           $2,401,621          $2,188,223
                                               ==========           ==========          ==========

Note M - Income Taxes -

       The total provision for income taxes charged against income amounted to $1,253,841, $864,644 and $379,770 for the years ended December 31, 1993,
   1992 and 1991, respectively. The provisions represent an effective tax rate of 34% in each of these years.

       Following is a reconciliation between income tax expense based on the federal statutory tax rates and income taxes reported in the Statements of Income.

                                                  1993                 1992                1991
                                               ----------           ----------          ----------
    Income Taxes Based on
       Statutory Rates                         $1,257,775           $  879,031          $  379,017
    Tax Exempt Income                              (6,147)             (10,235)             (4,613)
       Other                                        2,213               16,792             142,383
    Net Operating Loss
       Utilized                                     -                    -                (148,374)
    Alternative Minimum Tax                         -                    -                  11,357
    Minimum Tax Credit Utilized                     -                  (20,944)              -
                                               ----------           ----------          ----------
                                               $1,253,841           $  864,644          $  379,770
                                               ==========           ==========          ==========

       The components of consolidated income tax expense (benefit) are:

                                                  1993                 1992                1991
                                               ----------           ----------          ----------
    Provision for Current Taxes                $1,254,004           $  990,178          $  140,852
    Provision (Credit) for
          Deferred Taxes                             (163)            (125,534)            238,918
                                               ----------           ----------          ----------
                                               $1,253,841           $  864,644          $  379,770
                                               ==========           ==========          ==========


       Effective January 1, 1993, the Company adopted FASB Statement No. 109, "Accounting for Income Taxes". As explained in Note A, Statement 109 adopts a liability method that requires the recognition of deferred tax assets and liabilities for the expected future consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, Statement 109 generally considers all expected future events other than enactments of changes in tax laws or rates. Previously, the Company used a liability method under FASB Statement No. 96, but that method gave no recognition to future events other than the recovery of assets and settlement of liabilities at their reported amounts. The effect of the adjustments to the January 1, 1993 Balance Sheet to adopt Statement 109 was $-0-.

       Deferred tax liabilities of $101,926 and $102,089 are included in other liabilities at December 31, 1993 and 1992, respectively.

       The deferred tax provision (credit) consists of the following timing differences:

                                                  1993                 1992                1991
                                               ----------           ----------          ----------
       Provision (Credit) for Loan
         Losses for Financial Re-
         porting in Excess of Amount
         for Tax Reporting                     $  (26,236)          $ (141,620)         $   69,027
       Provision (Credit) for Other
         Real Estate for Financial
         Reporting in Excess of Amount
         for Tax Reporting                         39,092               31,816              (6,909)
       Depreciation Expense for Tax
         Reporting in Excess of Amount
         for Financial Reporting                  (13,019)             (14,908)            (31,717)
       Accretion Income for Financial
         Reporting in Excess of Amount
         for Tax Reporting                          -                     (822)            (20,332)
       Net Effect of Net Operating
         Loss Carryforward                          -                    -                 228,849
                                               ----------           ----------          ----------
                                               $     (163)          $ (125,534)         $  238,918
                                               ==========           ==========          ==========

       The net deferred tax liability consists of the following components at December 31, 1993 and 1992:

                                                          1993                1992
                                                       ----------          ----------
       Provision for Loan Losses                       $  (26,921)         $     (685)
       Other Real Estate                                  (26,122)            (65,214)
       Depreciation Expense                               154,969             167,988
                                                       ----------          ----------
                                                       $  101,926          $  102,089
                                                       ==========          ==========

Note N - Off-Balance-Sheet Instruments -

       The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the Balance Sheets.

       The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments.

       In the normal course of business the Company has made commitments to extend credit of $9,885,074 at December 31, 1993. This amount includes unfunded loan commitments aggregating $9,473,345 and letters of credit of $411,729.

Note O - Concentrations of Credit -

       All of the Bank's business activities are with customers in the Bank's market area, which consists primarily of Livingston and adjacent parishes. The majority of such customers are depositors of the Bank. The concentrations of credit by type of loan are shown in Note D. Most of the Bank's credits are to individuals and small businesses secured by real estate. The Bank, as a matter of policy, does not extend credit to any single borrower or group related borrowers in excess of $750,000.

Note P - Contingencies -

       In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management and counsel, any liability resulting from such proceedings would not have a material adverse effect on the Company's financial statements.

Note Q - Parent Company Only Financial Statements -

       The financial statements for First Denham Bancshares, Inc. (Parent Company) are presented below:


                                 BALANCE SHEETS

                        as of December 31, 1993 and 1992




                                                                      1993               1992
                                                                   -----------        -----------
Assets:
  Cash                                                             $   756,741        $   136,948
  Investment in First National Bank                                  8,806,487          8,205,744
  Due from Subsidiary                                                   -                   1,121
  Property and Equipment                                               743,437            769,636
  Income Taxes                                                          11,056             -
  Other Assets                                                           8,853              8,853
                                                                   -----------        -----------

        Total Assets                                               $10,326,574        $ 9,122,302
                                                                   ===========        ===========


Liabilities:
  Notes Payable                                                    $   721,711        $   654,521
  Due to Subsidiary                                                     86,680             -
  Income Taxes                                                          -                  49,339
  Other Liabilities                                                     38,602             50,620
                                                                   -----------        -----------
        Total Liabilities                                          $   846,993        $   754,480


Stockholders' Equity:
  Preferred Stock                                                  $   429,010        $   429,010
  Common Stock                                                         480,350            480,350
  Paid-In Capital                                                    1,813,923          1,813,923
  Retained Earnings                                                  7,089,019          5,902,783
  Treasury Stock                                                      (332,721)          (258,244)
                                                                   -----------        -----------
        Total Stockholders' Equity                                 $ 9,479,581        $ 8,367,822
                                                                   -----------        -----------
        Total Liabilities and Stockholders'
          Equity                                                   $10,326,574        $ 9,122,302
                                                                   ===========        ===========

                              STATEMENTS OF INCOME

             for the years ended December 31, 1993, 1992, and 1991




                                                1993                 1992               1991
                                             ----------           ----------          ----------
Income:
  Rental                                     $  209,105           $  142,500          $  124,225
  Dividends from Subsidiary                   1,818,000              135,500              -
  Miscellaneous                                   7,744                3,700               5,483
                                             ----------           ----------          ----------
        Total Income                         $2,034,849           $  281,700          $  129,708


Interest Expense                             $   48,373           $   58,866          $   62,693
Operating Expenses                               91,165               81,602              84,019
                                             ----------           ----------          ----------
                                             $  139,538           $  140,468          $  146,712
                                             ----------           ----------          ----------
Income (Loss) before Income
  Tax and Equity in Undistributed
  Net Income of Subsidiary                   $1,895,311           $  141,232          $  (17,004)

Income Tax Expense (Benefit)                     26,285              (11,378)            (12,619)
                                             ----------           ----------          ----------
Income (Loss) before Equity
  in Undistributed Net Income
  of Subsidiary                              $1,869,026           $  152,610          $   (4,385)

Equity in Undistributed
  Net Income of Subsidiary                      580,573            1,564,731             739,372
                                             ----------           ----------          ----------

        Net Income                           $2,449,599           $1,717,341          $  734,987
                                             ==========           ==========          ==========

                            STATEMENTS OF CASH FLOWS

             for the years ended December 31, 1993, 1992, and 1991




                                                1993                   1992                 1991
                                             -----------           -----------           -----------
Cash Flows From Operating Activities:
  Net Income                                 $ 2,449,599           $ 1,717,341           $   734,987
  Adjustments to Reconcile Net
    Income to Net Cash Provided
     by Operating Activities:
      Provision for Depreciation
        and Amortization                          80,879                73,236                73,236
      Gain on Sale of Property                    (4,100)               -                     -
      Equity in Undistributed
        Net Income of Subsidiary                (580,573)           (1,564,731)             (739,372)
      Provision (Benefit) for
        Deferred Taxes                             2,411               (10,257)               59,596
      Noncash Dividend                            -                    (35,500)               -

      Changes in Assets and
        Liabilities:
          (Increase) Decrease in
            Due from/to Subsidiary                87,801               113,589              (114,710)
          (Increase) Decrease
            in Other Assets                       -                      9,671                12,120
          Increase (Decrease)
            in Income Taxes                      (62,806)              (30,375)               30,375
          Increase (Decrease)
            in Other Liabilities                 (12,018)               (6,677)              (30,252)
                                             -----------           -----------           -----------
              Net Cash Provided
                by Operating
                Activities                   $ 1,961,193           $   266,297           $    25,980

Cash Flows From Investing Activities:
   Purchases of Equipment                    $   (90,180)          $    -                $    -
   Proceeds From Sale of Property                 39,600                -                     -
                                             -----------           -----------           -----------
              Net Cash Used in
                Investing
                Activities                   $   (50,580)          $    -                $    -

Cash Flows From Financing Activities:
  Repayment of Debt                          $  (577,925)          $   (53,589)          $  (312,313)
  Proceeds from Issuance
    of Debt                                      570,115                -                     -




                                  (CONTINUED)

                                                 1993                  1992                 1991
                                             -----------           -----------           -----------
   Net Borrowings on Revolving Credit
       Agreements                                 75,000                -                     -
   Purchase of Common Stock for the
       Treasury                                  (74,477)               -                     -
   Dividends Paid                             (1,283,533)             (129,610)              (38,578)
                                             -----------           -----------           -----------

              Net Cash Used in
                Financing
                Activities                   $(1,290,820)          $  (183,199)          $  (350,891)
                                             -----------           -----------           -----------
Increase (Decrease) in Cash                  $   619,793           $    83,098           $  (324,911)

Cash - Beginning of Year                         136,948                53,850               378,761
                                             -----------           -----------           -----------

Cash - End of Year                           $   756,741           $   136,948           $    53,850
                                             ===========           ===========           ===========


Supplemental Disclosures of Cash
  Flow Information:
    Cash Payments for:
      Interest Paid on Notes
        Payable                              $    52,391           $    65,545           $    72,345
                                             ===========           ===========           ===========


      Income Tax Payments                    $ 1,349,511           $   987,962           $   114,000
                                             ===========           ===========           ===========


    Noncash Investing Activities:
      Property Acquired Through
       Receipt of Dividend                   $    -                $    35,500           $    -
                                             ===========           ===========           ===========


       Increase (Decrease) in Unreal-
        ized Loss on Marketable
        Equity Securities -
        Held by Subsidiary                   $   (20,170)          $   (11,000)          $   (28,688)
                                             ===========           ===========           ===========

                                   APPENDIX A


                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement"), dated as of the 20th day of August, 1994, is made between FIRST DENHAM BANCSHARES, INC., Denham Springs, Louisiana, a Louisiana corporation ("Bancshares"), and HANCOCK HOLDING COMPANY, Gulfport, Mississippi, a Mississippi corporation ("HHC").

         The Boards of Directors of Bancshares and HHC have duly approved this Agreement and have authorized the execution hereof by Bancshares' President and HHC's President and Chief Executive Officer or Vice Chairman, respectively. Bancshares has directed that this Agreement be submitted to a vote of its shareholders in accordance with Part XI of the Louisiana Business Corporation Law ("LBCL") and the terms of this Agreement.

         In consideration of their mutual promises and obligations, the parties hereto adopt and make this Agreement for the merger of Bancshares with and into HHC and prescribe the terms and conditions of such merger and the mode of carrying it into effect, which shall be as follows:


                                   ARTICLE 1

                                  DEFINITIONS

         Certain Defined Term. As used in this Agreement, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

         1.1 "Agreement" shall mean this Agreement and Plan of Reorganization by and between Bancshares and HHC and any amendments thereto. References to Articles, Sections, Schedules and the like refer to the Articles, Sections, Schedules and the like of this Agreement unless otherwise indicated.

         1.2 "Bancshares" means First Denham Bancshares, Inc., a corporation duly chartered, organized and existing under and pursuant to the laws of the State of Louisiana; maintaining its principal place of business at 523 Florida Avenue, in Denham Springs, Livingston Parish, Louisiana; and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended.

         1.3 "Bank" means First National Bank of Denham Springs, a national banking association duly chartered, organized and existing under and pursuant to the laws of the United States of America and maintaining its principal place of business at 523 Florida Avenue, in Denham Springs, Livingston Parish, Louisiana.

         1.4 "Business Day" shall mean a day which is not a Saturday, Sunday or legal national bank holiday.

         1.5 "Closing" The closing (the "Closing") of the transactions contemplated herein will take place at Hancock Bank's office at 3854 American Way, in Baton Rouge, Louisiana, on a date that is mutually agreed to by both parties ("Closing Date") that is within thirty (30) days following the later of the date of receipt of all applicable regulatory approvals relating to the transactions contemplated herein, the expiration of all applicable statutory and regulatory waiting periods relative thereto, or the date the Registration Statement (the "Registration Statement") filed with the SEC is declared effective, or such later date as may be agreed to by the parties. At the Closing the parties shall each deliver to the other such evidence of the satisfaction of the conditions to the Merger as may reasonably be required (including material required to be delivered under this Agreement).

         1.6 "Effective Date" Immediately upon consummation of the Closing , or on such other later date as the parties hereto may agree, the Merger Agreement (as defined in Section 2.1 hereof) shall be certified, executed, acknowledged and delivered to the Secretary of State of the State of Louisiana (the "Secretary") for filing pursuant to and in accordance with the provisions of Section 12:112 of the LBCL. The Merger (as defined in Section 2.1 hereof) shall become effective as of the date and time of issuance by the Secretary of a certificate of merger relating to the Merger.

         1.7 "FRB" means that agency of the United States of America which acts in the capacity of a governmental central bank known as the Federal Reserve System represented by actions of its Board of Governors, having regulatory authority over bank holding companies, or any successor United States governmental agency performing the function of exercising such regulatory authority.

         1.8 "HHC" means Hancock Holding Company, a corporation duly chartered, organized and existing under and pursuant to the laws of the State of Mississippi; maintaining its principal place of business at One Hancock Plaza, in Gulfport, Harrison County, Mississippi; and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended.

         1.9 "Hancock Bank" means Hancock Bank of Louisiana, a Louisiana banking corporation, duly chartered, organized and existing under and pursuant to the laws of the State of Louisiana and maintaining its principal place of business at One American Place in Baton Rouge, East Baton Rouge Parish, Louisiana.

         1.10 "OCC" means that agency of the United States of America known as the Office of the Comptroller of the Currency having regulatory authority over Bank or any successor United States governmental agency exercising such regulatory authority.

         1.11 "Party" shall mean HHC or Bancshares and "Parties" shall mean HHC and Bancshares.

         1.12 "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         1.13 "SEC" means that agency of the United States of America known as the Securities and Exchange Commission.

                                   ARTICLE 2

                         THE MERGER AND RELATED MATTERS

         2.1 Merger. On the Effective Date, Bancshares shall be merged with and into HHC under the Articles of Incorporation of HHC, pursuant to the provisions of this Agreement, the provisions of, and with the effect provided in, Part XI of the LBCL (the "Merger") and the Merger Agreement in substantially the form of Exhibit A hereto (the "Merger Agreement"). For federal income tax purposes, it is intended that the Merger shall qualify as a non-taxable reorganization under and in accordance with Section 368(a) of the Internal Revenue Code of 1986, as amended, and the applicable IRS regulations. The Parties expect that the Merger will further certain of their business objectives, including, and without limitation, the expansion of operations as a financial institution.

         2.2 Effect of the Merger. Upon consummation of the Merger, the separate corporate existence of Bancshares shall cease and HHC shall continue as the surviving corporation. The name of HHC, as the surviving corporation, shall by virtue of the Merger remain unchanged. On the Effective Date, as hereinabove provided, all of the assets and property of every kind and character, real, personal and mixed, tangible and intangible, chooses in action, rights, and credits then owned by Bancshares, or which would inure to it, shall immediately by operation of law and without any conveyance or transfer or without any further action or deed, be vested in and become the property of HHC, which shall have, hold, and enjoy the same in its own right as fully and to the same extent as the same were possessed, held, and enjoyed by Bancshares prior to such merger; and HHC shall be deemed to be and shall be a continuation of the original entities and all of the rights and obligations of Bancshares shall remain unimpaired, and HHC, on the Effective Date of the Merger shall succeed to all such rights, obligations, duties and liabilities connected therewith.

                                   ARTICLE 3

                         CONVERSION OF BANCSHARES STOCK

         3.1     Conversion of Bancshares Stock.

                 (a) On the Effective Date, each share of the Common Stock, $3.33 par value, of HHC ("HHC Common Stock") issued and outstanding immediately prior to the Effective Date shall remain outstanding and shall represent one share of Common Stock, $3.33 par value, of HHC.

                 (b) On the Effective Date, each share of Common Stock, $10 par value, of Bancshares ("Bancshares Common Stock") issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 17.13667 shares of HHC Common Stock and $88.761758 in cash (collectively, the "Exchange Ratio").

                 (c) On the Effective Date, each share of Preferred Stock, $22.24 par value, of Bancshares ("Bancshares Preferred Stock") issued and outstanding immediately prior to the Effective Date (and not redeemed pursuant to Section 5.1(e) hereof), the number of which shall not exceed 2,885 shares, shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $22.24 in cash, plus all accrued and unpaid dividends thereon (the "Preferred Exchange Ratio").

                 (d) As a result of the Merger and without any action on the part of the holder thereof, all shares of Bancshares Common Stock and all shares of Bancshares Preferred Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") representing any shares of Bancshares Common Stock or any shares of Bancshares Preferred Stock shall thereafter cease to have any rights with respect to such shares of Bancshares Common Stock or Bancshares Preferred Stock, except the right to receive, without interest, the HHC Common Stock and/or cash in accordance with Section 3.1(b) and 3.1(c), and cash for fractional shares of HHC Common Stock in accordance with Section 3.2(e) upon the surrender of such Certificate.

                 (e) Each share of Bancshares Common Stock and Bancshares Preferred Stock issued and held in Bancshares' treasury at the Effective Date shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor.

         3.2 Exchange of Certificates Representing Bancshares Common Stock and Bancshares Preferred Stock.

                 (a) As of the Effective Date, HHC shall deposit, or shall cause to be deposited, with Hancock Bank Trust Department, as exchange agent (the "Exchange Agent"), for the benefit of the holders of shares of Bancshares Common Stock and Bancshares Preferred Stock, for exchange in accordance with this Article 3, certificates representing the shares of HHC Common Stock and cash (such certificates for shares of HHC Common Stock and cash being hereinafter referred to as the "Exchange Fund") to be issued pursuant to
Section 3.1 and paid pursuant to this Section 3.2 in exchange for outstanding shares of Bancshares Common Stock and Bancshares Preferred Stock.

                 (b) Promptly after the Effective Date, HHC shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (other than those representing shares with respect to which the holder thereof has perfected appraisal rights under the LBCL and has not subsequently lost, withdrawn or forfeited such rights) (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as HHC may reasonably specify and

(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of HHC Common Stock and /or cash, and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor
(x) a certificate representing that number of whole shares of HHC Common Stock and/or (y) a check representing the amount of cash and cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to Section 3.1(b) or Section 3.1(c), after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the value of any HHC Common Stock or cash payable to holders of Certificates. In the event of a transfer of ownership of Bancshares Common Stock or Bancshares Preferred Stock which is not registered in the transfer records of Bancshares, a certificate representing the proper number of shares of HHC Common Stock, together with a check for the cash component of the Exchange Ratio or Preferred Exchange Ratio and cash to be paid in lieu of fractional shares, if any, may be issued to such a transferee if the Certificate representing such Bancshares Common Stock or Bancshares Preferred Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

                 (c) Notwithstanding any other provisions of this Agreement, no dividends on HHC Common Stock shall be paid with respect to any shares of Bancshares Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of HHC Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Date theretofore payable with respect to such whole shares of HHC Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Date but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of HHC Common Stock, less the amount of any withholding taxes which may be required thereon.

                 (d) On or after the Effective Date, there shall be no transfers on the stock transfer books of Bancshares of the shares of Bancshares Common Stock or Bancshares Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Date, Certificates are presented to HHC, they shall be canceled and exchanged for certificates for shares of HHC Common Stock and/or cash, as appropriate, and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 3. Certificates surrendered for exchange by any person constituting an "affiliate" of Bancshares for purposes of Rule 145(c) under the Securities Act of 1933 (the "Securities Act") shall not be exchanged until HHC has received a written agreement from such person as provided in Section 4.1.

                 (e) No fractional shares of HHC Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of HHC Common Stock pursuant to Section 3.1(b), cash adjustments will be paid to holders in respect of any fractional share of HHC Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of $28.52.

                 (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of HHC Common Stock) that remains unclaimed by the former stockholders of Bancshares one year after the Effective Date shall be delivered to HHC. Any former stockholders of Bancshares who have not theretofore complied with this Article 3 shall thereafter look only to HHC for payment in respect of their shares, in any event without any interest thereon. In the event that any such holder fails to surrender either such Certificate or the documents and information contemplated by the letter of transmittal and instructions on or before the fifth (5th) anniversary of the Effective Date, HHC shall not have any obligation to deliver the amount to which any such holder would have been entitled in accordance with the provisions of this Agreement and any such holder shall not be entitled to receive from HHC any amount in substitution and exchange for each share canceled and extinguished in accordance with this Agreement.

                 (g) None of HHC, Bancshares, the Exchange Agent or any other person shall be liable to any former holder of shares of Bancshares Common Stock or Bancshares Preferred Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                 (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by HHC, the posting by such person of a bond in such reasonable amount as HHC may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of HHC Common Stock and/or cash, as appropriate, and cash in lieu of fractional shares, if any, and unpaid dividends and distributions on shares of HHC Common Stock as provided in
Section 3.2(c), deliverable in respect thereof pursuant to this Agreement.

         3.3 Adjustment of Exchange Ratio. In the event that, subsequent to the date of this Agreement but prior to the Effective Date, Bancshares or HHC changes the number of shares of Bancshares Common Stock, Bancshares Preferred Stock or HHC Common Stock, respectively, issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, the Exchange Ratio or the Preferred Exchange Ratio, as the case may be, shall be appropriately adjusted.

                                   ARTICLE 4

                           ACCOUNTING AND TAX MATTERS

         4.1 Affiliates. Bancshares and HHC shall cooperate and use their best efforts to identify those persons who may be deemed to be "affiliates" of Bancshares within the meaning of Rule 145(c) or Rule 144 (as applicable) under the Securities Act. Bancshares shall use its best efforts to cause each person so identified to deliver to HHC, not later than thirty (30) days prior to the Effective Date, a written agreement in substantially the form set forth in Exhibit B attached hereto. HHC shall be entitled to place appropriate legends on the certificates evidencing shares of HHC Common Stock to be received pursuant to this Agreement by such affiliates and to issue appropriate stop transfer instructions to the transfer agent for HHC Common Stock.

         4.2 Accounting Treatment. It is intended by the Parties hereto, that the Merger will qualify for purchase accounting treatment under general accepted accounting principles.

         4.3 Accounting and Tax Representations. Each Party hereto represents and warrants that the statements made with respect to it in the Statement of Representations attached hereto on Exhibit C and made a part hereof, are true and correct as of the date hereof and will be true and correct on the Effective Date.


                                   ARTICLE 5

                      BANCSHARES' COVENANTS AND AGREEMENTS

         5.1 Operation of Business. Between the date hereof and the Effective Date, or until the termination of this Agreement, Bancshares covenants and agrees that it will operate its business solely in the ordinary course and in material compliance with all applicable laws, regulations and rules; and, Bancshares will cause Bank to operate its business solely in the ordinary course and in material compliance with all applicable laws, regulations and rules; and without prior written consent of HHC, Bancshares will not, and Bancshares will cause Bank not to:

                 (a) Amend or otherwise change its respective articles of incorporation or bylaws, as each such document is in effect on the date hereof;

                 (b) Issue or sell, or authorize for issuance or sale, any additional shares of any class of capital stock of Bancshares or Bank;

                 (c) Issue, grant, or enter into any subscription, option, warrant, right, convertible security, or other agreement or commitment of any character obligating Bancshares or Bank to issue securities;

                 (d) Except for intercompany dividends between Bank and Bancshares necessary to effect the transactions contemplated herein, declare, set aside, make, or pay any dividend or other distribution with respect to its capital stock, provided, however, that Bancshares shall to the extent lawfully permitted declare and pay dividends on Bancshares Preferred Stock in accordance with the terms of Bancshares' Articles of Incorporation, as amended and/or restated, and provided further, however, that in the event the Merger shall not have become effective on or before March 5, 1995, Bancshares shall be allowed to declare and pay its normal and customary quarterly dividend on Bancshares Common Stock.

                 (e) Redeem, purchase, or otherwise acquire, directly or indirectly, any of its capital stock, provided, however, that, prior to closing, Bancshares shall redeem all outstanding shares of Bancshares Preferred Stock in accordance with the terms of Bancshares Articles of Incorporation, as amended and/or restated at a redemption price not greater than the par value of each such share plus accrued and unpaid dividends, as soon as legally permissible.

                 (f) Authorize any capital expenditure(s) which, individually or in the aggregate, exceed $250,000;

                 (g) Extend any new, or renew any existing, loan, credit, lease, or other type of financing which individually exceeds $750,000; provided, however, that the outstanding debt of Bancshares to Bank shall be retired in full prior to Closing.

                 (h) Except in the ordinary course of business sell, pledge, dispose of, or encumber, or agree to sell, pledge, dispose of, or encumber, any assets of Bancshares or Bank;

                 (i) Amend its or Bank's Articles of Incorporation or Bylaws (except to the extent required in order to effect the Merger as contemplated herein); impose, or suffer the imposition of, on any share of stock of Bank held by Bancshares, any material lien, charge, or encumbrance, or permit any such lien to exist; establish or add any automated teller machines or branch or other banking offices; take any action that would materially and adversely affect the ability of any Party hereto to obtain the approvals necessary for consummation of the transactions contemplated hereby or that would materially and adversely affect Bancshares' ability to perform its covenants and agreements hereunder;

                 (j) Acquire (by merger, consolidation, lease or other acquisition of stock, ownership interests or assets) any corporation, partnership, or other business organization or division thereof, or enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing; excluding normal and customary banking transactions, incur any indebtedness for borrowed money, issue any debt securities, or enter into or modify any contract, agreement, commitment, or arrangement with respect thereto; or enter into, amend, or terminate any employment agreement, relationship or responsibilities with any director, officer, or key employee or representative of Bancshares or Bank, or enter into, amend, or terminate any employment agreement with any other person otherwise than in the ordinary course of business, or take any action with respect to the grant or payment of any severance or termination pay except as expressly consented to in writing by HHC;

                 (k) Enter into, extend, or renew any lease for office or other space;

                 (l) Except as required by law, enter into, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, or other employee benefit plan, agreement, trust, fund, or arrangement for the benefit or welfare of any officer, employee or representative of Bancshares or Bank;

                 (m) Grant any increase in compensation to any director, officer, or employee or representative of Bancshares or Bank except in the ordinary course of business consistent with past practice;

                 (n) Take any action or omit to take any action which would cause any of Bancshares' representations or warranties to be untrue or misleading in any material respect or any covenant of Bancshares under this Agreement incapable of being performed; or

                 (o)  Agree in writing or otherwise to do any of the foregoing.

         5.2 Preservation of Business. Between the date hereof and the Effective Date, Bancshares will, and will cause Bank to, use its best efforts to preserve its existing business and to keep its business organization intact, including its present relationships with its employees and customers and others having business relations with it.

         5.3 Insurance. Pending the Closing, Bancshares shall cause the real property owned by Bancshares and Bank to be insured reasonably against all material insurable risks under policies with reasonable deductibles and in full compliance with any co-insurance provision.

         5.4 Shareholders' Meeting. After receipt of notice from HHC that the Registration Statement filed pursuant to Section 8.6 (the "Registration Statement") has been declared effective by the SEC, Bancshares will promptly give proper notice of a shareholders' meeting for the purpose of approving and adopting this Agreement and the Merger contemplated hereby. Said notice and/or proxy statement shall include notice of dissenter's rights, if any, and shall solicit shareholders' proxies in favor of this Agreement and the Merger, and all notices shall be given in accordance with applicable laws, regulations, and rules. Bancshares shall use its best efforts to cause its directors to support and vote in favor of a shareholder resolution approving this Agreement and to execute and deliver contemporaneously herewith joinder agreements in the form attached hereto as Exhibit D.

         5.5 Property Transfers. From time to time, as and when requested by HHC and to the extent permitted by Louisiana law, the officers and directors of Bancshares last in office shall execute and deliver such deeds and other instruments and shall take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to HHC title to, and possession of, all the property, interests, assets, rights, privileges, immunities, powers, franchises, and authorities of Bancshares, and otherwise to carry out the purposes of this Agreement.

         5.6 Bancshares and Bank Financial and Other Reports. Bancshares shall (and shall cause Bank to) make available to HHC the following statements and other reports and documents:

                 (a) Bancshares' Consolidated Balance Sheets as of June 30, 1994 and 1993 (unaudited) and December 31, 1993, 1992 and 1991 (audited); Consolidated Statements of Income and Changes in Stockholders' Equity and Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1992 and 1991 (audited), and Consolidated Statements of Income for the six-month periods ended June 30, 1994 and 1993 (unaudited) ("Bancshares Financial Statements");

                 (b) All correspondence with the OCC, the FRB and the Internal Revenue Service from January 1, 1994 through the date of Closing to the extent legally permissible; and

                 (c) Such additional financial or other information as may be required for the regulatory applications and the Registration Statement in connection with the consummation of the Merger (subject to any legal limitations).

         5.7 Due Diligence. In order to afford HHC access to such information as it may reasonably deem necessary to perform any due diligence review with respect to the assets of Bancshares to be acquired as a result of the Merger, Bancshares shall (and shall cause Bank to), upon reasonable notice, afford HHC and its officers, employees, counsel, accountants, and other authorized representatives access, during normal business hours throughout the period prior to the Effective Date, to all of its and Bank's properties, books, contracts, commitments, loan files, litigation files and records (including, but not limited to, the minutes of the Boards of Directors of Bancshares and Bank and all committees thereof, and it shall (and shall cause Bank to), upon reasonable notice and to the extent consistent with applicable law, furnish promptly to HHC such information as HHC may reasonably request to perform such review.

         5.8 No Solicitation. Prior to the Effective Date, Bancshares agrees that neither it nor the Bank shall, and Bancshares shall direct and use its best efforts to cause its respective officers, directors, employees, agents and representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or equity securities of, Bancshares or Bank (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.


                                   ARTICLE 6

                   BANCSHARES' REPRESENTATIONS AND WARRANTIES

         Bancshares represents and warrants to HHC as follows:

         6.1 Organization and Authority. Each of Bancshares and Bank is a corporation or banking association duly organized, validly existing and in good standing under the laws of the State of Louisiana and the United States of America, respectively, and each of Bancshares and Bank has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, and is qualified and in good standing as a foreign corporation in all jurisdictions in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on the business, results of operations or financial condition of Bancshares and Bank and its subsidiaries, taken as a whole.

         6.2 Authorization. The execution, delivery and performance of this Agreement by Bancshares and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Bancshares, subject to requisite regulatory and shareholder approvals. No other corporate proceedings on the part of Bancshares are necessary to authorize consummation of this Agreement, except for the approval of the transaction by Bancshares' shareholders, and the performance by Bancshares of the terms hereof. This Agreement is a valid and binding obligation of Bancshares enforceable against Bancshares in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting creditors' rights generally and general principles of equity and except that it is subject to approval by its shareholders and applicable regulatory agencies.

         Neither the execution, delivery or performance of this Agreement by Bancshares, nor the consummation of the transactions contemplated hereby, nor compliance by Bancshares with any of the provisions hereof, will (a) in any material respect violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Bancshares or Bank under any terms, conditions or provisions of (i) Bancshares' or Bank's Articles of Incorporation or Bylaws, or (ii) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Bancshares or Bank is a party or by which Bancshares or Bank may be bound, or to which Bancshares or Bank or the properties or assets of it may be subject, or (b) violate in any material respect any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Bancshares or Bank or any of its properties or assets.

         6.3 Capital Structure of Bancshares. As of the date hereof, the authorized capital of Bancshares consists solely of 200,000 shares of Bancshares Common Stock and 100,000 shares of Bancshares Preferred Stock. As of the date hereof 48,035 shares of Bancshares Common Stock are issued and 45,181 shares are outstanding (2,854 shares being held in treasury), and 19,290 shares of Bancshares Preferred Stock are issued and outstanding. The outstanding shares of capital stock of Bancshares are validly issued and outstanding, fully paid and nonassessable. There are no outstanding options, conversion rights, warrants, calls, rights, commitments or agreements to issue any form of stock or other security of

Bancshares. Except for the redemption of Bancshares Preferred Stock contemplated by this Agreement, there are no outstanding obligations or commitments to purchase, redeem or otherwise acquire any outstanding shares of Bancshares capital stock.

         6.4 Ownership of Other Banks. Bancshares does not own, directly or indirectly, five percent (5%) or more of the outstanding capital stock or other voting securities of any corporation, bank, or other organization except Bank and First Advantage, Inc. The authorized capital of the Bank consists solely of 48,000 shares of Common Stock, $10.00 par value. As of the date hereof, 42,445 shares of such common stock are issued and outstanding. The outstanding shares of capital stock of the Bank are validly issued and outstanding, fully paid and nonassessable, (subject to 12 U.S.C. Section 55), and all of such shares are owned by Bancshares free and clear of all liens, claims and encumbrances.

         6.5 Bancshares Financial and Other Reports. Bancshares' Financial Statements (i) have been prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied, except to the extent that the interim financial statements for June 30, 1994 and 1993 are not by their nature in conformity with the disclosure and statement requirements of GAAP,
(ii) present fairly the consolidated results of operations and financial position of Bancshares for the periods and at the times indicated, and (iii) are true and correct in all material respects for the periods and at the times indicated.

         6.6 No Material Adverse Change. Since December 31, 1993, there has been no event or condition of any character (whether actual, or to the knowledge of the executive officers of Bancshares, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to Bancshares or Bank would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations or business of Bancshares and Bank, taken as a whole, excluding changes in laws or regulations that affect banking institutions generally.

         6.7 Tax Liability. The amounts recorded as liabilities for taxes in the Bancshares Financial Statements are sufficient for the payment of all respective taxes (including, without limitation, federal, state, local, and foreign excise, franchise, property, payroll, income, capital stock, and sales and use taxes) accrued in accordance with GAAP and unpaid at the respective dates thereof.

         6.8 Tax Returns; Payment of Taxes. All federal, state, local, and foreign tax returns (including, without limitation, estimated tax returns, withholding tax returns with respect to employees, and FICA and FUTA returns) required to be filed by or on behalf of Bancshares or the Bank have been timely filed or requests for extensions have been timely filed and granted and have not expired for periods ending on or before December 31, 1993, and all returns filed are complete and accurate to the best information and belief of their respective managements and all taxes shown on filed returns have been paid. As of the date hereof, there is no audit, examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination materially adverse to Bancshares and Bank taken as a whole, except as reserved against in the Bancshares Financial Statements. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid, and Bancshares' and Bank's





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reserves for bad debts at December 31, 1993, as filed with the Internal Revenue
Service were not greater than the maximum amounts permitted under the provisions of Section 585 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

         6.9     Litigation and Proceedings.  Except as set forth on Schedule
6.9 hereto, no litigation, proceeding or controversy before any court or governmental agency is pending against Bancshares or Bank that in the opinion of its management is likely to have a material adverse effect on the business, results of operations or financial condition of Bancshares and Bank taken as a whole, and, to the best of its executive officers' knowledge, no such litigation, proceeding or controversy has been threatened or is contemplated.

         6.10 Brokers' or Finders' Fees. Except for advisory and legal fees in connection with the transactions contemplated herein, no agent, broker, investment banker, investment or financial advisor or other person acting on behalf of Bancshares or Bank or under their authority is entitled to any commission, broker's or finder's fee from any of the Parties hereto in connection with any of the transactions contemplated by this Agreement.

         6.11 Contingent Liabilities. Except as disclosed on Schedule 6.11 hereto or as reflected in Bancshares Financial Statements and except in the case of Bank for unfunded loan commitments made in the ordinary course of business consistent with past practices, as of June 30, 1994, neither Bancshares nor Bank has any obligation or liability (contingent or otherwise) that was material, or that when combined with all similar obligations or liabilities would have been material, to Bancshares and Bank taken as a whole and there does not exist a set of circumstances resulting from transactions effected or events occurring prior to, on, or after June 30, 1994, or from any action omitted to be taken during such period that, to the knowledge of Bancshares' executive officers, could reasonably be expected to result in any such material obligation or liability.

         6.12    Title to Assets; Adequate Insurance Coverage.

         Except as described on Schedule 6.12:

                 (a) As of June 30, 1994, Bancshares and Bank had, and except with respect to assets disposed of for adequate consideration in the ordinary course of business since such date, now have, good and merchantable title to all real property and good and merchantable title to all other material properties and assets reflected in Bancshares Financial Statements, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for (i) mortgages and encumbrances which secure indebtedness which is properly reflected in Bancshares Financial Statements or which secure deposits of public funds as required by law; (ii) liens for taxes accrued by not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after June 30, 1994, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any such owned properties or assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. Bancshares and Bank own, or have valid leasehold interests in, all material properties and assets, tangible or intangible, used in the conduct of its business. Any real property and other material assets held under lease by Bancshares or Bank are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made or proposed to be made by HHC in such lease of such property.

                 (b) With respect to each lease of any real property or a material amount of personal property to which Bancshares or Bank is a party, except for financing leases in which Bancshares or Bank is lessor, (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have been due and payable thereunder have been paid; (iii) there exists no default or event, occurrence, condition or act which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and (iv) the Merger will not constitute a default or a cause for termination or modification of such lease.

                 (c) Neither Bancshares nor Bank has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

                 (d) To the knowledge and belief of its executive officers, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Bancshares and Bank provide adequate coverage against loss and the fidelity bonds in effect as to which Bancshares or Bank is named insured are considered adequate by Bancshares' executive officers.

         6.13 Liabilities. To the best of Bancshares' executive officers' knowledge, all liabilities of Bancshares and Bank were, and will be created, for good, valuable and adequate consideration in substantial compliance with all laws, regulations and rules, and the accounts or evidence of ownership of accounts are and will be genuine, true, valid and enforceable in accordance with their written terms. Neither Bancshares nor Bank has agreed to any modification or extension of accounts or account terms or otherwise made any agreements regarding such accounts except as disclosed in writing on the books and records of Bancshares or Bank; and executive officers of Bancshares have no knowledge of any claim of ownership to any account other than as shown on the written ownership records of Bancshares and Bank for each account, and the executive officers of Bancshares have no knowledge of any alleged improper or wrongful withdrawal or payment of any such account.

         6.14 Loans. To the best knowledge Bancshares' executive officers, each loan reflected as an asset in Bancshares Financial Statements, as of June 30, 1994, or acquired since that date, is the legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, and no loan is subject to any asserted defense, offset or counterclaim known to Bancshares, except as disclosed in writing to HHC on or prior to the date hereof.

         6.15 Allowance for Loan Losses. The allowances for possible loan losses shown on the consolidated balance sheet of Bancshares as of June 30, 1994 are adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries, relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of June 30, 1994, and each such allowance has been established in accordance with GAAP.

         6.16 Investments. Except for investments classified as held-to-maturity as prescribed under the Financial Accounting Standards Board Statement Number 115, and pledges to secure public or trust deposits, none of the investments reflected in Bancshares Financial Statements under the heading "Investment Securities", and none of the investments made by Bancshares or Bank since June 30, 1994, and none of the assets reflected in Bancshares Financial Statements under the heading "Cash and Due From Banks," is subject to any restriction, whether contractual or statutory, that materially impairs the ability of Bancshares or Bank freely to dispose of such investment at any time. With respect to all repurchase agreements to which Bancshares or Bank is a party, Bancshares or Bank, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement which equals or exceeds the amount of debt secured by such collateral under such agreement.

         6.17 Registration and Proxy Statements. None of the information supplied or to be supplied by Bancshares for inclusion in (a) the Registration Statement to be filed by HHC with the SEC (b) the Notice of Meeting and Proxy Statement to be mailed by Bancshares to its shareholders in connection with the meeting referred to in Section 5.4 hereof (the "Proxy Statement"), and (c) any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby will, as amended or supplemented at the time the Registration Statement is filed with the SEC or at the time it becomes effective, at the time the Proxy Statement is mailed to holders of Bancshares' stock, as may be amended at the time of Bancshares' Shareholders' Meeting, and at the time of filing of such other documents, respectively, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All financial statements which Bancshares shall provide for filing with the SEC and any regulatory agency in connection with the Merger will comply with GAAP and/or the rules and regulations of the SEC or other applicable agency.

         6.18 Commitments and Contracts. Neither Bancshares nor Bank is a party or subject to any of the following (whether written or oral, express or implied):

                 (a) Except as listed on Schedule 6.18a attached hereto and with a complete copy provided to HHC, any employment contract (including any obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by Bancshares or Bank);

                 (b) Except as listed on Schedule 6.18b attached hereto and with a complete copy provided to HHC, any plan or contract providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant; or

                 (c) Any contract not made in the ordinary course of business containing covenants which limit the ability of Bancshares or Bank to compete in any line of business or with any person or which involves any restriction of the geographical area in which, or method by which, Bancshares or Bank may carry on its respective business (other than as may be required by law or applicable regulatory authorities).

         6.19 Employee Plans. To the knowledge of Bancshares' executive officers, it, Bank, and all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that cover one or more employees employed by Bancshares or Bank:

                  i. is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or to such plan or any of its employees (because of such employee's activities on behalf of it), the breach or violation of which could have a material adverse effect on Bancshares and Bank taken as a whole; and

                 ii. has received no notification from any agency or department of federal, state or local government or the staff thereof asserting that any such entity is not in compliance with any of the statutes, regulations or ordinances that such governmental authority enforces, or threatening to revoke any license, franchise, permit or governmental authorization, and is subject to no agreement with any such governmental authority with respect to its assets or business.

         6.20 Plan Liability. Except for liabilities to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA, all of which have been fully paid, and except for liabilities to the Internal Revenue Service under
Section 4971 of the Internal Revenue Code, all of which have been fully paid, neither Bancshares nor Bank has any liability to the Pension Benefit Guaranty Corporation or to the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Internal Revenue Code.

         6.21 Vote Required. The affirmative vote of the holders of at least two-thirds of the voting power present at a shareholders' meeting called for the purpose is the only vote of the shareholders of Bancshares necessary to approve and adopt this Agreement and the Merger.

         6.22 Continuity of Interest. To the knowledge of Bancshares' executive officers, there is no plan or intention by the Bancshares shareholders who own one percent (1%) or more of Bancshares Common Stock, and to the knowledge of Bancshares' executive officers, there is no plan or intention on the part of the remaining Bancshares shareholders to sell, exchange or otherwise dispose of a number of shares of HHC Common Stock to be received in the Merger that would reduce Bancshares shareholders' ownership of HHC Common Stock to a number of shares having a value, as of the date of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding shares of Bancshares Common Stock as of the same date. For purposes of this representation, shares of Bancshares Common Stock surrendered by dissenters or exchanged for cash (in lieu of fractional shares of HHC Common Stock or otherwise) will be treated as outstanding Bancshares Common

Stock on the date of the Merger. Furthermore, shares of Bancshares Common Stock and shares of HHC Common Stock held by Bancshares shareholders and otherwise sold, redeemed, or disposed of prior to or subsequent to the Merger are considered in this assumption.

         6.23 Continuity of Business Enterprise. Bancshares operates at least one significant historic business line, namely, financial services, and owns at least a significant portion of its historic business assets within the meaning of Treasury Regulation Section 1.368-1(d).

         6.24 Environmental Matters. Except as set forth on Schedule 6.24, neither Bancshares nor Bank nor, to the knowledge of Bancshares' or Bank's executive officers, any previous owner or operator of any properties at any time owned (including any properties owned or subsequently resold) leased, or occupied by Bancshares or Bank or used by Bancshares or Bank in their respective business ("Bancshares Properties") used, generated, treated, stored, or disposed of any hazardous waste, toxic substance, or similar materials on, under, or about Bancshares Properties except in material compliance with all applicable federal, state, and local laws, rules and regulations pertaining to air and water quality, hazardous waste, waste disposal, air emissions, and other environmental matters ("Environmental Laws"). Neither Bancshares nor Bank has received any notice of noncompliance with Environmental Laws, relating to waste generated by any such party or otherwise or notice that any such party is liable or responsible for the remediation, removal, or clean-up of any site relating to Bancshares Properties.

         6.25 Compliance with Laws and Contracts. To the knowledge of Bancshares' executive officers, Bancshares and Bank in the operation of their business have complied in all material respects with applicable laws, regulations, and agreements to which it is a party and have not failed to file any material reports required by any governmental or other regulatory body.

         6.26 Regulatory Matters. As of the date of this Agreement, neither Bancshares nor Bank has received a current Community Reinvestment Act rating of less than "satisfactory" and, neither Bancshares nor Bank have been cited for discriminatory lending practices by any of its regulatory authorities.

         6.27 Accuracy of Statements. No warranty or representation made or to be made by Bancshares or Bank in this Agreement or in any document furnished or to be furnished by Bancshares or Bank pursuant to this Agreement, and no information furnished by either pursuant to this Agreement, contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement and the Closing, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein, in light of the circumstances in which they are made, not misleading.

                                   ARTICLE 7

                      HHC'S REPRESENTATIONS AND WARRANTIES

         HHC represents and warrants to Bancshares as follows: for purposes of this Agreement, except in Section 7.1 and where the context requires otherwise, any reference to HHC in this Article 7 shall be deemed to include HHC and Hancock Bank and any reference to "material", "material adverse effect" or a similar standard shall refer to the financial condition, operations or other aspects of HHC and its subsidiaries including Hancock Bank taken as a whole.

         7.1 Organization and Authority. HHC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Mississippi and is a bank holding company within the meaning of Bank Holding Company Act of 1956, as amended. HHC and each of its subsidiaries has all requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted, and is qualified and in good standing as a foreign corporation in all jurisdictions in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on the business, results of operations or financial condition of HHC and its subsidiaries taken as a whole.

         7.2 Capital Stock: Other Interests. The authorized capital stock of HHC consists of 20,000,000 shares of HHC Common Stock of which, at the date of this Agreement, 7,505,201 shares were issued and outstanding and no shares were held in its treasury. All issued and outstanding shares of capital stock of HHC have been duly authorized and are validly issued, fully paid and non-assessable. The outstanding capital stock of HHC has been issued in compliance with all legal requirements and any preemptive or similar rights. HHC owns all of the issued and outstanding shares of capital stock of Hancock Bank free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances. As of the date of this Agreement, HHC has no outstanding stock options or other rights to acquire any shares of its capital stock, other than HHC's Automatic Dividend Reinvestment and Stock Purchase Plan.

         7.3 Shares Fully Paid and Non Assessable. The shares of HHC Common Stock to be issued in connection with the Merger pursuant to this Agreement have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, and nonassessable.

         7.4 Authorization. The execution, delivery and performance of this Agreement by HHC and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of HHC and Hancock Bank, subject to regulatory approvals. No other corporate proceedings on the part of HHC are necessary to authorize the execution and delivery of this Agreement and the performance by HHC of the terms hereof. This Agreement is a valid and binding obligation of HHC enforceable against HHC in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting creditors' rights generally and general principals of equity and except that it is subject to approval of applicable regulatory agencies.

         Neither the execution, delivery or performance of this Agreement by HHC, nor the consummation of the transactions contemplated hereby, nor compliance by HHC with any of the provisions hereof, will (a) in any material respect violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of HHC or Hancock Bank under any terms, conditions or provisions of (i) HHC's or Hancock Bank's Articles of Incorporation or Bylaws, or (ii) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which HHC or Hancock Bank is a party or by which HHC or Hancock Bank may be bound, or to which HHC or Hancock Bank or the properties or assets of it may be subject, or (b) violate in any material respect any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to HHC or Hancock Bank or any of its properties or assets.

         7.5     Financial Statements, Report and Proxy Statements.

                 (a) HHC has delivered to Bancshares true and complete copies of the Financial Statements, Interim Financial Statements and other documents listed on Schedule 7.5 hereto.

                 (b) The Financial Statements and the Interim Financial Statements have been prepared in conformity with GAAP applied on a basis consistent with prior periods, and present fairly, in conformity with GAAP, the consolidated results of operations of HHC's consolidated group for the respective periods covered thereby and the consolidated financial condition of its consolidated group as of the respective dates thereof. All call reports have been filed on the appropriate form and prepared in accordance with such form's instructions and the applicable rules and regulations of the regulating federal agency. As of the date of the latest balance sheet forming part of the Interim Financial Statements (the "Latest Balance Sheet"), no members of HHC's consolidated group had, nor were any of any of such member's assets subject to, any material liability, commitment, indebtedness or obligation, which is not reflected and adequately reserved against in the Latest Balance Sheet in accordance with GAAP.

         7.6 No Material Adverse Change. Since the Latest Balance Sheet, there has been no event or condition of any character (whether actual, or to the knowledge of HHC or Hancock Bank, threatened) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to HHC or Hancock Bank would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations or business of HHC and its subsidiaries taken as a whole, excluding changes in laws or regulations that affect banking institutions generally.

         7.7 Loans. To the knowledge of its management, and management of Hancock Bank, each loan reflected as an asset of HHC in the Latest Balance Sheet, or acquired since that date, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, and no loan is subject to any asserted defense, offset, or counterclaim known to HHC, except as disclosed in writing to Bancshares on or prior to the date hereof.

         7.8 Litigation. Except as disclosed on Schedule 7.8, no litigation, proceeding or controversy before any court or governmental agency is pending that in the opinion of its management is likely to have a material adverse effect on the business, results of operations or financial condition of HHC and its subsidiaries taken as a whole, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened.

         7.9 Contingent Liabilities. Except as disclosed on Schedule 7.9 hereto or reflected in the HHC reports filed with the SEC and except in the case of HHC's subsidiaries for unfunded loan commitments made in the ordinary course of business consistent with past practices, as of the date of the Latest Balance Sheet, neither HHC nor any of its subsidiaries had any obligation or liability (contingent or otherwise) that was material, or that when combined with all similar obligations or liabilities would have been material, to HHC and its subsidiaries taken as a whole and there does not exist a set of circumstances resulting from transactions effected or events occurring prior to or, or after the date of the Latest Balance Sheet, or from any action omitted to be taken during such period that, to the knowledge of HHC's senior management could reasonably be expected to result in any such material obligation or liability.

         7.10 Allowances for Possible Loan Losses. The allowances for possible loan losses shown on the Latest Balance Sheet of HHC were adequate in all material respects under the requirements of GAAP to provide for possible loan losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date of such balance sheet and each such allowance has been established in accordance with GAAP. To the knowledge of HHC's and Hancock Bank's management, HHC is not likely to be required to materially increase the provision for loan losses between the date hereof and the Effective Date.

         7.11 Benefit Plans. To the knowledge of HHC's senior management, HHC, each of its subsidiaries and all "employee benefit plans," as defined in
Section 3(3) of ERISA, that cover one or more employees employed by HHC or any of its subsidiaries:

                  i. is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or to such plan or any of its employees (because of such employee's activities on behalf of it), the breach or violation of which could have a material adverse effect on HHC and its subsidiaries taken as a whole; and

                 ii. has received no notification from any agency or department of federal, state or local government or the staff thereof asserting that any such entity is not in compliance with any of the statutes, regulations or ordinances that such governmental authority enforces, or threatening to revoke any license, franchise or permit or governmental authorization, and is subject to no agreement or written understanding with any such governmental authorities with respect to its assets or business.

         7.12 Plan Liability. Except for liabilities to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA, all of which have been fully paid, and except for liabilities to the Internal Revenue Service under
Section 4971 of the Internal Revenue Code, all of which have been fully paid, neither HHC nor Hancock Bank has any liability to the Pension Benefit Guaranty Corporation or to the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Internal Revenue Code.

         7.13 Environmental Matters. Except as set forth on Schedule 7.13, neither HHC nor Hancock Bank nor, to the knowledge of HHC's or Hancock Bank's executive officers, any previous owner or operator of any properties at any time owned (including any properties owned or subsequently resold) leased, or occupied by HHC or Hancock Bank or used by HHC or Hancock Bank in their respective business ("Hancock Bank Properties") used, generated, treated, stored, or disposed of any hazardous waste, toxic substance, or similar materials on, under, or about Hancock Bank Properties except in material compliance with all applicable federal, state, and local laws, rules and regulations pertaining to air and water quality, hazardous waste, waste disposal, air emissions, and other environmental matters ("Environmental Laws"). Neither HHC nor Hancock Bank has received any notice of noncompliance with Environmental Laws, relating to waste generated by any such party or otherwise or notice that any such party is liable or responsible for the remediation, removal, or clean-up of any site relating to Hancock Bank Properties.

         7.14 Broker's or Finder's Fees. No agent, broker, investment banker, investment or financial advisor or other person acting on behalf of HHC or Hancock Bank is entitled to any commission, broker's or finder's fees from any of the parties hereto in connection with any of the transactions contemplated by this Agreement.

         7.15 Regulatory Matters. As of the date of this Agreement, neither HHC nor any of its banking subsidiaries has received a current Community Reinvestment Act rating of less than "satisfactory" and, neither HHC nor any of its banking subsidiaries has been cited for discriminatory lending practices by any of its regulatory authorities.

         7.16 Accuracy of Statements. No warranty or representation made or to be made by HHC or Hancock Bank in this Agreement or in any document furnished or to be furnished by HHC or Hancock Bank pursuant to this Agreement, and no information furnished by either pursuant to this Agreement, contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement and the Closing, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein, in light of the circumstances in which they are made, not misleading.

                                   ARTICLE 8

                         HHC'S COVENANTS AND AGREEMENTS

         8.1 Conduct of Business. HHC agrees to operate its business solely in the ordinary course consistent with prudent business practices and in compliance with all applicable laws, regulations, and rules; but, except as provided in Section 3.3, nothing herein shall be construed as limiting or restricting HHC in its assets, liability, or capital structure or limiting any action of HHC or its affiliates, nor shall anything in this Agreement be construed as limiting the future number and amount of outstanding shares of HHC stock pending settlement of this transaction.

         8.2 Due Diligence. In order to afford Bancshares access to such information as it may reasonably deem necessary to perform its due diligence review with respect to HHC and its subsidiaries and assets in connection with the Merger, HHC shall (and shall cause Hancock Bank to), (a) upon reasonable notice, afford Bancshares and its officers, employees, counsel, accountants and other authorized representatives, during normal business hours throughout the period prior to the Effective Date and to the extent consistent with applicable law, access to its premises, properties, books and records, and to furnish Bancshares and such representatives with such financial and operating data and other information of any kind respecting its business and properties as Bancshares shall from time to time reasonably request to perform such review,
(b) furnish Bancshares with copies of all reports filed by HHC and its subsidiaries with the SEC and its or their regulatory authorities throughout the period after the date hereof prior to the Effective Date promptly after such reports are so filed, and (c) promptly advise Bancshares of the occurrence before the Effective Date of any event or condition of any character (whether actual or to the knowledge of HHC, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to HHC, would reasonable be anticipated to have, a material adverse effect on the financial condition, results of operations or business of HHC and its subsidiaries taken as a whole.

         8.3 Continuity of Business Enterprise. It is the present intention of HHC to continue at least one significant historic business line of Bancshares, namely, financial services, and to use at least a significant portion of Bancshares's historic business assets in a business within the meaning of Treasury Regulation Section 1.368-1(d).

         8.4 Cooperation and Best Efforts. HHC will and will cause Hancock Bank, to cooperate with Bancshares and Bank, and use its best efforts to (a) procure all necessary consents and approvals of third parties, (b) complete all necessary filings, registrations, applications, schedules and certificates, (c) satisfy all requirements prescribed by law for, and all conditions set forth in this Agreement to, the consummation of the Merger and the transactions contemplated hereby and by the Merger Agreement and (d) effect the transactions contemplated by this Agreement and the Merger Agreement at the earliest practicable date.

         8.5 Press Releases. HHC will cooperate with Bancshares in the preparation of any press releases announcing the execution of this Agreement or the consummation of the transactions contemplated hereby. Without the prior written consent of HHC, Bancshares will not issue any press release or other written statement for general circulation relating to the transactions contemplated hereby, except as may otherwise be required by law.

         8.6 Registration Statement. (a) HHC will promptly prepare and file on Form S-4 a registration statement under the Securities Act (which will include the Proxy Statement) complying with all the requirements of the Securities Act applicable thereto, for the purpose, among other things, of registering the HHC Common Stock which will be issued to the holders of Bancshares Common Stock pursuant to the Merger. HHC shall use its best efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the HHC Common Stock under the securities or blue sky laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby.

                 (b) HHC will indemnify and hold harmless each member of Bancshares' consolidated group and each of their respective directors, officers, agents and other persons, if any, who control Bancshares within the meaning of the Securities Act from and against any losses, claims, damages, liabilities or judgments, joint or several, to which they or any of them may become subject under the Securities Act or any state securities or blue sky laws or otherwise, insofar as such losses, claims, damages, liabilities, or judgements (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or in any state application for qualification, permit, exemption or registration as a broker/dealer, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that HHC shall not be liable, in any such case, to the extent that any such loss, claim, damage, liability, or judgment (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, or any such amendment or supplement thereto, or in any such state application, or in any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to HHC by Bancshares.

         8.7 Application to Regulatory Authorities. HHC shall prepare, as promptly as practicable, all regulatory applications and filings which are required to be made with respect to the Merger and provide copies thereof to Bancshares and its counsel in advance of filing for Bancshares' prior review and approval.

         8.8 Revenue Ruling. HHC or Bancshares may elect to prepare (and in that event the other Party shall cooperate in the preparation of) a request for a ruling from the Internal Revenue Service with respect to certain tax matters in connection with the transactions contemplated by this Agreement and the Merger Agreement.

         8.9 Additional Information. HHC will provide Bancshares with: (a) prompt written notice of any material adverse change in the financial condition, results of operations or business of HHC or its subsidiaries, (b) as soon as they become available and are publicly disclosed, copies of any financial statements, reports and other documents of the type referred to in
Section 7.5 with respect to HHC and its subsidiaries, and (c) promptly upon its dissemination, any report disseminated to the shareholders of HHC.

         8.10 Indemnification of Directors and Officers of Bancshares and Bank. (a) From and after the Effective Date of the Merger, HHC agrees to indemnify and hold harmless each person who is an officer or director (including but not limited to R. Dawes Easterly, deceased) of Bancshares or Bank on the date of this Agreement or hereafter from and against all losses, claims, damages, liabilities and judgments (and related expenses including, but not limited to, attorney's fees and amounts paid in investigating or defending any action in respect thereof or in settlement of any such action) based upon or arising from his capacity as an officer or director of Bancshares or Bank, as the case may be, to the same extent he would have been indemnified under the Articles of Incorporation and By-laws of HHC as such documents were in effect on the date of this Agreement as if he were an officer or director of HHC at all relevant times. Any indemnification to which subparagraph (b) of Section 8.6 applies shall be paid pursuant thereto and shall not be payable under this Section 8.10. The persons entitled to indemnification hereunder and their respective heirs, executors, estates and assigns are hereinafter referred to as "Indemnified Persons."

                 (b) The rights granted to the Indemnified Persons hereby shall be contractual rights inuring to the benefit of all Indemnified Persons and shall survive the Merger, and any merger, consolidation or reorganization of HHC.

                 (c) An Indemnified Person shall give HHC prompt notice of any matter as to which indemnification is provided, shall employ counsel that is reasonably acceptable to HHC (and no more than one counsel for all Indemnified Persons shall be employed in any one matter or series of related matters except to the extent that actual conflicts of interest require otherwise) and shall not settle any such matter unless HHC shall first consent thereto.

                 (d) The total aggregate indemnification to be provided by HHC pursuant to Section 8.10 hereof will not exceed, as to all of the Indemnified Persons described herein as a group, the sum of Four Million Dollars ($4,000,000.00).

         8.11 Benefits Provided to Employees of Hancock Consolidated Group. From and after the Effective Date, HHC may cause Bank to offer to all persons who were employees of Bank immediately prior to the Effective Date and who become or remain employees of Bank immediately following the Effective Date, similar employee benefits (including benefits under Hancock Bank's Pension Plan, Profit Sharing/401(k), Cafeteria Plan, Vacation and Salary Continuation plans or policies) as are offered by HHC or Hancock Bank to similarly situated employees of Hancock Bank, except that there shall be no waiting period for coverage under Hancock Bank's Medical Benefit Plan, Dental Reimbursement Plan, Cafeteria Plan, Group Life Insurance Plan, Long Term Disability Plan and HHC's Stock Purchase Plan and no employee who is an active employee of Bank on the Effective Date shall be denied benefits under such plans for prior service by such employees with Bank for eligibility and vesting purposes under all of Hancock Bank's benefit plans and policies, except that credit for prior service shall not be given for eligibility, vesting or benefit accrual purposes under Hancock Bank's Pension Plan, Profit Sharing/401(k) Plan and Medical Benefit Plan.

         8.12 Bancshares 401(k) Plan. HHC agrees that Bancshares and/or Bank may amend its 401(k) plan to provide that all participants in such plan who are employed on the date of this Agreement shall be fully vested in their accounts in such plan as of the Effective Date. HHC and Hancock Bank shall take all reasonable actions necessary after the Effective Date to maintain the qualification and tax-exempt status of such 401(k) plan and to meet all other requirements of applicable law and regulations and the provision of such plan until such plans are either terminated and fully liquidated or combined with a plan of HHC.

         8.13 Governance. HHC's Board of Directors shall take all action necessary to appoint a designee or designees of Bancshares to the Board of Directors of Hancock Bank and Hancock Bank, Gulfport, Mississippi upon the Effective Date. HHC's Board of Directors shall nominate Bancshares Designee or Designees for election and/or reelection to the Board of Directors of the respective Bank for not less than each of the next five years succeeding the Effective Date of the Merger.

                                   ARTICLE 9

                             CONDITIONS TO CLOSING

         The obligations of Bancshares and HHC under this Agreement, except as otherwise provided herein, shall be subject to the satisfaction or waiver of the following conditions on or prior to the Closing:

         9.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligation of each party to effect the Merger contemplated by this Agreement shall be subject to the following conditions:

                 (a) Shareholder Approval. The Merger shall have been approved by the requisite vote of the holders of the outstanding shares of Bancshares Common Stock at Bancshares' Shareholders' Meeting.

                 (b) Regulatory Approvals. The transactions contemplated by this Agreement shall have been approved by all governing regulatory authorities, without any condition or requirement that either HHC or Bancshares deems unreasonably burdensome, or which otherwise would have a material adverse effect on the business, operations, assets or financial condition of HHC, Bancshares or Bank after the Effective Date, and all conditions required to be satisfied shall have been satisfied, and all waiting periods relating to such approvals shall have expired.

                 (c) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and all state securities and blue sky permits or approvals required to consummate the transactions contemplated by this Agreement shall have been received.

                 (d) No Restraining Action. No action or proceeding shall have been threatened or instituted before a court or other governmental body to restrain or prohibit the transactions contemplated by the Merger Agreement or this Agreement or to obtain damages or other relief in connection with the execution of such agreements or the consummation of the transactions contemplated hereby or thereby; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by the Merger Agreement or this Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Merger.

         9.2 Conditions to Obligations of Bancshares to Effect the Merger. The obligations of Bancshares to effect the Merger shall be subject to the following additional conditions:

                 (a) Representations, Warranties and Covenants. Each of the representations and warranties of HHC contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same effect as though made on and as of such date, except to the extent of changes permitted by the terms of this Agreement (it being understood that exceptions noted in the certificate referred to in the following sentence or in any notice given by any member of HHC's consolidated group do not constitute changes permitted by the terms of this Agreement), and HHC and each of its subsidiaries shall have in all material respects performed all obligations and complied with all covenants required by this Agreement and the Merger Agreement to be performed or complied with by it or them at or prior to the Closing. In addition, HHC shall have delivered to Bancshares its certificate dated as of the Closing Date and signed by its chief executive officer and chief financial officer to the effect that, except as specified in such certificate, such persons do not know, and have no reasonable grounds to know, of any material failure or breach of any representation, warranty or covenant made by it in this Agreement.

                 (b) No Material Adverse Change. There shall not have occurred any material adverse change from the date of the Latest Balance Sheet to the date of the Closing in the financial condition, results of operations or business of HHC and its subsidiaries taken as a whole.

                 (c) Opinion of Counsel. Bancshares shall have received from Heidelberg & Woodliff, P.A., special counsel to HHC, an opinion, dated as of the Closing Date, in form and substance satisfactory to Bancshares, to the effect set forth in Exhibit E to this Agreement. In giving such opinion, such counsel may rely as to questions of fact upon certificates of one or more officers of HHC or its subsidiaries, and governmental officials and as to matters of law other than Mississippi or federal law on the opinions of foreign counsel retained by them or HHC and acceptable to Bancshares.

                 (d) Regulatory Action. No adverse regulatory action shall be pending or threatened against any member of HHC's consolidated group, including (without limitation) any proposed amendment to any existing agreement, memorandum, letter, order or decree, formal or informal, between any regulator and any member of HHC's consolidated group, if such action would or could impose any material liability on or interfere with the conduct of the businesses of HHC's consolidated group following the Merger.

                 (e) Tax Opinion. Bancshares shall have received from McGlinchey Stafford Lang, A Law Corporation, an opinion of counsel as to certain tax aspects of the transactions contemplated by this Agreement and the Merger Agreement.

                 (f) Opinion of Financial Advisor. Bancshares shall have received a letter from its financial advisor, dated on or within 10 days prior to the date of mailing the Proxy Statement to its shareholders, in form and substance satisfactory to Bancshares, confirming such financial advisor's prior oral opinion to the Board of Directors of Bancshares to the effect that the consideration to be paid in the Merger is fair to it and its shareholders from a financial point of view.

         9.3 Conditions to Obligations of HHC to Effect the Merger. The obligations of HHC to effect the Merger shall be subject to the following additional conditions:

                 (a) Representations; Warranties and Covenants. Each of the representations and warranties of Bancshares contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same effect as though made on and as of such date, except to the extent of changes permitted by the terms of this Agreement (it being understood that exceptions noted in the certificate referred to in the following sentence or in any notice given by any member of Bancshares' consolidated group do not constitute changes permitted by the terms of this Agreement), and Bancshares shall have in all material respects performed all obligations and complied with all covenants required by this Agreement and the Merger Agreement to be performed or complied with by it at or prior to the Closing. In addition, Bancshares shall have delivered to HHC its certificate dated as of the Closing Date and signed by its chief executive officer and chief financial officer to the effect that, except as specified in such certificate, such persons do not know, and have no reasonable grounds to know, of any material failure or breach of any representation, warranty or covenant made by it in this Agreement.

                 (b) No Material Adverse Change. There shall not have occurred any material adverse change from June 30, 1994 to the date of the Closing in the financial condition, results of operations or business of Bancshares and its subsidiaries taken as a whole.

                 (c) Redemption of Preferred Stock. Bancshares shall have redeemed, or at least provided notice of redemption, with respect to all shares of Bancshares Preferred Stock legally available for redemption, at a redemption price not greater than the par value of each such share, plus accrued and unpaid dividends, prior to the Closing.

                 (d) Retirement of Debt. All amounts outstanding under the following described promissory notes shall be paid in full prior to closing, to-wit:

                 1. Note Number 80251-13901 dated January 19, 1989 in the original principal amount of One Hundred Sixty Thousand Thirty-Seven and 00/100 ($160,037.00) Dollars made and executed by Bancshares payable to the order of Bank;

                 2. Note Number 80251-93903 dated July 1, 1990 in the original principal amount of Six Hundred Eighteen Thousand Six Hundred Sixty-Six and 66/100 ($618,666.66) Dollars made and executed by Bancshares payable to the order of Bank; and

                 3. Note Number 8025-193902 dated June 10, 1993 in the original principal amount of Sixty-three Thousand Thirty and 00/100 ($63,030.00) Dollars made and executed by Bancshares payable to the order of Bank.


                 (e) Opinion of Counsel. HHC shall have received from McGlinchey Stafford Lang, A Law Corporation, special counsel to Bancshares, an opinion, dated as of the Closing, in form and substance satisfactory to HHC, to the effect set forth in Exhibit F to this Agreement.


                                   ARTICLE 10

                                    CLOSING

         10.1 Closing. The Closing shall be held at the offices of Hancock Bank or such other place as HHC and Bancshares shall mutually designate.

         10.2 Deliveries at Closing. At the Closing, all documents and instruments required by this Agreement and the Merger Agreement, or otherwise required to consummate the Merger shall be duly and validly executed and delivered by all the Parties hereto, and possession of all liabilities and assets shall be transferred and delivered accordingly.


                                   ARTICLE 11

                                  TERMINATION

         11.1 Termination. This Agreement may be terminated or renegotiated in good faith, either before or after approval by the shareholders of Bancshares as follows:

                 (a) Mutual Consent. At any time on or prior to the Effective Date, by the mutual consent in writing of the Parties hereto;

                 (b) Expiration of Time. By HHC in writing or by Bancshares in writing (unless mutually extended), if the Merger shall have not become effective on or before March 31, 1995 unless the absence of such occurrence shall be due to the failure of the Party seeking to terminate this Agreement to perform each of its obligations under this Agreement required to be performed by it on or prior to the Effective Date;

                 (c) Breach of Representation, Warranty or Covenant. By either Party hereto, in the event of a breach by the other Party (a) of any covenant or agreement contained herein or (b) of any representation or warranty herein, if (i) the facts constituting such breach reflect a material adverse change in the financial condition, results of operations or business taken as a whole, of the breaching Party, which in either case cannot be or is not cured within 30 days after written notice of such breach is given to the Party committing such breach, or (ii) in the event of a breach of a warranty or covenant, such breach results in a material increase in the cost of the non-breaching Party's performance of this Agreement.

                 (d) Regulatory Approval. By either Party hereto, at any time after the FRB, OCC or SEC has denied any application for any approval or clearance required to be obtained as a condition to the consummation of the Merger and the time period for all appeals or requests for reconsideration thereof has run.

                 (e) Shareholder Approval. By either Party hereto, if this Agreement and the Merger is not approved by the required vote of shareholders of Bancshares.

                 (f)  Price of Acquiror Common Stock.  By Bancshares if both
(i) the quotient of the average closing price of HHC Common Stock for the five trading days immediately preceding the Closing Date divided by the closing price of such stock on the day immediately preceding the date of this Agreement, as reported in The Wall Street Journal, (the "Acquiror Quotient") is less than 0.8 and (ii) the quotient of the average closing value of the Standard & Poors Regional Bank Index for the five trading days preceding the Closing Date divided by the value of the Standard & Poors Regional Bank Index for the day immediately preceding the date of this Agreement (the "S&P Quotient") exceeds the Acquiror Quotient by more than 0.10.

         11.2 Effect of Termination: Survival. Upon termination of this Agreement pursuant to this Article 11 , the Merger Agreement shall also terminate, and this Agreement and the Merger Agreement shall be void and of no effect, and there shall be no liability by reason of this Agreement or the Merger Agreement, or the termination thereof, on the part of any Party or their respective directors, officers, employees, agent or shareholders except for any liability of a Party hereto arising out of an intentional breach of any representation, warranty or covenant in this Agreement prior to the date of termination, except if such breach was required by law or by any bank or bank holding company regulatory authority, or of any covenant that survives pursuant to the following sentence. The following provisions shall survive any termination of this Agreement: Section 8.6(b), Section 8.10, Section 11.2 and
Article 13.


                                   ARTICLE 12

                                APPRAISAL RIGHTS

         12.1 Appraisal Rights of Bancshares. Notwithstanding any other provision of this Agreement to the contrary, dissenting shareholders of Bancshares who comply with the procedural requirements of Section 12:131 of the LBCL will be entitled to receive payment of the fair cash value of their shares if the Merger is effected upon approval by less than eighty percent (80%) of Bancshares' total voting power.

                                   ARTICLE 13

                                 MISCELLANEOUS

         13.1 Entire Agreement. This Agreement and the schedules and exhibits hereto, and that certain Confidentiality Agreement, between the Parties embody the entire understanding of the Parties in relation to the subject matter herein and supersede all prior understandings or agreements, oral or written, between the Parties hereto, including that certain Letter of Intent, dated August 15, 1994, between the Parties.

         13.2 Headings. The headings and subheadings in this Agreement, except the terms identified for definition in Article 1 and elsewhere in this Agreement, are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

         13.3 Counterparts. This Agreement may be executed by the Parties in any number of counterparts all of which shall be deemed an original, but all of which taken together shall constitute one and the same document.

         13.4 Governing Law. This Agreement and the rights and obligations hereunder shall be governed and construed by the laws of the State of Louisiana.

         13.5 Successors; No Third Party Beneficiaries. All terms and conditions of this Agreement shall be binding on the successors and assigns of Bancshares and HHC. Except as otherwise specifically provided in this Agreement, nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than Bancshares and HHC any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein, it being the intention of the Parties hereto that this Agreement, the obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole and exclusive benefit of Bancshares and HHC and for the benefit of no other person.

         13.6 Modification; Assignment. No amendment or other modification of any part of this Agreement shall be effective except pursuant to a written agreement subscribed by the duly authorized representatives of all of the Parties hereto. This Agreement may not be assigned without the express written consent of both Parties.

         13.7 Notice. Any notice, request, demand, consent, approval or other communication to any Party hereof shall be effective when received and shall be given in writing, and delivered in person against receipt thereof, or sent by certified mail, postage prepaid, courier service or facsimile transmission at its address or number set forth below or at such other address or number as it shall hereafter furnish in writing to the other. All such notices and other communications shall be deemed given on the date received by the addressee or its agent.

                                   Bancshares

                 First Denham Bancshares, Inc.
                 523 Florida Avenue
                 Denham Springs, Louisiana  70726
                 Attn: Mr. Robert E. Easterly, President
                 Fax No.:  504-664-1324

                 Copies to:

                 A. Shelby Easterly, III, Esquire
                 Easterly & Pittman
                 142 Del Norte Avenue
                 Denham Springs, Louisiana  70726
                 Fax No.: 504-665-3115
                 and

                 Alan Jacobs, Esq.
                 McGlinchey Stafford Lang
                 2777 Stemmons Freeway
                 Suite 925
                 Dallas, Texas  75207
                 Fax No.: 214-634-6579

                                      HHC

                 Hancock Holding Company
                 Post Office Box 4019
                 One Hancock Plaza
                 Gulfport, MS  39502
                 Attn:  Mr. George A. Schloegel, Vice Chairman
                 Fax No.: 601-868-4627

                 Copy to:

                 Carl J. Chaney, Esquire
                 Heidelberg and Woodliff, P.A.
                 P. O. Box 23040
                 Jackson, MS 39225-3040

                 or

                 Suite 1400
                 125 South Congress Street
                 Jackson, Mississippi 39201
                 Fax No.: 601-968-8464

         13.8 Waiver. Bancshares and HHC may waive their respective rights, powers or privileges under this Agreement provided that such waiver shall be in writing, and provided further that no failure or delay on the part of Bancshares or HHC to exercise any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege by Bancshares or HHC under the terms of this Agreement, nor will any such waiver operate or be construed as a future waiver of such right, power or privilege under this Agreement.

         13.9 Costs, Fees and Expenses. Each Party hereto agrees to pay all costs, fees and expenses which it has incurred in connection with or incidental to the matters contained in this Agreement, including without limitation any fees and disbursements to its accountants and counsel. HHC will be responsible for preparing the applications, regulatory filings and Registration Statement necessary to obtain approval of the Merger and the issuance of the HHC Common Stock. Bancshares will be responsible for the cost of its accountants and legal counsel and will bear all costs related to conducting its shareholders' meeting and obtaining shareholder approval of this Agreement and the Merger.

         13.10 Severability. If any provision of this Agreement is invalid or unenforceable then, to the extent possible, all of the remaining provisions of this Agreement shall remain in full force and effect, and shall be binding upon the Parties hereto.

         13.11 Survival of Representations and Warranties. Upon consummation of the Merger, all representations and warranties set forth in this Agreement shall terminate.

         13.12 Mutual Covenant of Best Efforts and Good Faith. The Parties mutually covenant and agree with each other that they will use their best efforts to consummate the transactions herein contemplated and that they will act and deal with each other in good faith as to this Agreement and all matters arising from or related to it.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

                                        FIRST DENHAM BANCSHARES, INC.

                                        By:  /s/ Robert E. Easterly

                                        Name:  Robert E. Easterly
Attest:
                                        Title:  President
/s/ A. Shelby Easterly, III





                                        HANCOCK HOLDING COMPANY


                                        By:  /s/ George A. Schloegel

                                        Name:  George A. Schloegel
Attest:
                                        Title:  Vice-Chairman
/s/ A. Bridger Eglin

                                   EXHIBIT A

                                MERGER AGREEMENT

     This Merger Agreement is made and entered into as of the 20th day of August, 1994, between Hancock Holding Company, Gulfport, Mississippi, a Mississippi corporation ("HHC"), and First Denham Bancshares, Inc., Denham Springs, Louisiana, a Louisiana corporation ("Bancshares") (the "Merger Agreement").

                              W I T N E S S E T H:

     WHEREAS, HHC and Bancshares (collectively, the "Constituent Corporations") and their respective Boards of Directors deem it advisable that Bancshares be merged into HHC (the "Merger") pursuant to the provisions of the Louisiana Business Corporation Law ("LBCL") and upon the terms and conditions hereinafter set forth and in the Plan (as hereinafter defined); and

     WHEREAS, the Constituent Corporations have entered into an Agreement and Plan of Reorganization, dated as of the date hereof (the "Plan") (the defined terms in which are used herein as defined therein) setting forth certain representations, warranties, covenants and conditions relating to the Merger;

     NOW THEREFORE, it is agreed as follows:

                                  ARTICLE ONE

                                   The Merger

     In accordance with applicable provisions of the LBCL and upon the terms and subject to the conditions hereinafter set forth, on the Effective Date (as defined in Article Two hereof) Bancshares shall be merged with and into HHC, the separate existence of Bancshares shall cease, and HHC shall be the corporation surviving the Merger.

                                  ARTICLE TWO

                            Effective Date and Time

     2.1 Effective Time of Merger. The Merger shall be effective as of the date and time when this Merger Agreement, having been certified, signed and acknowledged in the manner required by law, is filed in the office of the Secretary of State of Louisiana (such time and date being herein referred to as the "Effective Time" and the "Effective Date," respectively).

     2.2 Effect of the Merger. At the Effective Time, (i) the separate existence of Bancshares shall cease and Bancshares shall be merged with and into HHC, (ii) HHC shall continue to possess all of the rights, privileges and franchises possessed by it and shall, at the Effective Time, become vested with and possess all rights, privileges and franchises possessed by Bancshares,
(iii) HHC shall be responsible for all of the liabilities and obligations of Bancshares in the same manner as if HHC had itself incurred such liabilities or obligations and the Merger shall not affect or impair the rights of the creditors or of any persons dealing with the Constituent Corporations;
(iv) the Merger shall not of itself cause a change, alteration or amendment to the Articles of Incorporation of HHC; (v) The Merger shall not of itself affect the tenure in office of any current officer or director of HHC; and (vi) the Merger shall, from and after the Effective Time, have all the effects provided by applicable Louisiana law.

     2.3 Additional Actions. If, at any time after the Effective Time, HHC shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in HHC, title to or the possession of any property or right of Bancshares acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Merger Agreement, Bancshares and its proper officers and directors shall be deemed to have granted to HHC an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in HHC and otherwise to carry out the purposes of this Merger Agreement; and the proper officers and directors of HHC are fully authorized in the name of Bancshares to take any and all such action.

                                 ARTICLE THREE

                     Conversion and Cancellation of Shares

     3.1 Conversion of Bancshares shares. Except for shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under Section 12:131 of the Louisiana Business Corporation Law, on the Effective Date each issued and outstanding share of Bancshares common stock, $10.00 par value, shall be exchanged for and converted into: (i) 17.13667 shares of HHC common stock, $3.33 par value, and (ii) $88.761758 in cash; and each issued and outstanding share of Bancshares preferred stock, $22.24 par value, shall be exchanged and converted into $22.24 in cash, plus all accrued and unpaid dividends thereon. The exchange of certificates representing HHC common stock for certificates formerly representing Bancshares common stock shall be effected as provided in the Plan.

     3.2 Fractional Shares. No fractional shares of HHC common stock representing such fractional shares will be issued to the holders of Bancshares common stock. Instead, a shareholder otherwise entitled to receive such fractional shares shall be entitled to a cash payment (without interest) as provided in the Plan.

     3.3 Shares of HHC. The shares of capital stock of HHC outstanding immediately prior to the Effective Time shall not be changed or converted by virtue of the Merger.





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
                                  ARTICLE FOUR

                               Effects of Merger

     The Merger shall have the effects set forth in Section 12:115 of the LBCL.

                                  ARTICLE FIVE

                           Filing of Merger Agreement

     This Merger Agreement shall be submitted to the shareholders of Bancshares and if this Merger Agreement is approved by the shareholders of Bancshares, then the fact of such approval shall be certified hereon by the Secretary of Bancshares. Approval of this Merger Agreement by the shareholders of HHC is not required, and that fact shall be certified hereon by the Secretary or Assistant Secretary of HHC. This Merger Agreement, as approved and certified, shall be signed and acknowledged by the majority of the Board of Directors of each of the Constituent Corporations. Thereafter, a multiple original of this Merger Agreement, so certified, signed and acknowledged, shall be delivered to the Secretary of State of Louisiana for filing and recordation in the manner required by law; and thereafter, as soon as practicable (but not later than the time required by law), a copy of the Certificate of Merger issued by the Secretary of State of Louisiana shall be filed for record in the office of the recorder of mortgages for the parish of Livingston and shall also be recorded in the conveyance records for the parish of Livingston and any other parish in which any of the Constituent Corporations owns real property on the Effective Date of the Merger.
                                  ARTICLE SIX

                                 Miscellaneous

     6.1 Termination. The obligations of the Constituent Corporations to effect the Merger shall be subject to all of the terms and conditions of the Plan. At any time prior to the Effective Date, this Merger Agreement may be terminated (i) by the mutual agreement of the Constituent Corporations or (ii) pursuant to the terms and provisions of the Plan.

     6.2 Headings. The descriptive headings of the sections of this Merger Agreement are inserted for convenience only and do not constitute a part thereof for any other purpose.

     6.3 Modifications, Amendments and Waivers. At any time prior to the Effective Time (notwithstanding any shareholder approval that may have already been given), the parties hereto may, to the extent permitted by and as provided in the Plan, modify, amend or supplement any term or provision of the Merger Agreement.

     6.4 Governing Law. This Merger Agreement shall be governed by the laws of the State of Louisiana (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect and performance.





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
     IN WITNESS WHEREOF, this Merger Agreement is signed by a majority of the Directors of each of the Constituent Corporations as of the day first above written.

                                        FIRST DENHAM BANCSHARES, INC.

                                        By a Majority of its Board of Directors


                                        /s/ Robert E. Easterly

                                        /s/ William R. Powers

                                        /s/ Oscar P. Waldrep, Jr.

                                        /s/ Huey O. Taylor

                                        /s/ W. E. Wild, Jr.

                                        /s/ Ruben R. Spillman, Sr.

                                        /s/ Thomas L. Sullivan, Sr.

                                        /s/ George C. Mercier


                                        /s/ Bruce R. Easterly






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
                                        HANCOCK HOLDING COMPANY
                                        By a Majority of its Board of Directors


                                        /s/ George A. Schloegel

                                        /s/ T. W. Milner, Jr.

                                        /s/ Victor V. Mavar

                                        /s/ Leo W. Seal

                                        /s/ J. F. Boardman, Jr.

                                        /s/ H. C. Moody, Jr.

                                        /s/ Charles H. Johnson

                                        /s/ A. F. Dantzler, Jr.

                                   EXHIBIT B



                                      DATE



Hancock Holding Company
One Hancock Plaza
Gulfport, Mississippi  39502

Gentlemen:

     This letter agreement is given in connection with the closing of the proposed merger (the "Merger") of First Denham Bancshares, Inc. ("Bancshares") with and into Hancock Holding Company ("HHC"). I am aware and acknowledge that, as a member of the Board of Directors or an executive officer or the beneficial owner of a substantial amount of the outstanding common stock of Bancshares or its wholly-owned subsidiary, First National Bank of Denham Springs, I may be an "affiliate" of Bancshares as that term is defined in the Securities Act of 1933 (the "Securities Act") and the rules and regulations thereunder.

     I understand that resales or other dispositions of shares of the Common Stock, $3.33 par value, of HHC (the "HHC Common Stock") to be acquired by me as a result of the Merger may be governed by Rules 144 and 145 promulgated under the Securities Act.

     I have no plan or intention to sell, exchange, transfer by gift or otherwise dispose of a number of said securities to be received in the Merger that would reduce Bancshares stockholders' ownership of the HHC Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding Bancshares Common Stock as of the same date.

     I understand that the certificates for shares of HHC received pursuant to the Merger will bear a restrictive legend, to the effect that the shares were received in a transaction to which Rule 145 applies, as follows:

     "The shares represented by this certificate have been issued or transferred to the registered holder as a result of a transaction to which Rule 145 under the Securities Act of 1933 (the "Act") applies. The shares represented by this certificate may not be sold, assigned or otherwise disposed of, and the issuer shall not be required to give effect to any attempted sale, transfer or assignment, except in accordance with the requirements of the Act and the other conditions specified in that certain Affiliates Agreement, dated as of _________________________, 1994 between the issuer and the shareholder, a copy of which Agreement will be furnished, without charge, by Hancock Holding Company to the holder of this certificate upon written request therefor."

     On the basis of the foregoing, and in consideration of the delivery to me of the HHC Common Stock into which my Bancshares Common Stock will be converted, I agree that I will not, directly or indirectly, sell, exchange, transfer by gift or otherwise dispose of any of the HHC Common Stock held by me in violation of the Securities Act or the rules or regulations promulgated thereunder.

                                                   Sincerely,





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
                                   EXHIBIT C
                       ACCOUNTING AND TAX REPRESENTATIONS



     References to the "Code" are to the Internal Revenue Code of 1986.



1.   Each of HHC and Bancshares represent the following as true:

     1.1. The Merger will be consummated in compliance with the material terms of the Agreement and the Merger Agreement, and, except as described in Exhibit ___, none of the material terms and conditions therein have been waived or modified and neither HHC nor Bancshares has any plan or intention to waive or modify further any such material condition.


     1.2. The exchange of Bancshares stock for HHC Common Stock and/or other consideration in the Merger was negotiated through arm's length bargaining. Accordingly, the fair market value of the HHC Common Stock and/or other consideration received by each Bancshares shareholder will be approximately equal to the fair market value of the Bancshares stock surrendered in the exchange.


     1.3. No liabilities of any person other than Bancshares will be assumed by HHC in the Merger, and none of the shares of Bancshares Common Stock to be surrendered in exchange for shares of HHC Common Stock and/or other consideration in the Merger will be subject to any liabilities.

     1.4. HHC, Bancshares, and the shareholders of Bancshares will pay their respective expenses, if any, incurred in connection with the transaction.

     1.5. There is no intercorporate indebtedness existing between Bancshares and HHC that was issued, acquired, or will be settled at a discount.

     1.6. No two parties in the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

     1.7. On the date of the Merger, the fair market value of the assets of Bancshares transferred to HHC will equal or exceed the sum of the liabilities assumed by HHC plus the amount of liabilities, if any, to which the transferred assets are subject.

     1.8. None of the compensation received by any shareholder-employees of Bancshares will be separate consideration for, or allocable to, any of their shares of Bancshares stock; none of the shares of HHC Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arms length for similar services.

     1.9.     The Merger will qualify as a statutory merger under the LBCL.

2.   HHC represents the following as true:

     2.1. HHC has no plan or intention to reacquire any of its stock issued in this transaction.

     2.2. HHC has no plan or intention to sell or otherwise dispose of any of the assets of Bancshares acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in
Section 368(a)(2)(C) of the Internal Revenue Code.

     2.3. Following the transaction HHC will continue the historic business of Bancshares or use a significant portion of Bancshares' historic business assets in a business.

     2.4. The payment of cash in lieu of fractional shares of HHC Common Stock is solely for the purpose of avoiding expense and inconvenience to HHC of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the shareholders of Bancshares instead of issuing fractional shares of HHC stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to the shareholders of Bancshares in exchange for their shares of Bancshares Common Stock. The fractional share interest of each Bancshares shareholder will be aggregated and no Bancshares shareholder will receive cash in an amount equal to or greater than the value of one full share of HHC Common Stock.


3.   Bancshares represents the following as true:

     3.1. There is no plan or intention by the shareholders of Bancshares who own 1% or more of the Bancshares stock, and to the best of the knowledge of the management of Bancshares, there is no plan or intention on the part of the remaining shareholders of Bancshares to sell, exchange, transfer by gift or otherwise dispose of a number of shares of HHC Common Stock received in the transaction that would reduce the Bancshares shareholders' ownership of HHC Common Stock to a number of shares having a value, as of the date of transaction, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of Bancshares as of the same date. For purposes of the preceding sentences, shares of Bancshares stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of HHC Common Stock, will be treated as outstanding Bancshares stock on the date of the transaction. In addition, shares of Bancshares stock and shares of HHC Common Stock held by Bancshares' shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

     3.2. The liabilities of Bancshares assumed by HHC and the liabilities to which the transferred assets of Bancshares are subject were incurred by Bancshares in the ordinary course of its business.

     3.3. The assumption by HHC of the liabilities of Bancshares pursuant to the Merger is for a bona fide business purpose and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of Bancshares to HHC pursuant to the Merger.

     3.4. Bancshares owns at least one significant historic business line, namely financial services, and owns at least a significant portion of its historic business assets within the meaning of Treasury Regulation Section 1.368-1(d).

     3.5. Bancshares is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                                   EXHIBIT D
                        FORM OF JOINDER OF SHAREHOLDERS

     The undersigned shareholder of First Denham Bancshares, Inc. ("Bancshares"), in consideration of the benefits to be derived by Bancshares and its shareholders pursuant to an Agreement and Plan of Reorganization dated ______________, 1994 (the "Agreement") by and between Bancshares and Hancock Holding Company ("HHC") (the defined terms in which are used herein as defined therein) and the expenses to be incurred by HHC in connection therewith, hereby agrees with HHC as follows:

     1. Such shareholder, acting solely in such shareholder's capacity as such, agrees and undertakes to vote or cause to be voted all shares of Bancshares Common Stock as to which such shareholder has voting power at any meeting or meetings (including any and all adjournments thereof) before which the Agreement may come for consideration by Bancshares shareholders, in favor of the approval of the Agreement and the Merger Agreement, unless HHC then is in breach or default in any material respect with respect to any covenant, representation or warranty as to it contained in the Agreement to an extent that would permit Bancshares to terminate the Agreement pursuant to Article 11 of the Agreement. Such shareholder further agrees not to transfer any of the shares of Bancshares Common Stock over which such shareholder has dispositive power or grant any proxy thereto (except any such proxy solicited by the Board of Directors of Bancshares) until the earlier of the Effective Date or the date that the Agreement has been terminated pursuant to its provisions, except (i) for transfers by operation of law and (ii) for transfers in connection with which the transferee shall agree in writing with HHC to be bound by this Joinder of Shareholders as fully as the undersigned. In the case of any transfer by operation of law, the provisions of this Joinder of Shareholders are intended to be binding upon and to inure to the benefit of such transferee, and such transferee shall be bound thereby.

     2. The provisions of this Joinder of Shareholders shall be enforceable through an action by HHC for damages at law or a suit for specific performance or other appropriate extraordinary relief, the signatory shareholder acknowledging that remedies at law for breach or default under this Joinder of Shareholders might be or become inadequate.

     This Joinder of Shareholders is dated _______________________, 1994.


                 ______________________________________________

                                   EXHIBIT E


     The opinion letter referred to in paragraph (c) of Section 9.2 of the Agreement from counsel for HHC shall state that:

         (i) each of HHC and Hancock Bank is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, each has all requisite corporate power and authority to own and lease its property and to carry on the business described as being carried on by it in the Registration Statement and each is qualified and in good standing as a foreign corporation in any jurisdictions in which the character of the property owned or leased by it or the nature of the activities conducted by it make such qualification necessary;

         (ii) the execution, delivery and performance of the Agreement and the Merger Agreement have been duly authorized by the Board of Directors of HHC, and all corporate acts and other corporate proceedings required on the part of HHC for the due and valid authorization, execution, delivery and performance of the Agreement and the Merger Agreement, and the consummation of the Merger, have been validly and appropriately taken. Upon the filing of the executed Merger Agreement with the Secretary of State of Louisiana, the Merger will be effective as of the Effective Date;

         (iii) the Agreement and the Merger Agreement are the legal, valid and binding obligations of HHC, and are enforceable against it in accordance with their terms, except as such enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditor's rights generally and except as to the availability of specific performance or other equitable remedies;

         (iv) neither the execution, delivery or performance of the Agreement or the Merger Agreement by HHC nor the consummation of the transactions contemplated hereby or thereby, will (A) violate, conflict with or result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of HHC under, any of the terms, conditions or provisions of the articles of incorporation, articles of association or by-laws of HHC or of any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation known to such counsel which binds it or any of its assets or (B) to the knowledge of such counsel, violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to HHC or any of its assets;

         (v)  the authorized capital stock of HHC is as set forth in Section
7.2 of the Agreement. All issued and outstanding shares of capital stock of HHC have been duly authorized and validly issued, and are fully paid and non-assessable. To such counsel's knowledge, except as contemplated in the Agreement there are no outstanding options, warrants, contracts or commitments entitling any person to purchase or otherwise acquire from HHC any shares of its capital stock; other than HHC's Automatic Dividend Reinvestment and Stock Purchase Plan nor to such counsel's knowledge has either HHC any outstanding obligation with respect to its unissued capital stock or treasury stock, nor any outstanding obligation to repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock;

         (vi) all shares of HHC Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued pursuant to the Merger Agreement, will be validly and legally issued, fully paid and non-assessable, and will be, at the time of their delivery, free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances and any preemptive or similar rights.

         (vii) to such counsel's knowledge, there are no material claims of any kind or any material actions, suits, proceedings, arbitrations or investigations pending or threatened, nor does such counsel have actual knowledge of a basis for any material claim, in any court or before any governmental agency or instrumentality or arbitration panel or otherwise against, by or affecting any member of HHC's consolidated group or the business, condition (financial or otherwise) or assets of any such member or which would prevent the performance of the Agreement or the Merger Agreement or any of the transactions contemplated hereby or thereby or declare the same unlawful or cause the rescission thereof; and

         (viii) the Registration Statement became effective under the Securities Act prior to the time of the mailing or distribution of the Proxy Statement, HHC has received all state securities laws permits and authorizations necessary to consummate the transaction contemplated by the Agreement and, to the knowledge of such counsel, no stop order suspending the effectiveness of the Registration Statement or similar proceeding under any state securities or blue sky laws has been instituted and none is threatened or contemplated by the SEC or any state securities board, commission or authority.

         In addition, such counsel shall state that they have participated in conferences with representatives of the parties hereto and their respective accountants and counsel in connection with the preparation of the Registration Statement and the Proxy Statement and have considered the matters required to be stated therein and the statements contained therein, and based on the foregoing (in certain circumstances relying as to materiality on the opinions of officers and representatives of the parties hereto) nothing has come to the attention of such counsel that would lead them to believe that the Registration Statement and the Proxy Statement, as amended or supplemented, if they have been amended or supplemented, at the time it became effective and as amended or supplemented (in the case of Registration Statement), or at the time distributed to shareholders (in the case of the Proxy Statement), contained any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein not misleading (except in each such case for the financial statements and other financial and statistical data included therein, as to which no statement need be made).

                                   EXHIBIT F


     The opinion letter referred to in paragraph (e) of Section 9.3 of the Agreement from special counsel for Bancshares shall state that except as described in the Schedules to the Agreement:

         (i) each of Bancshares and Bank is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, each has all requisite corporate power and authority to own and lease its property and to carry on the business described as being carried on by it in the Registration Statement and each is qualified and in good standing as a foreign corporation in any jurisdictions in which the character of the property owned or leased by it or the nature of the activities conducted by it make such qualification necessary;

         (ii) the execution, delivery and performance of the Agreement and the Merger Agreement have been duly authorized by the Board of Directors and shareholders of Bancshares and all corporate acts and other corporate proceedings required on the part of Bancshares for the due and valid authorization, execution, delivery and performance of the Agreement and the Merger Agreement, and the consummation of the Merger, have been validly and appropriately taken. Upon the filing of the executed the Merger Agreement with the Secretary of State of Louisiana, the Merger will be effective as of the Effective Date;

         (iii) the Agreement and the Merger Agreement are the legal, valid and binding obligations of Bancshares, and are enforceable against it in accordance with their terms, except as such enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and except as to the availability of specific performance or other equitable remedies;

         (iv) neither the execution, delivery or performance of the Agreement of the Merger Agreement by Bancshares, nor the consummation of the transactions contemplated hereby or thereby, will (A) violate, conflict with or result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Bancshares under, any of the terms, conditions or provisions of the articles of incorporation or by-laws of Bancshares or of any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation known to such counsel which binds it or any of its assets or (B) to the knowledge of such counsel, violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to Bancshares or any of its assets;

         (v)  the authorized capital stock of Bancshares is as set forth in
Section 6.3 of the Agreement and the authorized capital stock of Bank is as set forth in Section 6.4 of the Agreement, and all shares described therein as issued and outstanding have been duly authorized and validly issued, and are fully paid and (as provided in 12 U.S.C.
55) non-assessable. To such counsel's knowledge, except as contemplated in the Agreement there are no outstanding options, warrants, contracts or commitments entitling any person to purchase or otherwise acquire from Bancshares or Bank any shares of its capital stock; nor to such counsel's knowledge has Bancshares or Bank any outstanding obligation with respect to its unissued capital stock or treasury stock, nor any outstanding obligation to repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock, except as contemplated in the Agreement;

         (vi) to such counsel's knowledge, there are no material claims of any kind or any material actions, suits, proceedings, arbitrations or investigations pending or threatened, nor does such counsel have actual knowledge of a basis for any material claim, in any court or before any governmental agency or instrumentality or arbitration panel or otherwise against, by or affecting Bancshares or Bank or the business, condition (financial or otherwise) or assets of Bancshares or Bank of which would prevent the performance of the Agreement or the Merger Agreement or any of the transactions contemplated any of such agreements or declare the same unlawful or cause the rescission thereof; and

         (vii) to such counsel's knowledge, Bancshares complied with the applicable provisions of LBCL in connection with the shareholders' meeting called to consider and act upon the Agreement and the Merger, including the provisions of Section 12:131 of the LBCL.

         In addition, such counsel shall state that they have participated in conferences with representatives of the parties hereto and their respective accountants and counsel in connection with the preparation of the Registration Statement and the Proxy Statement and have considered the matters required to be stated therein and the statements contained therein relating to Bancshares and Bank, and based on the foregoing (in certain circumstances relying as to materiality on the opinions of officers and representatives of the parties hereto) nothing has come to the attention of such counsel that would lead them to believe that the Registration Statement and the Proxy Statement, as amended or supplemented, if they have been amended or supplemented, at the time it became effective and as amended or supplemented (in the case of Registration Statement), or at the time distributed to shareholders (in the case of the Proxy Statement), contained any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein not misleading (except in each such case for the financial statements and other financial and statistical data included therein, as to which no statement need be made).

                                   APPENDIX B

                 NATIONAL CAPITAL CORPORATION FAIRNESS OPINION

                   (National Capital Corporation Letterhead)





December 2, 1994



Board of Directors
First Denham Bancshares, Inc.
523 Florida Avenue
Denham Springs, Louisiana  70726-3706

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of First Denham Bancshares, Inc. ("Bancshares"), of the proposed merger ("the Merger") of Bancshares and Hancock Holding Company ("Hancock") of Gulfport, Mississippi. Pursuant to the terms of the Agreement and Plan of Reorganization ("the Plan") and as a result of the Merger, each outstanding share of Bancshares Common Stock shall be converted into the right to receive 17.13667 shares of Hancock Common Stock, and $88.761758 in cash. Each outstanding share of Bancshares Preferred Stock, $22.24 par value, shall be converted into the right to receive $22.24 in cash plus all accrued and unpaid dividends thereon.

National Capital Corporation ("NCC") has extensive experience in investment analysis and the valuation of bank and bank holding company securities in connection with acquisitions and mergers. Neither NCC, nor any of its officers, directors, or employees has an interest in the common or preferred stock of Bancshares. NCC has performed no services for Bancshares at any time prior to the present, although an affiliate of NCC, American Planning Corporation, has provided advisory services to Bancshares and its subsidiary bank related to profit planning and strategic planning. The revenues derived from such services are insignificant when compared to the affiliate's total gross revenues. NCC is currently acting as financial advisor to the Board of Directors of Bancshares in connection with the Merger and will receive a fee for those services. NCC will also receive a fee for rendering this opinion.

In arriving at our opinion, we have: (1) met with officers of Hancock and Bancshares to discuss their businesses, reserves, earnings, properties and prospects; (2) reviewed certain public financial information and other data with respect to both Hancock and Bancshares, including certain financial forecasts, consolidated financial statements for recent years and interim periods through June 30, 1994, as well as other relevant financial and operating data furnished by Bancshares to NCC; (3) reviewed the Plan; (4) reviewed certain historical market prices and trading volumes of Hancock Common Stock; (5) analyzed market volatility studies of Hancock Common Stock; (6) made inquires regarding and discussed the Plan and other matters related thereto with Bancshares's counsel; and (7) performed such other analyses and examinations as National Capital Corporation deemed appropriate.

In connection with our review, we have not independently verified any of the foregoing information, and have relied on its being complete and accurate in all material respects. We have assumed that the financial information and forecasts reviewed by us have been prepared using the best available judgments of Hancock and Bancshares's management regarding the projected financial performance of Hancock and Bancshares. In addition, we have not made an independent evaluation or appraisal of any of the assets of Hancock and Bancshares, nor have we examined any individual loan files, or been furnished with any such appraisals or files.

Bancshares is hereby authorized to reproduce this opinion in full in any disclosure document or proxy statement regarding the merger that is: (1) filed under the Securities Act of 1933, (2) filed under any state blue sky law, or
(3) distributed to Bancshares's shareholders. Otherwise it is understood that this letter is for the information of the Board of Directors only and is not to be quoted or referred to, in whole or in part, in any document used in connection with the offering or sale of securities, nor shall this letter be used for any other purpose, without National Capital Corporation's prior written consent.

In reaching our opinion we took into consideration the financial benefits of the proposed transaction to all Bancshares's shareholders. It is our opinion that the proposed transaction is fair to Bancshares and all of Bancshares's shareholders, based on all factors that we consider relevant.

Very Truly Yours,


/s/ National Capital Corporation
NATIONAL CAPITAL CORPORATION

                                   APPENDIX C

              PROVISIONS OF THE LOUISIANA BUSINESS CORPORATION LAW
                 RELATING TO RIGHTS OF DISSENTING SHAREHOLDERS

                   (EXTRACT FROM LOUISIANA REVISED STATUTES,
                             TITLE 12, SECTION 131)

     A. Except as provided in subsection B of this section, if a corporation has, by vote of its shareholders, authorized a sale, lease or exchange of all of its assets, or has, by vote of its shareholders, become a party to a merger or consolidation, then, unless such authorization or action shall have been given or approved by at least eighty percent of the total voting power, a shareholder who voted against such corporate action shall have the right to dissent. If a corporation has become a party to a merger pursuant to R.S. 12:112(H), the shareholders of any subsidiaries party to the merger shall have the right to dissent without regard to the proportion of the voting power which approved the merger and despite the fact that the merger was not approved by vote of the shareholders of any of the corporations involved.

     B. The right to dissent provided by this Section shall not exist in the case of:

         (1) A sale pursuant to an order of a court having jurisdiction in the premises.

         (2) A sale for cash on terms requiring distribution of all or substantially all of net proceeds to the shareholders in accordance with their respective interests within one year after the date of the sale.

         (3) Shareholders holding shares of any class of stock which, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting of shareholders at which a merger or consolidation was acted on, were listed on a national securities exchange, unless the articles of the corporation issuing such stock provide otherwise or the shares of such shareholders were not converted by the merger or consolidation solely into shares of the surviving or new corporation.

     C. Except as provided in the last sentence of this subsection, any shareholder electing to exercise such right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action, and shall vote his shares against such action. If such proposed corporate action be taken by the required vote, but by less than eighty percent of the total voting power, and the merger, consolidation or sale, lease or exchange of assets authorized thereby be effected, the corporation shall promptly thereafter give written notice thereof, by registered mail, to each shareholder who filed such written objection to, and voted his shares against, such action, at such shareholder's last address on the corporation's records. Each such shareholder may, within twenty days after the mailing of such notice to him, but not thereafter, file with the corporation a demand in writing for the fair cash value of his shares as of the day before such vote was taken; provided that he state in such demand the value demanded, and a post office address to which the reply of the corporation may be sent, and at the same time deposit in escrow in a chartered bank or trust company located in the parish of the registered office of the corporation, the certificates representing his shares, duly endorsed and transferred to the corporation upon the sole condition that said certificates shall be delivered to the corporation upon payment of the value of the shares determined in accordance with the provisions of this section. With his demand the shareholder shall deliver to the corporation, the written acknowledgment of such bank or trust company that it so holds his certificates of stock. Unless the objection, demand and acknowledgment aforesaid be made and delivered by the shareholder within the period above limited, he shall conclusively be presumed to have acquiesced in the corporate action proposed or taken. In the case of a merger pursuant to R.S. 12:112(H), the dissenting shareholder need not file an objection with the corporation nor vote against the merger, but need only file with the corporation, within twenty days after a copy of the merger certificate was mailed to him, a demand in writing for the cash value of his shares as of the day before the certificate was filed with the secretary of state, state in such demand the value demanded and a post office address to which the corporation's reply may be sent, deposit the certificates representing his shares in escrow as hereinabove provided, and deliver to the corporation with his demand the acknowledgment of the escrow bank or trust company as herein-above prescribed.

     D. If the corporation does not agree to the value so stated and demanded, or does not agree that a payment is due, it shall, within twenty days after receipt of such demand and acknowledgment, notify in writing the shareholder, at the designated post office address, of its disagreement, and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied shareholder, the value demanded by him for his shares.

     E. In case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions of subsections C and D of this section, the dissatisfied shareholder, within sixty days after receipt of notice in writing of the corporation's disagreement, but not thereafter, may file suit against the corporation, or the merged or consolidated corporation, as the may be, in the district court of the parish in which the corporation or the merged or consolidated corporation, as the case may be, has its registered office, praying the court to fix and decree the fair cash value of the dissatisfied shareholder's shares as of the day before such corporate action complained of was taken, and the court shall, on such evidence as may be adduced in relation thereto, determine summarily whether any payment is due, and, if so, such cash value, and render judgment accordingly. Any shareholder entitled to file such suit may, within such sixty-day period but not thereafter, intervene as a plaintiff in such suit filed by another shareholder, and recover therein judgment against the corporation for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed corporate action, and any such corporate action may be carried to completion notwithstanding any such suit. Failure of the shareholder to bring suit, or to intervene in such a suit, within sixty days after receipt of notice of disagreement by the corporation shall conclusively bind the shareholder (1) by the corporation's statement that no payment is due, or (2) if the corporation does not contend that no payment is due to accept the value of his shares as fixed by the corporation in its notice of disagreement.

     F. When the fair value of the shares has been agreed upon between the shareholder and the corporation, or when the corporation has become liable for the value demanded by the shareholder because of failure to give notice of disagreement and of the value it will pay, or when the shareholder has become bound to accept the value the corporation agrees is due because of his failure to bring suit within sixty days after receipt of notice of the corporation's disagreement, the action of the shareholder to recover such value must be brought within five years from the date the value was agreed upon, or the liability of the corporation became fixed.

     G. If the corporation or the merged or consolidated corporation, as the case may be, shall, in its notice of disagreement, have offered to pay to the dissatisfied shareholder on demand an amount in cash deemed by it to be the fair cash value of his shares, and if, on the institution of a suit by the dissatisfied shareholder claiming an amount in excess of the amount so offered, the corporation, or the merged or consolidated corporation, as the case may be, shall deposit in the registry of the court, there to remain until the final determination of the cause, the amount so offered, then, if the amount finally awarded such shareholder, exclusive of interest and costs, be more than the amount offered and deposited as aforesaid, the costs of the proceeding shall be taxed against the corporation, or the merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against the corporation, or the merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against such shareholder.

     H. Upon filing a demand for the value of his shares, the shareholder shall cease to have any of the rights of a shareholder except the rights accorded by this section. Such a demand may be withdrawn by the shareholder at any time before the corporation gives notice of disagreement, as provided in subsection D of this section. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares, his share certificates shall be returned to him (and, on his request, new certificates shall be issued to him in exchange for the old ones endorsed to the corporation), and he shall be reinstated to all his rights as a shareholder as of the filing of his demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

                                    PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS/PROXY STATEMENT

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Articles of Incorporation provide for indemnification to the fullest extent allowed by law. The Articles of the Registrant provide in Article Sixth certain provisions regarding the extent to which the Registrant will provide indemnification and advancement of expenses to its directors, officers, employees and agents as well as persons serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (collectively referred as "Eligible Persons").

     The Registrant's Bylaws currently contain a provision requiring the Registrant to indemnify any director, officer, employee or agent who is made a party or threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, other than an action by or in the right of the Registrant, by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against reasonably incurred expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, but only if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, in criminal actions, he had no reasonable cause to believe his conduct was unlawful.

     Unless limited by its Articles of Incorporation the Mississippi Business Corporation Act ("MBCA") mandates that the Registrant indemnify any director who is successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, against reasonable expenses incurred by him in connection with such proceeding (the "Mandatory Provision"). The MBCA permits the Registrant to indemnify a director who is made a party to a proceeding against liability (including reasonable expenses) incurred in connection with such proceeding provided (1) the director's conduct was in good faith, (2) in the case of conduct in his official capacity, the director reasonably believed his conduct was in the best interests of the Registrant, (3) in the case of conduct not in his official capacity, the director reasonably believed his conduct was not opposed to the best interests of the Registrant, (4) in the case of any criminal proceeding, the director had no reasonable cause to believe that his conduct was unlawful, (5) in the case of claims by or in the right of the Registrant, the director is not adjudged liable to the Registrant, and (6) in the case of third-party claims, the director is not adjudged liable on the basis that he derived an improper personal benefit (the "Permissive Provision"). Statutory indemnification is permitted under the Permissive Provision, however, only if indemnification is authorized in a specific case after a determination is made by the Board of Directors (by majority vote of a quorum consisting of directors not at the time parties to the proceeding), by a majority of a special committee of disinterested directors (if such quorum of directors is unobtainable), by special legal counsel or by the shareholders (a "Disinterested Party"), that the director has met the applicable standard of conduct. The MBCA also provides that unless the Registrant's Articles of Incorporation provide otherwise, a court may order indemnification of a director even if it finds he has not met the applicable standard of conduct, or in the case of third-party claims, involving action where the director acted within or without of his official capacity, the director is adjudged liable on the basis that he derived an improper personal benefit, the director was adjudged liable to the Registrant in a proceeding by or in the right of the Registrant, if the court determines that the director is reasonably entitled to indemnification in view of all the relevant circumstances; provided, however, that if the director was adjudged liable to the Registrant, his indemnification is limited to reasonable expenses. The MBCA permits the Registrant to pay for or reimburse the reasonable expenses incurred by a director in advance of final disposition of the proceeding, provided the director affirms that he reasonably believes he has met the applicable standard of conduct, the director agrees to repay the advance if it is ultimately determined that he did not meet the standard of conduct, and a determination is made by a Disinterested Party that the facts then known to the person(s) making the determination would not preclude indemnification. The MBCA also permits the Registrant to indemnify officers, employees and agents of the Registrant to the same extent permitted for directors. Finally, the MBCA allows indemnification beyond the scope of the Amended and Restated Mandatory and Permissive Provisions.

     Article Sixth of the Registrant's Articles of Incorporation does not limit the applicability of the indemnification provisions contained in the MBCA and, as permitted by the MBCA, requires the Registrant to indemnify Eligible Persons beyond the scope of such provisions. The Registrant must indemnify an Eligible Person, despite the fact that such person has not met the standard of conduct set forth in the Permissive Provision or would be disqualified for indemnification under the Permissive Provision because such person was either found liable to the Registrant in a suit brought by or in the right of the Registrant or was found liable in a third-party action on the basis that he received an improper personal benefit, if a determination is made by a Disinterested Party, or a court, that the act or omissions of the person seeking indemnification did not constitute gross negligence or willful misconduct. Article Sixth also provides for mandatory advancement of reasonable expenses to a person seeking indemnification, without an affirmation by such person that he believes he has met the applicable standard of conduct, as long as he agrees to repay the advance if it is ultimately determined that he has not met the standard of conduct and a Disinterested Party determines that the facts then known to such Disinterested Party would not preclude indemnification.

     Article Sixth further provides that no amendment or repeal of its provisions may be applied retroactively with respect to any event that occurred prior to such amendment or appeal. The effect of such provision is that the protection of Article Sixth may not be taken away or diminished by an amendment in the event of a change in control of the Registrant.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS

 2 Agreement and Plan of Reorganization dated August 20, 1994 among Hancock Holding Company and First Denham Bancshares, Inc. (included as Appendix A to the Prospectus/Proxy Statement).

 3.1 Amended and Restated Articles of Incorporation dated November 8, 1990 (filed as Exhibit 3.1 to the Registrant's Form 10-K for the year ended December 31, 1990, and incorporated herein by reference).

 3.2 Bylaws of Hancock Holding Company restated through November 8, 1990 (filed as Exhibit 3.2 to the Registrant's Form 10-K for the year ended December 31, 1990, and incorporated herein by reference).

 3.3 Articles of Amendment to the Articles of Incorporation of Hancock Holding Company, dated October 16, 1991 (filed as Exhibit 4.1 to the Registrant's Form 10-Q for the quarter ended September 30, 1991, and incorporated herein by reference).

 3.4 Articles of Correction, filed with Mississippi Secretary of State on November 15, 1991 (filed as Exhibit 4.2 to the Registrant's Form 10-Q for the quarter ended September 30, 1991, and incorporated herein by reference).

 3.5 Articles of Amendment to the Articles of Incorporation of Hancock Holding Company, adopted February 13, 1992 (filed as Exhibit 3.5 to the Registrant's Form 10-K for the year ended December 31, 1992, and incorporated herein by reference).

 3.6 Articles of Correction, filed with the Mississippi Secretary of State on March 2, 1992 (filed as Exhibit 3.6 to the Registrant's Form 10-K for the year ended December 31, 1992, and incorporated herein by reference).

 4.1 Specimen stock certificate (reflecting change in par value from $10.00 to $3.33, effective March 6, 1989)(filed as Exhibit 4.1 to the Registrant's Form 10-Q for the quarter ended March 31, 1989, and incorporated herein by reference).

 5 Opinion of Heidelberg & Woodliff, P.A. as to the legality of the shares being registered.


 8       Opinion of McGlinchey Stafford Lang regarding certain tax matters.


10.1 Description of Hancock Bank Executive Supplemental Reimbursement Plan, as amended (provided on page 14 of the Registrant's definitive proxy statement for its annual shareholders' meeting on February 24, 1994, and incorporated herein by reference).

10.2 Description of Hancock Bank Automobile Plan (provided on page 14 of the Registrant's definitive proxy statement for its annual shareholders' meeting on February 24, 1994, and incorporated herein by reference).

10.3 Description of Deferred Compensation Arrangement for Directors (provided on pages 10-15 of the Registrant's definitive proxy statement for its annual shareholders' meeting on February 24, 1994, and incorporated herein by reference).

10.4 Site Lease Agreement between Hancock Bank and City of Gulfport, Mississippi dated as of March 1, 1989 (filed as Exhibit 10.4 to the Registrant's Form 10-K for the year ended December 31, 1989, and incorporated herein by reference).

10.5 Project Lease Agreement between Hancock Bank and City of Gulfport, Mississippi dated as of March 1, 1989 (filed as Exhibit 10.5 to the Registrant's Form 10-K for the year ended December 31, 1989, and incorporated herein by reference).

10.6 Deed of Trust dated as of March 1, 1989 from Hancock Bank to Deposit Guaranty National Bank as trustee (filed as Exhibit 10.6 to the Registrant's Form 10-K for the year ended December 31, 1989, and incorporated herein by reference).

10.7 Trust Indenture between City of Gulfport, Mississippi and Deposit Guaranty National Bank dated as of March 1, 1989 (filed as Exhibit
         10.7 to the Registrant's Form 10-K for the year ended December 31, 1989, and incorporated herein by reference).

10.8 Guaranty Agreement dated as of March 1, 1989 from Hancock Bank to Deposit Guaranty National Bank as trustee (filed as Exhibit 10.8 to the Registrant's Form 10-K for the year ended December 31, 1989, and incorporated herein by reference).

10.9 Bond Purchase Agreement dated as of February 23, 1989, among Hancock Bank, J.C. Bradford & Co. and City of Gulfport, Mississippi (filed as
         Exhibit 10.9 to the Registrant's Form 10-K for the year ended December 31, 1989, and incorporated herein by reference).

10.10 Dividend Reinvestment and Stock Purchase Plan (filed as Form S-3 Registration Statement, Commission No. 33-31782 on October 26, 1989, as amended on March 20, 1991, and incorporated herein by reference).

21 Subsidiaries of the Registrant (filed as Exhibit 22 to the Registrant's Form 10-K for the year ended December 31, 1993, and incorporated herein by reference).

23.1     Consent of Deloitte & Touche, LLP

23.2     Consent of Hannis T. Bourgeois & Co., L.L.P.

23.3     Consent of Heidelberg & Woodliff, P.A. (included in Exhibit 5).


23.4     Consent of McGlinchey Stafford Lang (included in Exhibit 8).


23.5 Consent of National Capital Corporation (included in Appendix B to Prospectus/Proxy Statement).

27       Selected Financial Data.

28       Power of Attorney.

99       Form of Proxy.

* Indicates exhibit to be filed by amendment.

ITEM 22.  UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                 Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                 (iii) To include any material information with respect to the plan or distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, when applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      (1)     The undersigned Registrant hereby undertakes as follows:  that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(f) The undersigned Registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gulfport, State of Mississippi, this 29th day of November, 1994.


                                     HANCOCK HOLDING COMPANY
                                     (Registrant)

                                     By: /s/ LEO W. SEAL, JR.
                                         Leo W. Seal, Jr.,
                                         President and Chief Financial Officer

                                     By: /s/ GEORGE A. SCHLOEGEL
                                         George A. Schloegel
                                         Director and Vice Chairman of the Board

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signatures                                              Title                                      Date
- ----------                                              -----                                      ----
By: /s/ JOSEPH F. BOARDMAN, JR.*                   Chairman of the                            November 29, 1994
    -----------------------------------           Board and Director
    Joseph F. Boardman, Jr.

By: /s/ THOMAS W. MILNER, JR.*                         Director                               November 29, 1994
    -----------------------------------
    Thomas W. Milner, Jr.

By: /s/ DR. HOMER C. MOODY, JR.*                       Director                               November 29, 1994
    -----------------------------------
    Dr. Homer C. Moody, Jr.

By: /s/ A. F. DANTZLER*                                Director                               November 29, 1994
    -----------------------------------
    A. F. Dantzler

By: /s/ VICTOR MAVAR*                                  Director                               November 29, 1994
    -----------------------------------
    Victor Mavar

By: /s/ CHARLES H. JOHNSON*                            Director                               November 29, 1994
    -----------------------------------
    Charles H. Johnson

By: /s/ L. A. KOENENN, JR.*                            Director                               November 29, 1994
    -----------------------------------
    L. A. Koenenn, Jr.

By: /s/ LEO W. SEAL, JR.                      President, Chief Financial                      November 29, 1994
    -----------------------------------          Officer and Director
    Leo W. Seal, Jr.




* /s/ GEORGE A. SCHLOEGEL                                                                     November 29, 1994
  -----------------------------------
      George A. Schloegel
        Attorney-in-Fact


                               INDEX TO EXHIBITS


EXHIBIT NO.                                          DESCRIPTION                                                 SEQUENTIAL PAGE NO.
- -----------                                          -----------                                                 -------------------
     2        Agreement and Plan of Reorganization dated August 20, 1994 among Hancock Holding Company and First Denham Bancshares, Inc. (included as
              Appendix A to the Prospectus/Proxy Statement).  . . . . . . . . . . . . . . . . . . . . . . .

     3.1      Amended and Restated Articles of Incorporation dated November 8, 1990
              (filed as Exhibit 3.1 to the Registrant's Form 10-K for the year ended December 31,
              1990, and incorporated herein by reference).  . . . . . . . . . . . . . . . . . . . . . . . .

     3.2      Bylaws of Hancock Holding Company restated through November 8, 1990 (filed as
              Exhibit 3.2 to the Registrant's Form 10-K for the year ended
              December 31, 1990, and incorporated herein by reference).   . . . . . . . . . . . . . . . . .

     3.3      Articles of Amendment to the Articles of Incorporation
              of Hancock Holding Company, dated October 16, 1991 (filed as
              Exhibit 4.1 to the Registrant's Form 10-Q for the quarter
              ended September 30, 1991, and incorporated herein by
              reference).   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     3.4      Articles of Correction, filed with Mississippi Secretary of
              State on November 15, 1991 (filed as Exhibit 4.2 to the
              Registrant's Form 10-Q for the quarter ended September 30, 1991, and incorporated herein by reference).  . . . . . . . . . . . . . . . . . . . . . . . . . . .

     3.5      Articles of Amendment to the Articles of Incorporation of Hancock
              Holding Company, adopted February 13, 1992 (filed as Exhibit 3.5 to the Registrant's Form 10-K for the year ended December 31, 1992, and incorporated herein by reference).  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     3.6      Articles of Correction, filed with the Mississippi Secretary of
              State on March 2, 1992 (filed as Exhibit 3.6 to the Registrant's Form
              10-K for the year ended December 31, 1992, and incorporated herein by reference).  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     4.1      Specimen stock certificate (reflecting change in par value from $10.00 to $3.33, effective March 6, 1989)(filed as Exhibit 4.1 to the Registrant's Form 10-Q for the quarter ended March 31, 1989, and incorporated herein by reference).  . . . . . . . .

     5        Opinion of Heidelberg & Woodliff, P.A. to the legality of the shares being registered.  . . .

     8        Opinion of McGlinchey Stafford Lang regarding certain tax matters.  . . . . . . . . . . . . .

     10.1     Description of Hancock Bank Executive Supplemental Reimbursement Plan,
              as amended (provided on page 14 of the Registrant's definitive proxy statement for its annual shareholders' meeting on February 24, 1994, and incorporated
              herein by reference).   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     10.2     Description of Hancock Bank Automobile Plan (provided on page 14 of the
              Registrant's definitive proxy statement for its annual shareholders' meeting on February 24, 1994, and incorporated herein by reference).  . . . . . . . . . . . . . . . .

     10.3     Description of Deferred Compensation Arrangement for Directors (provided on pages 10-15 of the Registrant's definitive proxy statement for its annual shareholders'
              meeting on February 24, 1994, and incorporated herein by reference).  . . . . . . . . . . . .

     10.4     Site Lease Agreement between Hancock Bank and City of Gulfport, Mississippi dated as of March 1, 1989 (filed as Exhibit 10.4 to the Registrant's
              Form 10-K for the year ended December 31, 1989, and incorporated
              herein by reference).   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     10.5     Project Lease Agreement between Hancock Bank and City of Gulfport,
              Mississippi dated as of March 1, 1989 (filed as Exhibit 10.5 to the Registrant's
              Form 10-K for the year ended December 31, 1989, and incorporated herein by
              reference).   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     10.6     Deed of Trust dated as of March 1, 1989 from Hancock Bank to Deposit
              Guaranty National Bank as trustee (filed as Exhibit 10.6 to the Registrant's

              Form 10-K for the year ended December 31, 1989, and incorporated herein by reference).  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     10.7     Trust Indenture between City of Gulfport, Mississippi and Deposit Guaranty
              National Bank dated as of March 1, 1989 (filed as Exhibit 10.7 to the Registrant's
              Form 10-K for the year ended December 31, 1989, and incorporated herein by reference).  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     10.8     Guaranty Agreement dated as of March 1, 1989 from Hancock Bank to Deposit
              Guaranty National Bank as trustee (filed as Exhibit 10.8 to the Registrant's
              Form 10-K for the year ended December 31, 1989, and incorporated herein by reference).  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     10.9     Bond Purchase Agreement dated as of February 23, 1989, among Hancock Bank,
              J.C. Bradford & Co. and City of Gulfport, Mississippi (filed as Exhibit 10.9 to the Registrant's Form 10-K for the year ended December 31, 1989, and incorporated herein by reference).  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     10.10    Dividend Reinvestment and Stock Purchase Plan (filed as Form S-3 Registration
              Statement, Commission No. 33-31782 on October 26, 1989, as amended on
              March 20, 1991, and incorporated herein by reference).  . . . . . . . . . . . . . . . . . . .

     21       Subsidiaries of the Registrant (filed as Exhibit 22 to the Registrant's
              Form 10-K for the year ended December 31, 1993, and incorporated herein by reference).  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     23.1     Consent of Deloitte & Touche, LLP   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     23.2     Consent of Hannis T. Bourgeois & Co., L.L.P.  . . . . . . . . . . . . . . . . . . . . . . . .

     23.3     Consent of Heidelberg & Woodliff, P.A. (included in Exhibit 5). . . . . . . . . . . . . . . .

     23.4     Consent of McGlinchey Stafford Lang (included in Exhibit 8).  . . . . . . . . . . . . . . . .

     23.5     Consent of National Capital Corporation (included in Appendix B to Prospectus/Proxy
              Statement). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     27       Selected Financial Data.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     28       Power of Attorney.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     99       Form of Proxy.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .


* Indicates exhibit to be filed by amendment.